    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 1997


                                                      REGISTRATION NO. 333-30227
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                                 AUTOCYTE, INC.
             (Exact name of Registrant as specified in its charter)

                            ------------------------

           DELAWARE                         3826                        56-1995728
 (State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
      of incorporation or        Classification Code Number)      Identification Number)
          organization)

                            ------------------------

      112 ORANGE DRIVE, ELON COLLEGE, NORTH CAROLINA 27244 (910) 584-0250 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            ------------------------

                             JAMES B. POWELL, M.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 AUTOCYTE, INC.
                                112 Orange Drive
               Elon College, North Carolina 27244  (910) 584-0250
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies to:

           WILLIAM T. WHELAN, ESQ.                      JONATHAN L. KRAVETZ, ESQ.
              PALMER & DODGE LLP                       MINTZ, LEVIN, COHN, FERRIS,
              One Beacon Street                          GLOVSKY AND POPEO, P.C.
         Boston, Massachusetts 02108                       One Financial Center
                (617) 573-0100                         Boston, Massachusetts 02111
                                                              (617) 542-6000

                            ------------------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED AUGUST 22, 1997


                                3,100,000 SHARES

                                [AUTOCYTE LOGO]

                                  COMMON STOCK

     The 3,100,000 shares of common stock, par value $0.01 per share (the "Common Stock"), offered hereby (this "Offering") are being offered by AutoCyte, Inc. ("AutoCyte" or the "Company"). Prior to this Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price.

     Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "ACYT."

     FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" ON PAGES 6 TO 16.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                                                                     UNDERWRITING
                                                PRICE TO            DISCOUNTS AND           PROCEEDS TO
                                                 PUBLIC              COMMISSIONS*             COMPANY+
Per Share................................           $                     $                      $
Total++..................................      $                     $                      $

---------------

* The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

+ Before deducting expenses of this Offering payable by the Company estimated to be $885,000.

++ The Company has granted the Underwriters a 30-day option to purchase up to
   465,000 additional shares
   of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option
   is exercised in full, the total price to public will be $          , the
   total underwriting discounts
   and commissions will be $          and the total proceeds to Company will be
   $          . See "Underwriting."

                            ------------------------
     The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that delivery of the Common Stock offered hereby will be made at the offices of Dillon, Read & Co. Inc., New York, New
York, on or about           , 1997, against payment therefor. The Underwriters
include:

DILLON, READ & CO. INC.                                           UBS SECURITIES

                The date of this Prospectus is           , 1997

                                    [IMAGE]

AutoCyte(R) and CytoRich(R) are registered trademarks of the Company. All other trademarks and registered trademarks used in this Prospectus are the property of their respective owners.

--------------------------------------------------------------------------------
THE PREP AND SCREEN DEVICES ARE UNDER DEVELOPMENT FOR GYNECOLOGICAL USE AND HAVE NOT BEEN CLEARED OR APPROVED BY THE FDA FOR COMMERCIAL SALE FOR SUCH USE IN THE UNITED STATES. THE PROCESS OF OBTAINING FDA CLEARANCE OR APPROVAL MAY BE LENGTHY, AND THERE CAN BE NO ASSURANCE THAT PREP OR SCREEN WILL BE CLEARED OR APPROVED FOR GYNECOLOGICAL USE BY THE FDA.
--------------------------------------------------------------------------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZATION, SYNDICATE COVERING TRANSACTIONS AND IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

[Graphics on 4 page gatefold of Prospectus:

Inside Front Cover:

(i) picture of slide prepared by conventional Pap smear process and magnified view of portion of such slide next to picture of slide prepared by AutoCyte PREP and magnified view of portion of such slide with the words "Conventional" and "AutoCyte PREP" superimposed across the applicable picture; presented underneath the following: "AutoCyte PREP," "Automated Monolayer Sample Preparation System," "designed to operate both as an independent sample preparation system and in conjunction with AutoCyte SCREEN as an integrated cervical cancer screening system" and

(ii) picture of PREP instrument presented above the following:

          Features                                  Benefits
          --------                                  --------

Liquid-based                             Minimizes lost diagnostic cells and
sample collection                        results in a more representative sample

Discrete staining function               Eliminates cross-contamination among
                                         cell samples

Monolayer slide sample                   Creates clearer, more homogeneous cell
                                         samples for interpretation and
                                         diagnosis

Batch processing and unattended          Produces 48 slides per hour and
PREP instrument operation                enhances laboratory productivity

Multiple testing capability              May permit additional testing from a
                                         single sample (e.g., HPV testing)

Integration with SCREEN                  Allows computer assisted analysis


Page 2 and 3 of Inside Front Cover Gatefold:

(i) title stating "AutoCyte PREP and AutoCyte SCREEN, The AutoCyte Integrated Cervical Cancer Screening System vs. Conventional Pap Smears"; followed by the words

(ii) "Conventional Pap Smear Process" followed by (a) picture of clinician smearing sample onto a slide, with the caption "Clinician Collects and Smears Sample, Many diagnostic cells remain on sampling device, Cell distortion from air drying, Variability in sample quality"; followed by (b) picture of stained slide, with the caption "Manual Batch Staining, Inconsistent staining and cell obscuration, Risk of cross-contamination, Lack of additional testing capability"; followed by (c) picture of person viewing microscope with caption "Cytologist Manually Reviews Slide, Obscured cells difficult to interpret, Productivity constraints, Potential for Fatigue"; followed by (d) picture of slides in a box with the caption "Slides Manually Archived"; followed by

(iii) the words "AutoCyte Preparation and Screening System" followed by (a) picture of a collection vial with the caption "Clinician Collects Sample/Places Sampling Device in Vial, Substantially all diagnostic cells retained in vial of proprietary preservative fluid, Virtually eliminates air drying"; followed by
(b) picture of slide prepared by PREP with the caption "PREP Prepares Monolayer Slide, More uniform cell distribution, Standardized, discrete staining, Additional testing capability"; followed by (c) picture of person viewing SCREEN monitor preceded by the words "Manual and/or SCREEN System Review" and with the caption "SCREEN Supports Cytotechnologist Review, Proprietary interactive computer and Cytotechnologist interpretation, Designed for greater sensitivity by having dual cytotechnologist and computer diagnoses, Designed to improve productivity"; followed by picture of computers with the caption "Image Electronically Archived and/or Transmitted, Supplements manual storage, Interfaces with Pathology Workstation applications"; followed by

(iv) the following boxed legend: "The PREP and SCREEN devices are under development for gynecological use and have not been cleared or approved by the FDA for commercial sale for such use in the United States. The process of obtaining FDA clearance or approval may be lengthy, and there can be no assurance that PREP or SCREEN will be cleared or approved for gynecological use by the FDA."

Inside Back Cover:

(i) picture of example of image of cells as presented by SCREEN preceded by the title "AutoCyte SCREEN, Automated Image Analysis System, designed as an interactive support tool for the cytology professional in the screening of cervical cells"; followed by

(ii) picture of person viewing SCREEN monitor above to the following:


          Features                                  Benefits
          --------                                  --------

Dual, interactive computer and            Designed for improved diagnostic
  cytotechnologist interpretation           sensitivity

Complete slide examination on a           Designed to reduce cytotechnologist
  high throughput basis                     screening time, thereby increasing
                                            productivity
High resolution computer images
  of monolayer slides                     Enables easier evaluation of
                                            diagnostic cells
Off-the-shelf computer hardware
  platform                                More flexibility and lower cost
                                            components
Integration with PREP
                                          Allows computer assisted analysis of
                                            monolayer slides

followed by

(iii) the following boxed legend: "The PREP and SCREEN devices are under development for gynecological use and have not been cleared or approved by the FDA for commercial sale for such use in the United States. The process of obtaining FDA clearance or approval may be lengthy, and there can be no assurance that PREP or SCREEN will be cleared or approved for gynecological use by the FDA."

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus
(i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects a 1-for-2.033 reverse split of the Common Stock effected on June 27, 1997 and (iii) reflects the conversion of all outstanding shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") into an aggregate of 4,881,936 shares of Common Stock effective upon the closing of this Offering. See "Description of Capital Stock," "Underwriting" and Notes to Financial Statements. Where the context permits or requires, references to the Company also include the cytology and pathology automation business as conducted by the Company's predecessor, Roche Image Analysis Systems, Inc. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors discussed under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     AutoCyte, Inc. ("AutoCyte" or the "Company") develops, manufactures and markets the only integrated automated sample preparation and image analysis system to support cytotechnologists and pathologists in cervical cancer screening. The Company is currently pursuing regulatory approval of its products for sale in the United States and has begun sales in several foreign countries. The Company's integrated system is comprised of the AutoCyte PREP ("PREP") sample preparation system and the AutoCyte SCREEN ("SCREEN") image analysis system. PREP is a proprietary automated liquid-based sample preparation system that produces slides with a homogeneous layer, or "monolayer," of cervical cells. The Company believes PREP will improve laboratory productivity and significantly reduce interpretation errors by producing cell samples that are clearer, more uniform and easier to interpret than conventional Pap smear samples. PREP is designed to operate both as an independent sample preparation system and in conjunction with SCREEN as part of an integrated diagnostic system. SCREEN is an automated image analysis system which combines proprietary imaging technology and classification software with off-the-shelf computer hardware to screen slides prepared using PREP. SCREEN is designed to be an interactive support tool for the cytology professional in the primary screening of cervical cells and may also serve quality control and adjunctive testing purposes. By designing PREP and SCREEN to function together, AutoCyte has developed a system which the Company believes will operate with higher throughput and greater diagnostic sensitivity than the conventional Pap smear test and other cervical cancer screening systems.

     Cervical cancer is the second most common form of cancer among women throughout the world. The World Health Organization estimates that worldwide there were approximately 525,000 new cases of cervical cancer and approximately 247,000 deaths attributable to the disease in 1996. The American Cancer Society estimates that, in the United States, approximately 14,500 new cases will be diagnosed and 4,800 women will die of cervical cancer in 1997. Because treatment of cervical cancer at an early stage is very often successful, regular cervical cancer screening examinations are recommended in the United States and many foreign countries. The Pap smear test is currently the most widely used screening test for cervical cancer. It is estimated that clinical laboratories in the United States perform over 50 million conventional Pap smears annually, and the Company believes that the annual test volume outside of the United States is in excess of 50 million.

     Notwithstanding the success of the conventional Pap smear in reducing deaths related to cervical cancer, the test has significant limitations which result in inaccurate test results and inefficiencies in the health care system. These limitations include inadequacies in sample collection and slide preparation, as well as slide detection and interpretation errors, all of which can lead to false negative and false positive diagnoses. In addition, the conventional Pap smear slide cannot be used for additional diagnostic tests and impedes laboratory productivity, increasing testing costs for clinical laboratories and third-party payors. The Company believes that, in the United States, these limitations contribute to an estimated $5.0 billion in annual costs associated with the treatment of advanced precancerous and
--------------------------------------------------------------------------------
cancerous cervical disease. Additional costs are also incurred by third-party payors due to repeat testing and by clinical laboratories due to litigation associated with inaccurate diagnoses.

     The Company believes that the PREP system will offer advantages relative to both the conventional Pap smear process and competing monolayer technologies. The system is designed to provide more complete sample collection, improved sample quality and enhanced cytotechnologist productivity. The Company places PREP systems with customers through both sales of the PREP system and rentals which include minimum monthly purchases of reagents and other disposables. The Company has placed ten PREP systems for general, commercial cervical cytology applications in France, Switzerland and Australia which collectively have produced over 100,000 monolayer slides in the past 18 months. The Company believes that SCREEN's proprietary, interactive classification approach, which combines computer analysis with expert review by the cytotechnologist, will reduce detection and interpretation errors and improve the likelihood of acceptance by laboratory personnel. The Company places SCREEN instruments without charge at customer locations and charges customers on a per test basis. The Company has placed SCREEN systems for general, commercial use in clinical laboratories in Australia which have screened over 25,000 PREP slides in the past 18 months.

     The Company cannot market the PREP or SCREEN systems in the United States for use in preparing or screening monolayer slides for cervical cancer until premarket approval applications ("PMAs") are approved by the United States Food and Drug Administration (the "FDA"). The Company submitted a PMA for PREP to the FDA on May 12, 1997. The PREP PMA was accepted for substantive review by the FDA on June 11, 1997. In notifying the Company that the PREP PMA had been accepted for such review, the FDA informed the Company that the PMA would not be submitted to its Medical Devices Advisory Panel for review since information in the PMA substantially duplicated information previously reviewed by the panel in a PMA submitted by a different company relating to an alternative monolayer slide preparation product. An FDA review of a PMA typically takes from one to two years from the date the PMA is filed, but may take significantly longer if the FDA requests additional information and any major amendments to the PMA are filed. While the Company believes that the FDA review of the PREP PMA may be shorter than is typical because the PMA will not be submitted to its Medical Devices Advisory Panel and because of the FDA's familiarity with certain information in the PREP PMA, there can be no assurance that the FDA's review will not be as long or longer than the typical time period for FDA review or that the PMA will be approved at all. The Company has also begun clinical trials for SCREEN and anticipates submitting a PMA for SCREEN to the FDA by late 1997 or early 1998.

     The PREP PMA is supported by the clinical testing of 8,983 patients from eight clinical trial sites. The combined data indicated improvements in specimen adequacy using PREP relative to the conventional Pap smear by reducing the number of slides that were unsatisfactory for interpretation or that were satisfactory but limited by certain factors by 39% and 44%, respectively. The PREP clinical data also indicated statistically significant improvements relative to the conventional Pap smear in (i) screening sensitivity (the detection of disease), (ii) reducing false negative diagnoses (the failure to detect cancerous or precancerous cells) and (iii) reducing inconclusive diagnoses. In further analysis of the clinical trial data following submission of the PMA to the FDA, the Company sought to control for potential cytotechnologist bias by removing from the analysis all cell samples from patients known by the cytotechnologist as having a clinical history of abnormality in a previous Pap smear test. An analysis of the remaining 6,196 cases revealed that, as compared to the conventional Pap smear, PREP indicated greater screening sensitivity with a 17% improvement in the detection of disease and an improvement in the rate of false negative diagnoses with a 46% reduction in such errors by the cytotechnologist.

     Autocyte's long-term strategy encompasses an initiative into the broader pathology automation market. The Company has developed the Pathology Workstation, a multi-purpose computerized microscope, as a platform for applications such as image management, archiving and telecommunication and the automated relocation of cells previously detected and classified by SCREEN. The marketing and sale of certain applications for the Pathology Workstation, including diagnostic applications, will require FDA approval of a PMA or clearance of a premarket notification. Image storage and archival applications currently being marketed by the Company are treated as exempt from the premarket notification requirements by the FDA. Additionally, the Company's research and development programs are focused on (i) continued enhancement of the PREP instrument, related reagents and disposables and further automation of the slide preparation and handling process and (ii) continued development of the next generation SCREEN product.


     AutoCyte was formed in October 1996 to acquire the cytology and pathology automation business then owned by Roche Image Analysis Systems, Inc. ("RIAS"), a wholly-owned subsidiary of Roche Holding Ltd ("Roche"). Roche had previously operated such business as part of Roche Biomedical Reference Laboratories, Inc., a predecessor company to Laboratory Corporation of America Holdings, the largest clinical laboratory chain in the United States and formerly a wholly-owned subsidiary of Roche. The business was acquired from RIAS in November 1996 in exchange for 3.7 million shares of the Company's Common Stock. Contemporaneously with this acquisition, Ampersand Ventures and the Sprout Group, together with certain members of the Company's management and other investors, purchased
$9.8 million of Series A Preferred Stock. Included in the management group making an equity investment in the Company was Dr. James B. Powell, the Company's Chief Executive Officer and a former President and Chief Executive Officer of LabCorp and RBL. Holders of the Series A Preferred Stock are entitled to certain rights, including a preference upon liquidation of the Company, redemption rights, a right to elect two directors to the Company's Board of Directors and other special voting rights, registration rights, rights of first refusal and other rights. Upon the consummation of this Offering, all of the issued and outstanding shares of Series A Preferred Stock will convert into Common Stock and all of the foregoing rights and privileges (other than the registration rights with respect to converted Common Stock described elsewhere in this Prospectus) will terminate. The PREP, SCREEN and Pathology Workstation technologies had been under development by RIAS or other Roche affiliates for several years prior to the acquisition by the Company. From 1990 to 1996, Roche invested more than $50 million in the cytology and pathology automation business, including over $30 million since the beginning of 1994. Upon the closing of this Offering, Roche will own approximately 25% of the outstanding Common Stock of the Company. Additional information concerning the investment in the Company at the time of the acquisition of the business by the Company is set forth below.



                                                      VALUE OF
                                                   INVESTMENT UPON
                                     AMOUNT        CLOSING OF THIS
    INVESTOR/SOURCE OF FUNDS       INVESTED($)    OFFERING($)(1)(2)         USE OF INVESTED FUNDS
--------------------------------   -----------    -----------------    --------------------------------
Ampersand Specialty Materials
  and Chemicals III Limited
  Partnership and certain
  related entities
  ("Ampersand").................    4,000,000         25,386,114       Continued research and
                                                                       development of Company
Sprout Capital VII, L.P. and                                           products, preparation of PREP
  certain related entitles                                             PMA, clinical trials for PREP
  ("Sprout")....................    4,000,000         25,386,101       and SCREEN and other general
                                                                       corporate purposes
Allemanni, LLC ("Allemanni")....    1,445,000         16,082,521
Other members of management and
  other investors ("Others")....      475,000          3,014,518


---------------

(1) Based upon an assumed initial public offering price of $13.00 per share.


(2) The value of all shares of stock and convertible securities held by each of the above investors as of August 1, 1997 (assuming the full vesting and exercise of all convertible securities held as of such date) at an assumed initial public offering price of $13.00 per share is $26,288,587, $26,288,574, $25,919,855 and $9,345,024 for Ampersand, Sprout, Allemanni and
    Others, respectively.

     The Company's executive offices are located at 112 Orange Drive, Elon College, North Carolina 27244, and its telephone number is (910) 584-0250.

                                  THE OFFERING

Common Stock offered by the Company..........................  3,100,000 shares
Common Stock to be outstanding after this Offering...........  12,261,325 shares(1)
Use of proceeds..............................................  To fund sales and marketing activities, research and development, capital
                                                               expenditures, clinical trials, working
                                                               capital requirements and other general
                                                               corporate purposes
Proposed Nasdaq National Market symbol.......................  ACYT

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                  PREDECESSOR(2)                              PRO FORMA
                         ---------------------------------    AUTOCYTE        COMBINED
                                              PERIOD FROM    PERIOD FROM   PREDECESSOR AND      SIX MONTHS ENDED
                            YEARS ENDED       JANUARY 1,    NOVEMBER 22,      AUTOCYTE              JUNE 30,
                            DECEMBER 31,     1996 THROUGH   1996 THROUGH     YEAR ENDED     -------------------------
                         ------------------  NOVEMBER 21,   DECEMBER 31,    DECEMBER 31,        1996          1997
                           1994      1995        1996           1996           1996(3)      (PREDECESSOR)  (AUTOCYTE)
                         --------  --------  -------------  -------------  ---------------  -------------  ----------
STATEMENT OF OPERATIONS DATA:
  Net sales............. $  3,396  $  3,396    $   1,747       $   129        $   1,876        $   909      $    899
  Gross profit (loss)...      796       982       (1,049)           17           (1,032)           197           131
  Research and
    development.........    3,605     5,074        3,908           458            4,366          1,929         2,311
  Selling, general and
    administrative......    8,479     7,895       11,966           525           12,491          3,069         3,113
  Operating loss........  (11,288)  (11,987)     (16,923)         (966)         (17,889)        (4,801)       (5,293)
  Net loss.............. $(11,288) $(11,987)   $ (16,923)      $  (923)       $ (17,846)       $(4,801)     $ (6,564)
                         ========  ========    =========       =======        =========        =======      ========
  Net loss per
    share(4)............                                       $ (0.09)       $   (1.73)                    $  (0.64)
                                                               =======        =========                     ========
  Shares used in
    computing net loss
    per share(4)........                                        10,311           10,311                       10,311
                                                               =======        =========                     ========



                                                                                              JUNE 30, 1997
                                                                                      ------------------------------
                                                                                      ACTUAL        AS ADJUSTED(5)
                                                                                      -------     ------------------
BALANCE SHEET DATA:
  Cash and cash equivalents.......................................................    $ 5,449          $ 42,043
  Working capital.................................................................      5,907            42,501
  Total assets....................................................................     12,772            49,366
  Redeemable convertible preferred stock..........................................      9,982                --
  Total stockholders' equity......................................................        852            47,428


---------------
(1) Based on the number of shares outstanding at June 30, 1997. Excludes (i) 990,465 shares of Common Stock issuable upon the exercise of options outstanding at June 30, 1997 at a weighted average exercise price of $0.2033 per share, of which options to purchase 108,637 shares of Common Stock were exercisable, and (ii) 207,291 shares of Common Stock issuable upon exercise of warrants outstanding at June 30, 1997 at an exercise price of $2.033, all of which were exercisable. See "Capitalization," "Management -- Stock Plans" and Note 8 of Notes to Company's Financial Statements.
(2) Reflects the operations of the cytology and pathology automation business as conducted by the Company's predecessor, Roche Image Analysis Systems, Inc. ("RIAS").
(3) Reflects the operations of the cytology and pathology automation business as conducted by RIAS from January 1, 1996 through November 21, 1996 and the operations of the Company from November 22, 1996 through December 31, 1996.
(4) See Note 9 of Notes to the Company's Financial Statements for information concerning the computation of net loss per share and shares used in computing net loss per share.
(5) As adjusted to give effect to sale of the 3,100,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share and the application of the net proceeds therefrom. Also reflects the automatic conversion of all outstanding shares of Series A Preferred Stock into shares of Common Stock contemporaneously with the closing of this Offering. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock.

EARLY STAGE OF DEVELOPMENT; LIMITED SALES TO DATE

     The Company was formed in October 1996 and on November 22, 1996 acquired the cytology and pathology automation business as conducted by RIAS, a wholly-owned subsidiary of Roche Holding Ltd. Following the acquisition, the Company formed a new management team. Neither of the Company's two principal products, PREP or SCREEN, has received FDA approval for its principal intended use. No significant revenues have been generated from sales of those products, and the Company's Pathology Workstation has produced only limited revenues. Prior to November 1996, substantially all of the assets and business of the Company were owned by RIAS, and the business was financed through contributions of capital by Roche and limited product sales. Since November 1996, the Company has financed its operations through private sales of equity securities and limited product sales. To achieve profitable operations, the Company, alone or with others, must successfully develop, obtain regulatory approval for, introduce, market and sell products. There can be no assurance that the required regulatory approvals will be obtained in a timely manner or at all, that the Company's product candidates can be manufactured at an acceptable cost and with acceptable quality, that any approved products can be successfully marketed or that the Company can successfully establish suitable internal financial controls and other infrastructure necessary to support substantial commercial operations. The Company's failure to successfully market and sell its products would have a material adverse effect on the Company's future revenues and profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

UNCERTAINTIES REGARDING FDA APPROVAL


     The Company must obtain approval of PMAs by the FDA before the Company's principal products may be marketed in the United States for their primary intended use. None of the Company's principal products has yet received such approval. A failure or delay in receiving any such approval would have a material adverse effect on the Company's business, financial condition and results of operations. The Company submitted a PMA for PREP to the FDA in May 1997, which was accepted for substantive review by the FDA on June 11, 1997. Although the FDA informed the Company that the PMA will not be submitted to its Medical Devices Advisory Panel for review, there can be no assurance that the FDA will not change its position and require review by the panel, which could delay FDA review of the PMA. In addition, there can be no assurance that the FDA will approve the PREP PMA in a timely manner or at all, or that any approval will include the claims for which the Company is seeking approval. The Company is currently conducting clinical trials for SCREEN and anticipates submitting a PMA for SCREEN to the FDA by the end of 1997 or early 1998. There can be no assurance that these clinical trials will be completed or, if completed, will show that the device is safe or effective, or that any PMA for SCREEN will be submitted to the FDA or, if submitted, will be accepted or approved or, if approved, will be approved in a timely manner, or for the claims for which the Company seeks approval. The Company anticipates that certain Pathology Workstation applications, including diagnostic applications, will also require FDA approval of PMAs or clearance of premarket notifications ("510(k)s"). In addition to obtaining approval of the initial PMA, the FDA's regulations require agency approval of a PMA supplement for certain changes if they affect the safety and effectiveness of the device, including, but not limited to: new indications for use; the use of a different facility or establishment to manufacture, process or package the device; changes in manufacturing methods or quality control systems; changes in vendors used to supply components of the device; changes in performance or design specifications, and certain labeling changes.


     The process of obtaining FDA approvals of PMAs for medical devices such as the Company's products can be time-consuming, expensive and uncertain, frequently requiring as much as five to seven years or more from the commencement of clinical trials to the receipt of PMA approval. The Company has only limited experience in submitting or pursuing applications necessary to gain FDA approval of a PMA. The Company may encounter unanticipated delays or significant unanticipated costs in its efforts to secure necessary approvals, and there can be no assurance that FDA approval of a PMA will ever be obtained for any of the Company's principal products for any use or that, if obtained, the claims for which the Company is seeking approval will be allowed. The Company's analysis of data obtained from preclinical and clinical studies is subject to confirmation and interpretation by the FDA. The FDA's statistical analyses of the Company's data may yield different results, including results that do not show statistical significance in the FDA's opinion. Such conclusions by the FDA could delay, limit or prevent approval of a PMA. The studies are also subject to evaluation by the FDA for compliance with its good clinical practice ("GCP") requirements. The Company has monitored and audited these studies for compliance with GCP requirements in anticipation of the inspections that the FDA will conduct prior to any approval of the PMA. The audits identified potential issues which the Company addressed by adding additional documentation to its GCP file. There can be no assurance, however, that the FDA will find the clinical studies to be in sufficient compliance with its GCP requirements and acceptable to support approval of the PMA for PREP. The facilities at which a device requiring PMA approval is manufactured are subject to pre-approval inspection by the FDA for compliance with its quality system regulations, the results of which inspection could delay, limit or prevent FDA approval of a PMA. The Company has had its facilities audited for compliance with these requirements in anticipation of the inspection that the FDA will conduct prior to any approval of the PMA for PREP. The audit identified issues which the Company is addressing, principally by adding documentation to its manufacturing and other files. There can be no assurance, however, that the FDA will find the facilities to be in compliance with its quality system regulations and acceptable for approval of the PMA. In addition, United States legislative or administrative actions also could prevent or delay approval of PMAs for the Company's products. Even if FDA approval of a PMA is obtained, such approval may include significant limitations on the indicated uses for which a product may be marketed. A marketed product also is subject to continual FDA and other regulatory agency review and regulation. Subsequent discovery of previously unknown problems or failure to comply with the applicable regulatory requirements can result in, among other things, fines; the refusal of the FDA to approve PMAs; suspensions or withdrawals of approvals; product recalls; operating restrictions, including total or partial suspension of production, distribution, sales and marketing; injunctions; civil penalties; product seizures and criminal prosecution of the Company, its officers and its employees. The Company's failure to obtain or maintain FDA regulatory approval for its products in a timely manner, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

UNCERTAINTY OF MARKET ACCEPTANCE OF THE COMPANY'S PRINCIPAL PRODUCTS

     The Company's success and growth will depend primarily on market acceptance of PREP and SCREEN for their primary intended use in cervical cancer screening by clinical laboratories, third-party payors and health care providers. Market acceptance will depend on the Company's ability to demonstrate to these parties that there are limitations in the conventional Pap smear process of sample collection, slide preparation and screening, and that AutoCyte's products can substantially overcome these shortcomings. There can be no assurance that the Company will be able to successfully demonstrate that use of its products is cost competitive compared to the use of the conventional Pap smear process. Recently, other companies have introduced systems for screening conventional Pap smear slides that such companies claim will substantially improve the likelihood of an accurate diagnosis. The widespread adoption of such systems could impair the Company's ability to market the Company's products and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that clinical laboratories, third-party payors, and health care providers will choose to accept the Company's products as a replacement to conventional Pap smear collection and slide preparation practices or alternative cervical cancer screening systems. Even if the Company's products were to gain market acceptance, sales of the Company's products would depend to a large extent on the availability and level of reimbursement from

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

third-party payors, such as private insurance plans, managed care organizations and Medicare and Medicaid. See "Business -- Marketing and Sales,"
"-- Third-Party Reimbursement" and "-- Competition."

COMPETITION; TECHNOLOGICAL CHANGE

     The cervical cancer diagnostic market is comprised of the widely used conventional Pap smear procedure and alternative technologies, some of which have already received FDA approval and are, in certain cases, considered superior to the conventional Pap smear. The Company faces direct competition from a number of publicly-traded and privately-held companies, including other manufacturers of monolayer slide preparation and automated screen imaging systems. The Company competes on the basis of a number of factors in areas in which the Company currently has limited experience, including manufacturing efficiency, marketing and sales capabilities and customer service and support. The Company's products could be rendered obsolete or uneconomical by technological advances of the Company's current or future competitors, the introduction and market acceptance of competing products or by other approaches. Many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, distribution and technical resources than the Company, and more experience in research and development, clinical trials, regulatory matters, customer support, manufacturing and marketing. In addition, several of these competitors have received third-party reimbursement for their products. The Company's primary competitor in monolayer slide preparation is Cytyc Corporation ("Cytyc"). Cytyc's ThinPrep(R) 2000 is currently the only liquid-based monolayer sample preparation system approved by the FDA for cervical cytology applications. In automated screening for cervical cancer, the Company faces direct competition from a number of companies, including NeoPath, Inc. ("NeoPath") and Neuromedical Systems, Inc., both of which currently market imaging systems to reexamine or rescreen conventional Pap smear slides previously diagnosed as negative. There can be no assurance that the Company will be able to compete successfully against these current or future competitors or that competition, including the development and commercialization of new products and technologies, will not have a material adverse effect on the Company's business, financial condition and results of operations. In June 1997, Cytyc announced that it had entered into a multi-year agreement for ThinPrep 2000 with Quest Diagnostics, Inc. ("Quest"), one of the three large national chain laboratories. In November 1996, Cytyc and NeoPath announced the completion of a joint study of the feasibility of screening cervical specimens using Cytyc's ThinPrep 2000 in conjunction with NeoPath's AutoPap(R) QC automated imaging system. The agreement with Quest and the development and commercialization of a combined product with NeoPath may make it more difficult for the Company to promote PREP and could have a material adverse affect on the Company's business, financial condition and results of operations. See
"Business -- Competition."

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY


     The Company and its predecessor have incurred substantial losses totaling $56.8 million through June 30, 1997. The Company's accumulated deficit from inception through June 30, 1997 of approximately $7.5 million has resulted primarily from expenses associated with research and development activities, coordination of clinical trials, preparation and submission of the PMA for PREP and general and administrative expenses. The Company anticipates that its research and development and marketing and sales expenses will increase significantly in the future, and it expects to incur substantial losses over the next several years. There can be no assurance that the Company will ever be able to generate significant revenues from the sale of products. Moreover, even if the Company generates significant product revenues, there can be no assurance that the Company will be able to achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEPENDENCE ON A LIMITED NUMBER OF PRODUCTS

     The Company anticipates that sales and rentals of PREP and SCREEN for cervical cancer screening will account for the substantial majority of the Company's revenues if and when FDA approvals are obtained. The Company's long-term success will depend, in significant part, on its ability to obtain regulatory approval and achieve market acceptance of PREP and SCREEN in the United States for cervical cancer screening. There can be no assurance that the Company will obtain such regulatory approval and achieve market acceptance for PREP and SCREEN, and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF AVAILABILITY OF ADDITIONAL FINANCING

     Prior to being able to sustain its operations from the sale of its products, the Company believes that it may require additional funds, through lease arrangements, debt or equity financings, strategic alliances or otherwise, to manufacture a sufficient inventory of PREP and SCREEN, finance the placement of PREP and SCREEN instruments at customer sites, build the sales and marketing force necessary for market penetration of PREP and SCREEN and other expenses. The Company's future liquidity and capital requirements will depend upon numerous factors, including the progress and scope of clinical trials; the timing and costs of filing future regulatory submissions; the timing and costs required to receive both United States and foreign governmental approvals; the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights; the extent to which the Company's products gain market acceptance; the timing and costs of product introductions; the extent of the Company's ongoing research and development programs; the costs of training laboratory personnel to become proficient with the use of the Company's products; and, if necessary once regulatory approvals are received, the costs of developing marketing and distribution capabilities and manufacturing sufficient inventories of PREP. There can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. The Company's inability to fund its capital requirements would have a material adverse effect on the Company's business, financial condition and results of operations. To the extent that additional capital is raised through the sale of equity or securities convertible into equity, the issuance of such securities could result in dilution to the Company's existing stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON PATENTS, COPYRIGHTS, LICENSES AND PROPRIETARY RIGHTS; RISK OF THIRD-PARTY CLAIMS OF INFRINGEMENT

     The Company relies on a combination of patents, trade secrets, copyrights and confidentiality agreements to protect its proprietary technology, rights and know-how. The Company holds four issued United States patents and corresponding foreign patent applications and has one United States patent application pending, relating to various aspects of the Company's products. There can be no assurance, however, that pending patent applications will ultimately issue as patents or that the claims allowed in any of the Company's existing or future patents will provide competitive advantages for the Company's products or will not be successfully challenged or circumvented by competitors. Under current law, patent applications in the United States are maintained in secrecy until patents are issued, and patent applications in foreign countries are maintained in secrecy for a period after filing. The right to a patent in the United States is given to the first to invent, not the first to file a patent application. The Company cannot be sure that its products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications or that its products do not infringe any patents or proprietary rights of third parties. The Company is aware that several of its competitors hold several patents relating to automated screening and other aspects of the Company's technologies. The Company believes that PREP and SCREEN do not infringe these third-party patents and that certain of these third-party patents may be invalid. However, there can be no assurance that a court would rule that the Company's products do not infringe such third-party patents or would invalidate such third-party patents. The Company may incur substantial legal fees in defending against a patent infringement claim or in asserting claims of invalidity against third parties. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from selling its products or could be required to obtain licenses from the owners of such patents or be required to redesign its products to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. The Company's failure to obtain these licenses or to redesign its products would have a material adverse effect on the Company's business, financial condition and results of operations.

     There can be no assurance that the obligations of employees of the Company and third parties with whom the Company has entered into confidentiality agreements to maintain the confidentiality of trade secrets and proprietary information will effectively prevent disclosure of the Company's confidential information or provide meaningful protection for the Company's confidential information if there is unauthorized use or disclosure, or that the Company's trade secrets or proprietary information will not be independently developed by the Company's competitors. The Company also holds unregistered copyrights on documentation and operating software developed by it for its products. There can be no assurance that any copyrights owned by the Company will provide competitive advantages for the Company's products or will not be challenged or circumvented by its competitors. Litigation may be necessary to defend against claims of infringement, to enforce patents and copyrights of the Company, or to protect trade secrets and could result in substantial cost to, and diversion of efforts by, the Company. There can be no assurance that the Company would prevail in any such litigation. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. See "Business -- Patents, Copyrights, Licenses and Proprietary Rights."

EXTENSIVE GOVERNMENT REGULATION

     The Company's medical device products and manufacturing facilities are subject to stringent regulation by the FDA and by comparable authorities in other countries. Pursuant to the Federal Food, Drug and Cosmetic Act (the "FDC Act") and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution, sale, marketing, advertising and promotion of medical devices. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or comply with regulatory requirements applicable to the Company's products in the United States or internationally on a timely basis, or at all.

     The FDC Act strictly prohibits the promotion by a company and any of its distributors of approved medical devices for unapproved uses. Manufacturers of medical devices are subject to strict federal regulations regarding validation and the quality of manufacturing, including compliance with Quality System ("QS," formerly current good manufacturing practice or "GMP") regulations relating to design, testing, control and documentation, among other things. The Company's existing and future manufacturing facilities and manufacturing processes for the Company's products for cervical cancer screening or other applications will be required to comply with these and all other applicable FDA regulations, and with regulations imposed by other governments. Ongoing compliance with QS and other applicable regulatory requirements is monitored through periodic inspections by state and federal agencies, including the FDA, and by comparable agencies in other countries. Failure to comply with applicable United States and international regulatory requirements can result in the refusal of the relevant government agency to grant premarket approval for devices, suspension or withdrawal of approval, total or partial suspension of production, distribution, sales and marketing, fines, injunctions, civil penalties, recall or seizure of products, and criminal prosecution of a company and of its officers and employees. Furthermore, changes in existing regulations or adoption of new regulations or policies could prevent the Company from obtaining, or affect the cost and timing of, future regulatory approvals or clearances.

     The Company has only limited experience in complying with regulations governing its products and manufacturing facilities. Monitoring and maintaining compliance with government regulations will require substantial resources of the Company and may, at times, divert the attention of employees of the Company from other functions of the Company's operations. Even a temporary suspension of production or distribution imposed by regulatory authorities could have a material adverse effect on the Company as a result of the loss of business during the period of such suspension and potential damage to the Company's reputation with its direct customers, third-party payors, the medical community at large and regulatory authorities. The withdrawal of regulatory approval to market any of the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations.

     The laboratories to which the Company intends to market its products are subject to extensive regulation under the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"), which requires laboratories to meet specified standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The Company believes that its products operate in a manner that will allow laboratories purchasing the Company's products to comply with CLIA requirements. However, there can be no assurance that interpretations of current CLIA regulations or future changes in CLIA regulations would not make compliance by the laboratory difficult or impossible and therefore have an adverse effect on sales of the Company's products. See "Business -- Government Regulation."

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

     Sales of the Company's products for cervical cancer screening in the United States and other countries will depend on the availability of adequate reimbursement from third-party payors such as private insurance plans, managed care organizations and Medicare and Medicaid. There is significant uncertainty concerning third-party reimbursement for the use of any medical device incorporating new technology. There can be no assurance that third-party payors will provide such coverage, that reimbursement levels will be adequate, or that health care providers or clinical laboratories will use the Company's products for cervical cancer screening in lieu of the conventional Pap smear. Reimbursement by a third-party payor depends on a number of factors, including the level of demand by physicians and the payor's determination that the Company's products represent clinical advances compared to current technology, and are safe and effective, medically necessary, appropriate for specific patient populations and cost-effective. Because the up-front, direct costs of using the Company's products will initially be greater than the cost of the conventional Pap smear, the Company will need to convince third-party payors that the overall cost savings to the health care system, resulting from earlier detection of cervical cancer and reduction of unnecessary biopsies and colposcopies through improved specimen adequacy and otherwise, will more than offset the cost of the Company's products. Since reimbursement approval is required from each payor individually, seeking such approvals is a time-consuming and costly process which requires the Company to provide scientific and clinical data to support the use of the Company's products to each payor separately. There can be no assurance that third-party reimbursement will be available for PREP or SCREEN or any other products that may be developed by the Company, or that such third-party reimbursement, if obtained, will be adequate.

     A critical component in the reimbursement decision by most private insurers, state Medicaid agencies, and the United States Health Care Financing Administration, which administers Medicare, is the assignment of a Current Procedural Terminology ("CPT") code which is used in the submission of claims to insurers for reimbursement for medical services. CPT codes are assigned, maintained and revised by the CPT Editorial Board administered by the American Medical Association. The Company is aware that certain clinical laboratories using other gynecological monolayer systems have received reimbursement from certain third-party payors using existing CPT codes. The Company believes that the CPT Editorial Board is considering modifying an existing CPT code or establishing a separate CPT code which will be broad enough to include the PREP system. There can be no assurance, however, that the CPT Editorial Board will modify or establish such a CPT code on a timely basis, if at all. Failure to secure a modification to an existing code or secure the establishment of a separate code from the CPT Editorial Board could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has very limited experience in obtaining reimbursement for its products in the United States or other countries. In addition, third-party payors are routinely limiting reimbursement and coverage for medical devices and in many instances are exerting significant pressure on medical suppliers to lower their prices. Lack of or inadequate reimbursement by government and other third-

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

party payors for the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, health care reimbursement systems vary from country to country, and there can be no assurance that third-party reimbursement will be made available at an adequate level, if at all, for the Company's products under any other reimbursement system. See "Business -- Third-Party Reimbursement."

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on the principal members of its management and technical staff, the loss of whose services might impede achievement of the Company's strategic objectives. The Company's success will depend on its ability to retain key employees and to attract additional qualified employees. In addition, the Company intends to hire a significant number of additional sales and marketing and other personnel in late 1997 and thereafter. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain existing personnel or to attract, assimilate or retain additional highly qualified employees in the future. An inability to hire and retain qualified personnel in key positions would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management -- Executive Officers and Directors."

INTERNATIONAL SALES AND OPERATIONS RISKS

     The Company is currently selling its products to customers in France, Switzerland and Australia and intends to substantially expand its international sales in the future. While the Company is evaluating marketing and sales channels abroad, including contract sales organizations, distributors and marketing partners, the Company has very limited foreign sales channels in place. There can be no assurance that the Company will successfully develop significant international sales capabilities or that, if the Company establishes such capabilities, the Company will be successful in obtaining reimbursement or any regulatory approvals required in foreign countries. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, difficulties in staffing and managing international operations, changes in applicable laws, less favorable intellectual property laws, longer payment cycles, difficulties in collecting accounts receivable, fluctuations in currency exchange rates and potential adverse tax consequences. Foreign regulatory agencies often establish product standards different from those in the United States and any inability to obtain foreign regulatory approvals on a timely basis, if at all, could have a material adverse effect on the Company's international business operations. Additionally, if significant international sales occur, the Company's business, financial condition and results of operations could be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates. There can be no assurance that the Company will be able to successfully commercialize its products or any future products in any foreign market. See "Business -- Marketing and Sales,"
"-- Third-Party Reimbursement" and "-- Government Regulation."

LIMITED MARKETING AND SALES RESOURCES

     The Company currently has a limited marketing and sales force. In order to effectively market the Company's products, the Company will need to substantially increase its direct sales force. No assurance can be given that the Company's direct sales force will succeed in promoting the Company's products to clinical laboratories, health care providers or third-party payors, or that additional marketing and sales channels will be successfully established. In addition, due to limited market awareness of the Company's products, the Company will be required to educate health care providers and third-party payors regarding the clinical benefits and cost-effectiveness of the Company's products. There can be no assurance that the Company will be able to recruit and retain skilled marketing, sales, service or support personnel or foreign distributors, or that the Company's marketing and sales efforts will be successful. Failure to successfully expand its marketing and sales capabilities in the United States and establish its marketing and sales organization internationally would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's marketing success in the United States and abroad will depend on whether it can obtain required regulatory approvals, successfully demonstrate the cost-effectiveness of the Company's products, further develop its direct sales capabilities and establish arrangements with contract sales organizations, distributors and marketing partners. Failure by the Company to successfully market its products would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Marketing and Sales."

RISK ASSOCIATED WITH PRODUCT LIABILITY CLAIMS

     The use of the Company's products in clinical trials and the commercial use of any Company products that receive regulatory approval may expose the Company to product liability claims. The Company currently has limited product liability insurance. The medical device industry has experienced increasing difficulty in obtaining and maintaining reasonable product liability coverage, and substantial increases in insurance premium costs in many cases have rendered coverage economically impractical. There can be no assurance that adequate product liability coverage will be available to the Company when needed at a reasonable costs or that any product liability claim would not have a material adverse effect on the Company.

LIMITED NUMBER OF CUSTOMERS

     Due in part to a recent trend toward consolidation of clinical laboratories, the Company expects that the number of potential domestic customers for its products will decrease and, therefore, it is likely that a significant portion of the Company's product sales will be concentrated among a small number of large clinical laboratories. The Company will need to foster an awareness of and acceptance by these potential customers of the Company's products and the benefits of those products over the conventional and other alternative methods of sample collection, slide preparation and cervical cancer screening. Furthermore, in order to generate demand for the Company's products among clinical laboratories, the Company will be required to educate physicians and health care providers regarding the clinical benefits and cost-effectiveness of the Company's products as well as to demonstrate to such parties that adequate levels of reimbursement will be available for the Company's products. The Company's dependence on sales to large laboratories may strengthen the purchasing leverage of these potential customers. While Roche and its affiliates (including LabCorp) have been customers for the Company's products, there are no commitments, agreements or understandings in this regard between the Company and Roche or any of its affiliates. There can be no assurance that the Company will be successful in selling its products to large laboratories or that any such sales will result in sufficient revenue to allow the Company to become profitable. See "Business -- Marketing and Sales."

LIMITED MANUFACTURING EXPERIENCE

     The Company intends to manufacture its CytoRich(R) line of reagents and stains and assemble or customize certain other components of its PREP, SCREEN and Pathology Workstation products. The Company has limited commercial scale manufacturing experience and capabilities and the Company anticipates it will be required to substantially scale up its manufacturing capabilities and acquire or rent additional manufacturing facilities. There can be no assurance that the Company will be able to recruit and retain skilled manufacturing personnel to establish sufficient manufacturing capability and capacity or manufacture the Company's products in a timely manner, at a cost or in quantities necessary to make them commercially viable, in conformance with QS requirements, or in a manner which otherwise ensures product quality. See "Business -- Manufacturing."

DEPENDENCE ON SINGLE OR LIMITED SOURCE SUPPLIERS

     Certain components of PREP and SCREEN are currently provided to the Company on a single source basis from certain suppliers. In particular, the Company has agreed to use a sole supplier of manufactured plastic components incorporated into its PREP system for the North American market for a period of at least five years beginning from the first production shipment date of each component engineered as of July 26, 1993. In addition, the Company has agreed to allow this supplier to be the sole supplier for manufactured plastic components for PREP sales beyond the North American market. The Company's obligation to use this supplier as its sole supplier for manufactured plastic components is contingent upon this supplier supplying the Company at prices competitive with those offered by third parties on similar terms and upon this supplier meeting the Company's quality and production requirements. The Company believes that this supplier's production will be sufficient to meet both its present and future requirements for manufactured plastic components. In the event that the Company is unable to obtain sufficient quantities of components manufactured by single or limited source suppliers on commercially reasonable terms, or in a timely manner, the Company would not be able to manufacture its products on a timely and cost-competitive basis which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if any of the components of PREP and SCREEN are no longer available in the marketplace, the Company may be forced to further develop its technology to incorporate alternate components. Subject to any contractual limitations on the ability to do so, the Company may seek to establish relationships with additional suppliers or vendors for components of its products, although there can be no assurance that it will be successful in doing so. The incorporation of new components, or replacement components from alternative suppliers, into the Company's products may require the Company to submit PMA supplements to, and obtain further regulatory approvals from, the FDA before marketing the products with the new or replacement components. There can be no assurance that such development to incorporate alternative components would be successful or that, if developed by the Company or licensed from third parties, such alternative components would receive FDA approval on a timely basis, or at all. See "Business -- Government Regulation."

CONTROL BY DIRECTORS, OFFICERS AND SIGNIFICANT STOCKHOLDERS

     Upon completion of this Offering, the present directors, executive officers and principal stockholders of the Company and their affiliates will beneficially own approximately 75% of the outstanding Common Stock of the Company, of which approximately 25% will be held by RIAS. As a result, these stockholders will be able to control actions requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

ENVIRONMENTAL REGULATION

     The Company is subject to a variety of local, state and federal government regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic, infectious or other hazardous substances used to manufacture the Company's products. The failure to comply with current or future regulations could result in the imposition of substantial fines against the Company, suspension of production, alteration of its manufacturing processes or cessation of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with any such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect on the Company's business, financial condition and results of operations. Any failure by the Company to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous chemicals or hazardous, infectious or toxic substances could subject the Company to significant liabilities, including joint and several liability under certain statutes. The imposition of such liabilities would have a material adverse effect on the Company's business, financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Future sales of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. Upon completion of this Offering, the Company will have 12,261,325 shares of Common Stock outstanding, assuming no exercise of currently outstanding options and warrants. Of these shares, the 3,100,000 shares sold in this Offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely tradable, without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 9,161,325 outstanding shares of Common Stock owned by existing shareholders, together with 990,465 shares and 207,291 shares of Common Stock issuable upon the exercise of outstanding options and warrants, respectively are deemed "restricted securities" under Rule 144. Of these restricted securities, approximately 92 shares of Common Stock issuable upon exercise of vested options will be eligible for sale under Rules 144 and 701 under the Securities Act on the ninety-first day after the date of this Prospectus. Stockholders of the Company, holding in the aggregate 9,161,325 shares of Common Stock, warrants to purchase 207,291 shares of Common Stock and options to purchase 991,756 shares of Common Stock have agreed, subject to certain limited exceptions, not to sell or otherwise dispose of any of the shares held by them as of the date of this Prospectus for a period of 180 days after the effective date of the Registration Statement filed in connection with this Offering (the "lock-up period") without the prior written consent of the representatives of the Underwriters of this Offering. However, Dillon, Read & Co. Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. At the end of the aforementioned lock-up period, an additional 9,589,197 shares of Common Stock (including 427,872 shares of Common Stock issuable upon exercise of vested options and outstanding warrants) will be eligible for immediate resale, subject to compliance with Rules 144 and Rule 701 under the Securities Act. The holders of 9,161,325 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public beginning at the end of the lock-up period. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. In addition, approximately 90 days after the date of this Prospectus, the Company expects to file one or more registration statements on Form S-8 registering a total of approximately 2,186,325 shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's Amended and Restated 1996 Equity Incentive Plan and 1997 Director Stock Option Plan. See "Management -- Director Compensation," "-- Stock Plans," "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR PUBLIC MARKET FOR THE COMPANY'S COMMON STOCK; POSSIBLE VOLATILITY OF SHARE PRICE

     Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this Offering. The initial public offering price will be determined through negotiations among the Company and the representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after this Offering. The market prices of the capital stock of medical technology companies have historically been very volatile, and the market price of the shares of Common Stock may be highly volatile. The market price of the shares of the Common Stock may be significantly affected by factors such as the results of clinical trials by the Company or its competitors, concerns as to the efficacy of products of the Company or its competitors, actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents or proprietary rights, conditions and trends in the medical device and other technology industries, adoption of new accounting standards affecting such industries, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of development stage companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, class action securities litigation has often been brought against such company. Such litigation, if brought against the Company, could result in substantial costs and a diversion of management's attention and resources and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Underwriting."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS AND DELAWARE LAW

     The Company's Restated Certificate of Incorporation, as it is proposed to be amended and restated concurrently with the closing of this Offering (the "Restated Certificate"), authorizes the Board of Directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock ("Preferred Stock") with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay for shares of the Company's Common Stock. The Restated Certificate provides for staggered terms for the members of the Board of Directors. A staggered Board of Directors and certain provisions of the Company's By-laws (the "By-laws") and of Delaware law applicable to the Company could delay or make more difficult a merger, tender offer or proxy contest involving the Company. The Company, for example, will be subject to Section 203 of the General Corporate Law of Delaware which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date the stockholder becomes an interested stockholder. These provisions may have the effect of delaying or preventing a change of control of the Company without action by the stockholders and, therefore, could adversely affect the price of the Company's Common Stock. See "Management," "Description of Capital Stock -- Preferred Stock" and
"-- Anti-Takeover Measures."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their investment from the initial public offering price in an amount equal to $9.42 per share. Additional dilution will occur upon exercise of outstanding options and warrants. See "Dilution," "Description of Capital Stock -- Stock Purchase Warrants" and "Shares Eligible for Future Sale."

ABSENCE OF DIVIDENDS

     To date, the Company has neither declared nor paid any cash dividends on shares of its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,100,000 shares of Common Stock offered hereby are estimated to be $36,594,000 ($42,215,850 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $13.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. If the FDA approves the PREP PMA, the Company currently intends to use the net proceeds approximately as follows: $10.0 million for sales and marketing activities, $6.0 million for research and development, $4.0 million for capital expenditures for materials and equipment components of PREP, $2.0 million for funding of clinical trials in support of regulatory and reimbursement approvals and the remainder for working capital and general corporate purposes. The timing and amount of expenditures will vary depending upon numerous factors including the timing of the

Company's receipt of FDA approval of its PMA for PREP, the availability of financing for the Company's anticipated equipment lease and rental programs, the level of placements of rental PREP systems and Fee-Per-Use SCREEN systems, the resources required to further develop its marketing and sales capabilities domestically and internationally, the resources required to expand manufacturing capacity and the extent to which the Company's products generate market acceptance and demand. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company's Board of Directors and management retain complete discretion with respect to the allocation of such proceeds and the timing of expenditures. Although the Company may use a portion of the net proceeds for possible licensing or acquisition of products and technologies that are complementary to those of the Company, or acquisitions of businesses that are complementary to those of the Company, there are no current plans or commitments in this regard. Pending such uses, the Company plans to invest the net proceeds in investment grade, interest-bearing securities. The Company intends to invest and use the proceeds so as not to be considered an "investment company" under the Investment Company Act of 1940, as amended.

     In the next several years, the Company may require additional funds to support its operating requirements or for other purposes and may seek to raise such additional funds through equipment lease or debt financing, public or private equity financing or from other sources. There can be no assurance that additional financing will be available or that, if available, such financing would be obtainable on terms favorable to the Company and would not be dilutive to stockholders. See "Risk Factors -- Future Capital Needs and Uncertainty of Availability of Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain its future earnings, if any, for use in its business and therefore does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 1997, (i) the actual capitalization of the Company and (ii) the capitalization of the Company on an as adjusted basis to give effect to the issuance and sale by the Company of 3,100,000 shares of Common Stock (at an assumed initial public offering price of $13.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses) and the conversion of all issued and outstanding shares of Series A Preferred Stock into 4,881,936 shares of Common Stock. This table should be read in conjunction with the Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.


                                                                            JUNE 30, 1997
                                                                       -----------------------
                                                                       ACTUAL      AS ADJUSTED
                                                                       -------     -----------
                                                                           (IN THOUSANDS)
Short-term debt(1)..................................................   $    --       $    --
                                                                       -------       -------
Redeemable convertible preferred stock..............................     9,982            --
Stockholders' equity:
  Common Stock, $0.01 par value; 20,650,000 shares authorized;
     4,279,389 shares issued and outstanding and 12,261,325 shares
     issued and outstanding, as adjusted(2).........................        43           123
  Additional paid-in capital........................................    11,445        57,941
  Deferred compensation.............................................    (3,149)       (3,149)
  Accumulated deficit...............................................    (7,487)       (7,487)
                                                                       -------       -------
     Total stockholders' equity.....................................       852        47,428
                                                                       -------       -------
          Total capitalization......................................   $10,834       $47,428
                                                                       =======       =======


---------------

(1) The Company established on June 27, 1997 a credit agreement of up to $8,000,000 with certain existing stockholders. Assuming the closing of this Offering, the Company does not anticipate making any borrowings under the credit agreement. The credit agreement will terminate upon the closing of this Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

(2) Excludes (i) 990,465 shares of Common Stock issuable upon exercise of options outstanding at June 30, 1997 at a weighted average exercise price of $0.2033 per share, of which options to purchase 108,637 shares of Common Stock were exercisable, and (ii) 207,291 shares of Common Stock issuable upon exercise of warrants outstanding at June 30, 1997 at an exercise price of $2.033 per share, all of which were exercisable. See
    "Management -- Stock Plans" and Note 8 of Notes to the Company's Financial Statements.

                                    DILUTION

     The Company's net tangible book value as of June 30, 1997 was $7,313,086, or $0.80 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets, less total liabilities, divided by the number of shares of Common Stock then outstanding after giving effect to the conversion of all outstanding shares of Series A Preferred Stock into shares of Common Stock upon the completion of this Offering. After giving effect to the sale of 3,100,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share and after deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company, the adjusted net tangible book value of the Company as of June 30, 1997 would have been $43,907,086, or $3.58 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.78 per share to existing investors and an immediate dilution of $9.42 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................        $13.00
     Net tangible book value per share before this Offering....... $0.80
     Increase per share attributable to new investors.............  2.78
                                                                   -----
Adjusted net tangible book value per share after this Offering....          3.58
                                                                          ------
Dilution per share to new investors...............................        $ 9.42
                                                                          ======

     The following table summarizes as of June 30, 1997 the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by the existing stockholders and by investors purchasing shares of Common Stock in this Offering (at the assumed initial public offering price of $13.00 per share):

                                SHARES PURCHASED          TOTAL CONSIDERATION
                              --------------------    ---------------------    AVERAGE PRICE
                                NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                              ----------   -------    -----------   -------    -------------
Existing stockholders.......   9,161,325      75%     $13,120,000      25%        $  1.43
New investors...............   3,100,000      25       40,300,000      75           13.00
                              ----------     ---      -----------     ---
     Total..................  12,261,325     100%     $53,420,000     100%
                              ==========     ===      ===========     ===

     The foregoing computations assume no exercise of (i) stock options outstanding at June 30, 1997, at which date there were 990,465 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $0.2033 per share, of which options to purchase 108,637 shares of Common Stock were exercisable, and (ii) warrants outstanding at June 30, 1997 to purchase 207,291 shares of Common Stock at an exercise price of $2.033 per share, all of which were exercisable. See "Management -- Stock Plans." To the extent such options and warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     The selected financial data presented below as of December 31, 1994 and 1995 and for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 to November 21, 1996 are derived from Financial Statements of the Company's predecessor, included elsewhere in this Prospectus, which have been audited by Ernst & Young LLP, independent auditors. The selected financial data presented below as of December 31, 1996 and for the period from November 22, 1996 to December 31, 1996 are derived from Financial Statements of the Company, included elsewhere in this Prospectus, which have been audited by Ernst & Young LLP, independent auditors. The selected financial data as of June 30, 1997 and for each of the six-month periods ended June 30, 1996 and 1997 have been derived from the Company's (or its predecessor's) unaudited Financial Statements. In the opinion of management, the unaudited financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements, related Notes and other financial information included herein.


                                 PREDECESSOR(1)               AUTOCYTE        PRO FORMA
                       ----------------------------------   PERIOD FROM        COMBINED
                                             PERIOD FROM    NOVEMBER 21,   PREDECESSOR AND           SIX MONTHS
                           YEARS ENDED        JANUARY 1,        1996           AUTOCYTE            ENDED JUNE 30,
                          DECEMBER 31,       1996 THROUGH     THROUGH         YEAR ENDED      -------------------------
                       -------------------   NOVEMBER 21,   DECEMBER 31,     DECEMBER 31,         1996          1997
                         1994       1995         1996           1996           1996(2)        (PREDECESSOR)  (AUTOCYTE)
                       --------   --------   ------------   ------------   ----------------   ------------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
  OPERATIONS DATA:
  Net sales........... $  3,396   $  3,396     $  1,747        $  129          $  1,876         $    909      $    899
  Gross profit
    (loss)............      796        982       (1,049)           17            (1,032)             197           131
  Research and
    development.......    3,605      5,074        3,908           458             4,366            1,929         2,311
  Selling, general and
    administrative....    8,479      7,895       11,966           525            12,491            3,069         3,113
  Operating loss......  (11,288)   (11,987)     (16,923)         (966)          (17,889)          (4,801)       (5,293)
  Net loss............ $(11,288)  $(11,987)    $(16,923)       $ (923)         $(17,846)        $ (4,801)     $ (6,564)
                       ========   ========     ========        ======          ========         ========      ========
  Net loss per
    share(3)..........                                         $(0.09)         $  (1.73)                      $  (0.64)
                                                               ======          ========                       ========
  Shares used in per
    share
    calculations(3)...                                         10,311            10,311                         10,311
                                                               ======          ========                       ========



                                                             PREDECESSOR(1)
                                                     ------------------------------
                                                                                                    AUTOCYTE
                                                              DECEMBER 31,               ------------------------------
                                                     ------------------------------      DECEMBER 31,        JUNE 30,
                                                         1994              1995              1996              1997
                                                     ------------      ------------      ------------      ------------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents........................    $      8          $     10          $  9,517          $  5,449
  Working capital..................................       1,600             3,585            10,673             5,907
  Total assets.....................................      10,544            10,714            16,683            12,772
  Redeemable convertible preferred stock...........          --                --             9,882             9,982
  Total stockholders' equity.......................       8,966            10,002             5,235               852


---------------

(1) Reflects the operations of the cytology and pathology automation business as conducted by RIAS.

(2) Reflects the operations of the cytology and pathology automation business as conducted by RIAS from January 1, 1996 through November 21, 1996 and the operations of the Company from November 22, 1996 through December 31, 1996.

(3) See Note 9 of Notes to the Company's Financial Statements for information concerning the computation of net loss per share and shares used in computing net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus. The financial results for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 through November 21, 1996 are for the business of the Company as conducted by the Company's predecessor, the cytology and pathology automation business of Roche Image Analysis Systems, Inc. ("RIAS"). For purposes of this discussion, information for the year ended December 31, 1996 combines financial results of the Company's predecessor and AutoCyte. The following discussion contains forward-looking statements that involve risk and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors discussed under "Risk Factors" and elsewhere in this Prospectus.

     Background

     AutoCyte was formed in October 1996 to acquire the cytology and pathology automation business then owned by RIAS, a wholly-owned subsidiary of Roche Holding Ltd. ("Roche"). Roche had previously operated such business as part of Roche Biomedical Reference Laboratories, Inc., ("RBL"), a predecessor company to Laboratory Corporation of America, Inc. ("LabCorp"), the largest clinical laboratory chain in the United States and formerly a wholly-owned subsidiary of Roche. The business was acquired from RIAS in November 1996 in exchange for
3.7 million shares of the Company's Common Stock. Contemporaneously with this acquisition, Ampersand Ventures and the Sprout Group, together with certain members of the Company's management and other investors, purchased $9.8 million of redeemable convertible preferred stock of the Company. Included in the management group making an equity investment in the Company was Dr. James B. Powell, the Company's Chief Executive Officer and a former President and Chief Executive Officer of LabCorp and RBL.

     The PREP, SCREEN and Pathology Workstation technologies had been under development by RIAS or other Roche affiliates for several years prior to the acquisition. From 1990 to 1996, Roche invested more than $50 million in the cytology and pathology automation business, including over $30 million since the beginning of 1994. At the time of the acquisition in November 1996, clinical trials for PREP were in progress and had only recently begun for SCREEN.

     The Company submitted a PMA for PREP to the FDA on May 12, 1997. The PREP PMA was accepted for substantive review by the FDA by letter dated June 11, 1997. In this letter, the FDA informed the Company that the PMA would not be submitted to its Medical Devices Advisory Panel for review since information in the PMA substantially duplicated information previously reviewed by the panel in a PMA submitted by a different Company relating to an alternative monolayer slide preparation product. The Company has begun clinical trials for SCREEN and anticipates submitting a PMA for SCREEN to the FDA by late 1997 or early 1998.

     RIAS began commercial sales of the Pathology Workstation in 1993, and, to date, the substantial majority of the Company's revenues have been generated by Pathology Workstation products. RIAS also began commercial sales of PREP in 1993 for non-cervical cytology applications and currently has an installed base of more than 35 PREP instruments for such applications. The Company has placed 10 PREP systems for cervical cytology applications in France, Switzerland and Australia which collectively have produced over 100,000 monolayer slides in the past 18 months. The Company has placed SCREEN systems in clinical laboratories in Australia which have screened over 25,000 PREP slides in the past 18 months. The Company's current sales and marketing efforts are primarily focused on the placement of PREP systems for non-cervical cytology applications in the United States and cervical cytology applications outside of the United States and, to a lesser extent, on sales of the Pathology Workstation. The Company is currently negotiating distribution arrangements which are intended to be the primary method of commercializing the Pathology Workstation.

     The Company cannot market the PREP or SCREEN systems in the United States for use in preparing or screening monolayer slides for cervical cancer until PMA approvals are received from the FDA. If such approvals are obtained, the Company intends to focus its marketing efforts on such products for cervical cytology applications. The Company expects to generate a substantial majority of its future revenues from the PREP and SCREEN systems. The Company's long-term revenues and future success are substantially dependent upon its ability to obtain regulatory approval for, and market and commercialize the PREP and SCREEN systems for, cervical cancer screening in the United States and abroad.

     The Company generates PREP revenue from both system sales and rentals. For system sales, customers purchase the instrument and make separate purchases of related reagents and other disposables. For system rentals, the Company places the PREP instrument at the customer's site, and customers make monthly payments which include rent and a minimum monthly quantity of reagents and other disposables. The term of the PREP rentals ranges from month-to-month to three years. For SCREEN, the Company intends to place instruments without charge at customer locations and to charge customers on a per test, or Fee-Per-Use ("FPU"), basis. As an important element of its business strategy, the Company intends to seek third-party financing to support rentals of PREP and placements of SCREEN. There can be no assurance that the Company will be able to obtain such financing or, if so, on favorable terms. Failure to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations.

     Sales of the Pathology Workstation and PREP accounted for 96% and 4%, respectively, of the Company's and RIAS's net sales in 1996 and 98% and 2%, respectively, of RIAS's net sales in 1995. Sales of the Pathology Workstation, PREP and SCREEN accounted for 78%, 10% and 12%, respectively, of RIAS's net sales in 1994.

     Future revenues and results of operations may fluctuate significantly from quarter to quarter and will depend upon, among other factors, the timing and outcome of the FDA review of PREP PMA submission, the extent to which the Company's products gain market acceptance, the timing and volume of sales and rental orders, regulatory and reimbursement matters, progress of the SCREEN clinical trials, introduction of alternative technologies by competitors, pricing of competitive products, the cost and effect of promotional discounts and marketing programs adopted by the Company.


     The Company anticipates that if FDA approval is received to market PREP for gynecological uses, its marketing and sales expenditures will increase significantly from those experienced by RIAS as the Company markets PREP in the United States. This increase is expected to be partially offset by a decrease in marketing and sales expenses outside of the United States as the Company enters into arrangements with distributors outside of the United States for the sale of its product. The Company also anticipates that research and development expenses, both in the areas of product enhancement and new product development, and manufacturing expenses will also increase as product commercialization increases. The Company additionally expects to incur compensation expense of $3.5 million as its deferred compensation balance is amortized.


RESULTS OF OPERATIONS

     Six Months Ended June 30, 1997 (AutoCyte) and June 30, 1996 (Predecessor)


     Net sales and gross profit. Net sales decreased by 1% from $909,000 for the six months ended June 30, 1996 to $899,000 in the same period of 1997. Gross profit decreased by 34% from $197,000 for the six months ended June 30, 1996 to $131,000 in the same period of 1997, and gross margin decreased from 22% for the six months ended June 30, 1996 to 15% in the same period of 1997. The decline in gross margin was largely attributable to the fact that the Company acquired, because of its planned growth, certain productive assets that had previously been used in part by another operating unit within Roche. Thus, the Company incurred the full cost of these assets during the six months ended June 30, 1997 without experiencing the sales growth to more fully utilize the assets' capacity. The Company does not believe that the decline in net sales will continue.

     Total operating expenses. Total operating expenses increased by 9% from $5.0 million for the six months ended June 30, 1996 to $5.4 million in the same period of 1997. Research and development costs increased by 20% from $1.9 million for the six months ended June 30, 1996 to $2.3 million in the same period of 1997 as a result of costs associated with the PREP clinical trials. Selling, general and administrative ("SG&A") costs remained unchanged at $3.1 million, with decreases in sales and marketing expenses of $482,000 and depreciation expense of $248,000 offset by equity-related compensation expense of $706,000.



     During the six months ended June 30, 1997 the Company granted options under the 1996 Equity Incentive Plan to acquire 302,012 shares of Common Stock at an exercise price of $0.2033 per share. The Company also sold to certain members of management 48,819 shares of Series A Preferred Stock at a price of $2.048 per share. The Company recorded $1.6 million of deferred compensation expense and $432,000 of compensation expense with respect to these transactions. The Company also recorded $274,000 of amortization of deferred compensation expense during the period.


     Interest expense, including credit agreement commitment fee. On June 27, 1997 the Company issued warrants to acquire 207,291 shares of Common Stock at an exercise price of $2.033 per share as a commitment fee for a credit agreement among the Company and certain of its principal stockholders. The Company recorded $1.5 million of commitment fee expense with respect to this transaction, all of which was expensed in June 1997. There will be no additional expenses recorded in connection with this transaction upon termination of the credit agreement. See " --Liquidity and Capital Resources," "Certain Transactions" and Note 13 of Notes to the Company's Financial Statements.

     Years Ended December 31, 1996 (Pro Forma Combined) and December 31, 1995 (Predecessor)

     Net sales and gross profit. Net sales decreased by 45% from $3.4 million in 1995 to $1.9 million in 1996. This decrease was primarily due to lower sales of Pathology Workstation related products, including a decrease in such sales to LabCorp from $598,000 in 1995 to $299,000 in 1996 resulting primarily from a decrease in sales activity by the Company's predecessor in anticipation of the acquisition of the cytology and pathology automation business by the Company. Gross profit decreased by 205% from $982,000 in 1995 to a loss of $1.0 million in 1996, and gross margin decreased from 29% in 1995 to negative 55% in 1996. The decrease in gross margin was attributable to the write-off of obsolete inventory of $1.4 million and the effect of lower manufacturing volumes on absorption of fixed costs. During 1996, the Company decided to focus on PREP and SCREEN systems. As a result, certain inventory items were written-down by approximately $1.4 million to their estimated net realizable values. The Company does not anticipate further write-downs at this time; however, management performs a review of inventory items on a quarterly basis to identify potential inventory obsolescence issues.


     Total operating expenses. Total operating expenses increased by 30% from $13.0 million in 1995 to $16.9 million in 1996. Research and development costs decreased by 14% from $5.1 million in 1995 to $4.4 million in 1996, as a result of the purchase of Pathology Workstation product rights for $687,000 which were expensed as purchased research and development costs in 1995. SG&A costs increased by 58% from $7.9 million in 1995 to $12.5 million in 1996, primarily as a result of a write-down of impaired assets in 1996. During 1996, the Company evaluated the ongoing value of its older model systems and equipment and determined that assets were impaired and wrote them down to their estimated fair value. Approximately $2.7 million of equipment, primarily computer hardware, and $1.2 million of demonstration equipment were written-down.


     Years Ended December 31, 1995 and December 31, 1994 (Both Predecessor)

     Net sales and gross profit. Net sales were unchanged from 1994 to 1995 at $3.4 million. Sales to LabCorp decreased by 29% from $845,000 (including non-recurring sales of $621,000 of PREP, Pathology Workstation products and SCREEN systems) in 1994 to $598,000 in 1995. Sales to LabCorp in 1995 consisted primarily of disposables for the PREP System that were purchased by LabCorp in 1994, Pathology Workstation products and SCREEN products for non-gynecological research and development purposes. The decrease in sales to LabCorp was primarily a reflection of substantial non-recurring sales in 1994 and was offset by an increase in sales of Pathology Workstation products to other customers. Gross profit increased by 23% from $796,000 in 1994 to $982,000 in 1995, and gross margin increased from 23% in 1994 to 29% in 1995. The increase in gross margin was primarily attributable to the change in sales mix from lower margin general purpose image analysis instruments sold through distributors to higher margin Pathology Workstation products sold to end-users.

     Total operating expenses. Total operating expenses increased by 7% from $12.1 million in 1994 to $13.0 million in 1995. Research and development costs increased by 41% from $3.6 million in 1994 to $5.1 million in 1995, as a result of the aforementioned purchase of product rights charged to research and development in 1995, an increase in personnel related costs of $553,000 relating to higher staffing and travel, and an increase of $276,000 for process automation and clinical trial consulting. SG&A costs decreased by 7% from $8.5 million in 1994 to $7.9 million in 1995, primarily as a result of a write-down of impaired assets in 1994 of approximately $2.0 million compared to write-downs of approximately $500,000 in 1995.

INCOME TAXES

     The Company has not generated any taxable income to date and, therefore, has not paid any federal income taxes since its inception. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, valuation allowances, in amounts equal to the net deferred tax assets as of June 30, 1997 and December 31, 1996, have been established in each period to reflect these uncertainties.

     At December 31, 1996, the Company had net operating losses, for tax purposes, of approximately $1.0 million that may be carried forward to offset future taxable income. This amount expires in 2011. Utilization of net operating losses and any tax credit carryforwards are subject to complex treatment under the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to Section 382 of the Code, the change in ownership resulting from this Offering and any other future sale of stock may limit utilization of future losses in any one year. The Company believes that the sale of Common Stock in this Offering will not create any immediate limitations on the Company's utilization of net operating losses.

LIQUIDITY AND CAPITAL RESOURCES


     Since formation on October 24, 1996, the Company's expenses have significantly exceeded its revenues, resulting in an accumulated deficit of $7.5 million as of June 30, 1997. The Company has funded its operations primarily through the private placement of equity securities, resulting in net proceeds of $9.9 million, and limited product sales. As of June 30, 1997, the Company had cash and cash equivalents of $5.4 million. On June 27, 1997, the Company entered into a credit agreement with Ampersand Ventures, the Sprout Group and Dr. James
B. Powell, the Company's Chief Executive Officer, providing the Company with a credit agreement for borrowings of up to $8.0 million at an interest rate of prime plus 1%. As an up-front commitment fee for this credit agreement, the Company issued to the lenders warrants to purchase 207,291 shares of Common Stock at an exercise price of $2.033 per share. The Company has agreed to issue to the lenders warrants for 661,576 additional shares of Common Stock, at an exercise price of $2.033 per share, on a pro-rata basis if and when funds are drawn against the credit line. Assuming the closing of this Offering, the Company does not anticipate making any borrowings under the agreement. The credit agreement will terminate upon the closing of this Offering.


     Cash used in the Company's operations was $4.0 million for the six months ended June 30, 1997, $447,000 from November 22 (inception) through December 31, 1996, and $10.0 million on a pro forma combined basis for 1996. The Company's capital expenditures for the six months ended June 30, 1997 and from inception through December 31, 1996 were $147,000 and $48,000, respectively. The Company has no material commitments for capital expenditures.

     The Company believes that the anticipated net proceeds from this Offering together with interest thereon, the Company's existing cash, and anticipated additional debt and lease financing for rental placements of PREP and FPU placements of SCREEN (if and when FDA approval is received) will be sufficient to enable the Company to meet its future cash obligations through the next several years. However, the Company's future liquidity and capital requirements will depend upon numerous factors, including the timing of the Company's receipt of FDA approval of its PMA for PREP, the availability of financing for the Company's anticipated equipment lease and rental programs, the level of placements of rental PREP systems and FPU SCREEN systems, the resources required to further develop its marketing and sales capabilities domestically and internationally, the resources required to expand manufacturing capacity and the extent to which the Company's products generate market acceptance and demand. In particular, if the FDA approves the PREP PMA, the Company anticipates that marketing and sales expenditures for the PREP market launch for gynecological uses in the United States, capital expenditures associated with placements of PREP rental units, and expenditures related to manufacturing and other administrative costs will increase significantly. If the FDA approves the PREP PMA, the Company currently intends to use the net proceeds approximately as follows: $10.0 million for sales and marketing activities, $6.0 million for research and development, $4.0 million for capital expenditures for materials and equipment components of PREP, $2.0 million for funding of clinical trials in support of regulatory and reimbursement approvals and the remainder for working capital and general corporate purposes. There can be no assurance that the Company will not require additional financing or will not in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. Additional funding may not be available when needed or on terms acceptable to the Company, which would have a material adverse effect on the Company's business, financial condition and results of operations.

                                    BUSINESS

OVERVIEW

     AutoCyte, Inc. ("AutoCyte" or the "Company") develops, manufactures and markets the only integrated automated sample preparation and image analysis system to support cytotechnologists and pathologists in cervical cancer screening. The Company is currently pursuing regulatory approval of its products for sale in the United States and has begun sales in several foreign countries. The Company's integrated system is comprised of the AutoCyte PREP ("PREP") sample preparation system and the AutoCyte SCREEN ("SCREEN") image analysis system. PREP is a proprietary automated liquid-based sample preparation system that produces slides with a homogeneous layer, or "monolayer," of cervical cells. The Company believes PREP will improve laboratory productivity and significantly reduce interpretation errors by producing cell samples that are clearer, more uniform and easier to interpret than conventional Pap smear samples. PREP is designed to operate both as an independent sample preparation system and in conjunction with SCREEN as part of an integrated diagnostic system. SCREEN is an automated image analysis system which combines proprietary imaging technology and classification software with off-the-shelf computer hardware to screen slides prepared using PREP. SCREEN is designed to be an interactive support tool for the cytology professional in the primary screening of cervical cells and may serve quality control and adjunctive testing purposes. By designing PREP and SCREEN to function together, AutoCyte has developed a system which the Company believes will operate with higher throughput and greater diagnostic sensitivity than the conventional Pap smear test and other cervical cancer screening systems.

CERVICAL CANCER SCREENING MARKET

     Cervical cancer is the second most common form of cancer among women throughout the world. The World Health Organization estimates that worldwide there were approximately 525,000 new cases of cervical cancer and approximately 247,000 deaths attributable to the disease in 1996. The American Cancer Society estimates that, in the United States alone, approximately 14,500 new cases of cervical cancer will be diagnosed and 4,800 women will die of cervical cancer in 1997. The factors associated with the development of cervical cancer are believed to include sexual activity at an early age, multiple sexual partners, a history of sexually transmitted disease and cigarette smoking. Recent studies have also indicated that cervical cancer is linked to the presence of certain strains of Human Papillomavirus ("HPV").

     Cervical cancer is preceded by curable precancerous lesions that progress without symptoms over a period of years until they become invasive, penetrating the cervical epithelium (cellular covering) and entering the bloodstream or lymph system. Treatment of early-stage noninvasive cervical cancer may be accomplished through various low-risk and low-cost procedures designed to remove the abnormal cells. Once the cancer reaches the invasive stage, however, the patient's chances for recovery are diminished, and more radical treatment, such as a hysterectomy and chemotherapy or radiation therapy, is typically required. These procedures are costly and may expose the patient to substantial physical morbidity and psychological stress.

     Because treatment of cervical cancer at an early stage is almost always successful, early detection is critical to medical management of the disease. Thus, regular cervical screening examinations are recommended in the United States and many foreign countries. The conventional Pap smear is currently the most widely used screening test for cervical cancer. This test was developed in 1943 by Dr. George Papanicolaou and has remained virtually unchanged for the past 50 years. It is estimated that clinical laboratories in the United States perform over 50 million conventional Pap smears annually. The Company believes that annual test volume outside of the United States is in excess of 50 million.

     In the United States, although widespread and regular use of the conventional Pap smear has contributed to a greater than 70% decrease in mortality, the mortality rate from the disease has remained fairly constant since 1970. The Company believes that there are practical limitations to the conventional Pap smear test which contribute to an estimated $5.0 billion of annual costs associated with the treatment of advanced precancerous and cancerous cervical disease. Additional costs are also incurred by third-party payors due to repeat testing and by clinical laboratories due to litigation associated with inaccurate diagnoses.

THE CONVENTIONAL PAP SMEAR PROCESS

     Sample Collection and Slide Preparation
     The conventional Pap smear process involves the science of cytology, which includes the microscopic interpretation of precancerous, malignant and morphological changes in cells. The conventional Pap smear process begins with the collection of cervical cells during a gynecological examination. To obtain a cervical cell sample, a sampling device is used by a clinician to scrape cells from the surface of the cervix. The sample is then manually smeared onto a clean microscope slide by the clinician, and the sampling device is discarded. The clinician must then spray the slide within a few seconds with a fixative agent to prevent damage to the cell specimen from air drying. The slide is then submitted to a clinical laboratory. At the laboratory, the slides are manually or mechanically stained in a batch process typically using common reservoirs of staining reagents to enhance the visibility and morphologic presentation of the cells.

     Determination of Sample Adequacy
     Following staining of the slide sample, a cytotechnologist -- a medical professional with special training in the examination and interpretation of human cells -- conducts a microscopic review of a prepared slide to determine the adequacy of the sample and the presence of abnormal cells. In determining slide adequacy, cytotechnologists classify each slide into one of three categories: (i) satisfactory for evaluation, (ii) satisfactory but limited by certain characteristics ("SBLB") or (iii) unsatisfactory for evaluation. The percentage of unsatisfactory and SBLB slides varies widely among laboratories. In the United States, approximately 1% to 2% of all conventional Pap smear slides are classified as unsatisfactory and as many as 20% to 30% are classified as SBLB. Frequent reasons for unsatisfactory or SBLB classifications include excess blood or mucus or the presence of inflammatory cells, all of which obscure the diagnostic cells of interest, a lack of diagnostic cells and too few cells per slide.

     Manual Slide Interpretation
     After determining the adequacy of the slide, the cytotechnologist manually screens each usable slide with a microscope to differentiate diseased or abnormal cells from normal cells based on size, shape and structural details of the cells and their nuclei. Typically, each conventional Pap smear slide is then classified in accordance with the Bethesda System for Reporting Cervical/Vaginal Cytological Diagnoses (the "Bethesda System"). The following table summarizes the Bethesda System classification and other characteristics of all conventional Pap smear slides prepared annually in the United States:

            BETHESDA
             SYSTEM               APPROXIMATE                      PRECANCEROUS/                CLINICAL
         CLASSIFICATION            INCIDENCE     INTERPRETATION      CANCEROUS                   ACTION
         --------------           -----------    ---------------   --------------                ------
  NEGATIVE                              92%          NORMAL        NOT CANCEROUS            CONTINUED REGULAR
                                                                                                 TESTING
  ATYPICAL SQUAMOUS CELLS OF
  UNDETERMINED
  SIGNIFICANCE/ATYPICAL GLANDULAR
  CELLS OF UNDETERMINED
  SIGNIFICANCE ("ASCUS/AGUS")            5%         EQUIVOCAL       UNDETERMINED             REPEAT TESTING/
                                                                                            COLPOSCOPY/BIOPSY
  LOW-GRADE SQUAMOUS
  INTRAEPITHELIAL LESION ("LSIL")        2%         ABNORMAL        PRECANCEROUS            COLPOSCOPY/BIOPSY

  HIGH-GRADE SQUAMOUS
  INTRAEPITHELIAL LESION ("HSIL")       <1%         ABNORMAL        PRECANCEROUS            COLPOSCOPY/BIOPSY

  CARCINOMA                             <1%         ABNORMAL         CANCEROUS              COLPOSCOPY/BIOPSY

     ASCUS/AGUS slides contain abnormal cells that cannot be fully explained on the basis of inflammatory or reactive processes, yet lack certain criteria for a specific abnormal diagnosis. ASCUS/AGUS slides are generally not considered precancerous. LSIL slides represent the lowest-grade precancerous state, with cells characterized as exhibiting mild to moderate dysplasia or evidencing signs of HPV. Dysplasia is a condition characterized by abnormally differentiated cells that could either progress to a precancerous state or regress to a normal state. HSIL slides contain precancerous cells characterized as exhibiting more serious dysplasia or signs of HPV. All ASCUS/AGUS and abnormal slides are referred to a pathologist for further review and final diagnosis. Women with abnormal Pap smears may have to return to their physician's office for a repeat Pap smear or to undergo costly colposcopy and biopsy procedures. A colposcopy involves the use of a low magnification device by a physician to visually examine the surface of the cervix. Based on the colposcopy results, a biopsy may then be performed for a more definitive diagnosis.

LIMITATIONS OF THE CONVENTIONAL PAP SMEAR PROCESS

     In spite of the success of the conventional Pap smear in reducing deaths due to cervical cancer, the test has several limitations, including inadequacies in sample collection and slide preparation, detection and interpretation errors, inability to use the patient sample for additional diagnostic tests, and productivity constraints on laboratories caused by regulatory compliance. Inadequacies in the sample collection and slide preparation process cause many inaccurate test results, including false negative and false positive diagnoses. A false negative diagnosis -- the failure to detect cancerous or precancerous cells -- may result in the progression of cervical cancer to a later stage of development before being detected. As a result, more expensive and invasive courses of therapy are required, and the likelihood of patient survival is diminished. False negative rates of the conventional Pap smear vary widely among laboratories, ranging from 5% to 55%, depending on such factors as the skill and experience of the practitioner who collects the sample and prepares the slide and the level of training of the cytotechnologist and pathologist who review the slide.

     Studies suggest that approximately 60% of all false negative diagnoses are attributable to inadequacies in sample collection and slide preparation; approximately 40% are attributable to slide detection and interpretation errors. False negative diagnoses have given rise to increasing levels of litigation in recent years, resulting in significant additional costs to clinical laboratories. False positive diagnoses -- the mistaken classification of normal cells as precancerous -- can result in unnecessary retesting, biopsies or other procedures which are costly, invasive and often painful and stressful for patients.

     Inadequacies in Sample Collection and Slide Preparation

     There are a variety of difficulties with the conventional Pap smear methods of cell collection, cell transfer and slide preparation. A recent study published in the American Journal of Clinical Pathology reported that, with a conventional Pap smear, as much as 80% of the sample taken from a patient is not transferred to the slide and remains on the discarded collection device. Because the sample cells are not randomized across the collection device, the discarded portion of the sample may contain abnormal cells necessary for an accurate diagnosis.

     In addition to the problem of cell transfer, the conventional Pap smear slide preparation process produces inconsistent and non-uniform slides with extreme variability in quality, often making examination difficult. The poor quality of slides is often a result of the presence of blood, mucus, inflammatory cells or other obscuring debris, cell clumping and air-drying of the cell sample before it is suitably preserved or fixed. Air drying can cause an artificial distortion in cell size and shape, which are critical indicators in determining whether abnormalities exist. The conventional Pap smear process also includes batch staining which may result in cross-contamination among slide samples.

     The Company believes that these sample collection and slide preparation limitations are responsible for a large percentage of slides being classified as unsatisfactory and SBLB. Consequently, patients are often subjected to the inconvenience of return office visits for repeat testing and to the anxiety resulting from the inconclusive nature of the initial test. The Company estimates that annual costs to the United States health care system of repeat testing due to unsatisfactory and SBLB slides are $50 million and $750 million, respectively.

     Detection and Interpretation Errors

     The process of manually screening and interpreting a conventional Pap smear is complex and tedious, which can lead to detection and interpretation errors. Cytotechnologists typically review between 50 and 100 Pap smear slides per day. The review process requires intense visual examination through a microscope of the slide sample, each of which typically contains 50,000 to 300,000 cervical cells. This review process is prone to error because of the complexity of properly evaluating and categorizing subtle changes in the size and/or shape of cells and their nucleii. The diagnostic cells can often be obscured by cell clumping and the presence of debris, which increases the possibility that some percentage of cells, including abnormal cells, will be missed.

     Because more than 90% of all conventional Pap smears in the United States are diagnosed as negative, the process of identifying the abnormal samples requires constant vigilance. Despite the diligence of cytotechnologists, the intense level of concentration on such a high volume of cells over long periods of time results in some risk of fatigue. This fatigue can contribute to the incidence of false negative and false positive diagnoses.

     Lack of Additional Testing Capability

     The conventional Pap smear process does not permit additional or adjunctive testing from the original patient sample. The ability to produce multiple slides from a single sample could be used by clinical laboratories for follow-up testing, quality control or proficiency testing. Recent studies have shown that HPV DNA is present in most cases of HSIL lesions and in more than 90% of cases of cervical cancer. These studies may suggest HPV testing is a less expensive and less invasive follow-up procedure for women with a conventional Pap smear classification of ASCUS/AGUS or LSIL, since 30% to 75% of these patients will not have lesions that progress to high grade lesions or cancer.

     Using the conventional Pap smear process, because the residual cell sample is not saved, the patient must return to the physician's office to provide a second sample if additional testing, such as HPV testing, is indicated. The Company believes that the ability to access residual cellular material from the original patient sample would allow more cost effective patient management for inconclusive Pap smear tests.

     Limitations on Clinical Laboratory Productivity

     In 1988, to address, in part, accuracy and quality control concerns associated with conventional Pap smears, Congress adopted the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"). CLIA regulations require laboratories to rescreen 10% of the slides that are initially classified as negative. In addition, CLIA regulations currently limit the number of slides that may be screened per day by a cytotechnologist to 100. As a further quality control measure, CLIA requires cytology laboratories to perform proficiency testing and quality control by testing cytotechnologists in order to assure a minimum level of competence and expertise. Certain states have also adopted regulations further limiting the number of slides that may be manually examined per day by a cytotechnologist. Compliance with the quality control provisions of CLIA has resulted in substantial additional costs to clinical laboratories that perform conventional Pap smear screening.

EMERGING CERVICAL CANCER SCREENING TECHNOLOGIES

     In response to the limitations of the conventional Pap smear process, a number of products have been developed to improve Pap smear screening and to provide alternative approaches for cervical cancer screening. In general, these products are focused on making the sample collection process more efficient, improving slide specimen quality and increasing the accuracy of screening diagnoses.

     Automated Monolayer Slide Preparation

     Monolayer slides minimize sample collection and slide interpretation errors. In a monolayer slide preparation, the clinician takes a cell sample from the cervix in a similar manner to the conventional Pap smear. Instead of smearing the sample on a slide, the collection device is placed or stirred into a liquid vial of preservative solution. This captures nearly all of the cells from the collection device and preserves them, eliminating any obscuration from air drying. The cervical cells are then separated from the preservative fluid and deposited in a single, homogeneous layer on the slide. Monolayer slides have less mucus and other debris that might make the slide difficult to review. Currently, there is one monolayer preparation system that has been approved by the FDA.

     Automated Slide Screening

     Computer imaging technologies are being developed for the primary screening and quality control rescreening of Pap smears on a high throughput basis. These computer process technologies typically involve the use of software algorithms to analyze various characteristics of cell images that have been digitally captured from a microscope slide. Two such products have received FDA approval for quality control rescreening and adjunctive testing of conventional Pap smear slides.

     HPV Testing

     DNA testing systems have been developed to detect the presence of certain strains of HPV. DNA HPV testing systems are designed to operate both independently and as an adjunct to other cervical cancer screening systems. Studies have shown a strong causal relationship between the presence of HPV and cervical cancers and its precursors. Testing for HPV can thus be used as a triage technique to follow up on inconclusive conventional Pap smear tests. There is one HPV test that has been approved by the FDA.

THE AUTOCYTE SOLUTION

     AutoCyte is the first company to develop an integrated sample preparation and screening system for cervical cancer intended to address the limitations inherent in the conventional Pap smear process. PREP is a proprietary, automated, liquid-based sample preparation system that produces slides with a thin and uniform layer of cervical cells. PREP is designed to operate both as an independent sample preparation system and in conjunction with SCREEN as part of an integrated diagnostic system. SCREEN is an automated image analysis system which combines proprietary imaging technology and classification software with off-the-shelf computer hardware to screen slides prepared using the PREP system. SCREEN is designed to be an interactive support tool for the cytology professional in the primary screening of cervical cells, but may also support quality control and adjunctive testing applications.

     The AutoCyte PREP System

     The Company's PREP system consists of a proprietary preservative fluid and reagents, plastic disposables and automated equipment for preparing a monolayer of cervical cells on the microscope slide. The PREP slide process begins with the clinician taking a patient's cervical sample using a conventional collection device. The clinician then immediately places the collection device in a vial containing the Company's proprietary CytoRich preservative fluid, thereby retaining virtually all of the cells from the collection device. After receiving the vial from the clinician, the laboratory thoroughly mixes the sample, generating a randomized cell suspension, which is then removed from the vial using the Company's patented disaggregation syringe device and layered onto a proprietary liquid density reagent in a plastic centrifuge tube. Batch centrifugation is then conducted on the cell suspension to remove excess blood, inflammatory cells and other debris from the sample.

     Once centrifugation is completed, the lab technician places the tube containing the separated diagnostic cells onto the automated PREP pipetting station. PREP then distributes the cells in a thin monolayer on the microscope slide and discretely stains the slide for subsequent analysis. A PREP slide typically contains approximately 45,000 cells which are distributed uniformly over a 13 mm diameter circle. PREP is currently capable of preparing and discretely staining 48 monolayer slides per hour.

     The illustration below depicts the monolayer sample preparation procedure using the PREP system.

                                 [See Appendix]

     PREP Advantages vs. the Conventional Pap Smear Process

     The Company believes that PREP will offer the following advantages over the conventional Pap smear process:

     - More Complete Sample Collection. Because the clinician places the collection device directly into the PREP vial, the entire patient sample is contained in the Company's proprietary preservative fluid. As a result, the subsample on the monolayer preparation is more representative of the entire patient specimen. As much as 80% of the cervical sample can be inadvertently discarded after smearing the conventional Pap smear sample onto the slide.

     - Automated and Discrete Staining Function. PREP includes a discrete, or individual, slide staining function performed by a computer-controlled robotic pipetting station. Unlike conventional Pap smear slides that are often manually stained in a batch process using common reservoirs of staining reagents, PREP staining reagents are directly applied to individual slides. As a result, staining reagents are not shared among slides, which the Company believes should reduce the risk of cross-contamination among cell samples which can lead to inaccurate diagnoses.

     - Improved Sample Quality. By eliminating variations in preparation techniques and the fixative spraying step from the sample collection process, PREP virtually eliminates air-drying, generates a more complete fixation and provides a more standardized preparation process in a controlled, laboratory environment. The more uniform cell sample distribution also reduces cell clumping and obscuring by debris. The Company believes that PREP's monolayer slides provide cytotechnologists with samples that are clearer, more representative and easier to diagnose than conventional Pap smear slides.

     - Improved Cytotechnologist Productivity. In the Company's clinical studies, laboratories using PREP have experienced a greater than 50% increase in cytotechnologist screening productivity. The impact on cytotechnologist efficiency is important to clinical laboratories because of the growing shortage of qualified cytotechnologists in recent years and the need to create and maintain a desirable working environment for cytology professionals.

     - Multiple Testing Capability. Because the Company's proprietary CytoRich preservative system enables the patient sample to be preserved for several months, it permits, if necessary, preparation of several slides from a single sample. The Company believes that the ability to perform additional slide-based tests using a single sample, together with the improved quality of the slide itself, will reduce retesting expenses typically associated with inconclusive Pap smear tests. The residual patient sample may also be used for other diagnostic protocols such as HPV and infectious disease testing.

     PREP Advantages vs. Other Automated Sample Preparation Processes

     The Company believes that PREP will offer the following advantages over other automated slide preparation processes:

     - Familiarity with Sample Preparation Approach. The PREP centrifugation and robotic liquid handling techniques are similar to procedures already in use in clinical laboratories.

     - Automated and Discrete Staining Function. Unlike other automated sample preparation systems that rely on batch staining using common reservoirs of staining reagents, PREP staining reagents are applied directly to individual slides. Discrete staining offers several benefits, including a reduced risk of cross-contamination among cell samples, less degradation of the staining solution, less staining time and lower costs.

     - Improved Sample Quality. The PREP sample is processed through a series of proprietary liquid-based reagents and centrifuge separation techniques designed to isolate a high concentration of diagnostic cells. The only currently FDA approved monolayer slide preparation system relies on membrane filtration. The Company believes that its cell isolation process more effectively controls the incidence of infectious agents, inflammatory cells and other debris that may reduce the performance of membrane filtration systems. The Company believes that, in populations in which rates of gynecological infection are high, PREP's separation and isolation process will result in a more representative slide sample which should ultimately lead to a reduction in uncertain or incorrect diagnoses.

     - Higher Throughput. PREP has the capacity to produce 48 monolayer slide preparations per hour, which represents higher throughput than other available automated slide preparation systems. In addition to this increased throughput, the PREP processing unit requires less oversight than other automated systems.

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


     - Integration with SCREEN. The Company has specifically designed PREP to function with SCREEN, creating an integrated diagnostic tool which the Company believes will operate with higher throughput and greater diagnostic sensitivity than other systems which do not integrate the slide preparation and screening functions.


     The AutoCyte SCREEN System

     SCREEN is an automated image analysis system which combines proprietary imaging technology and classification software with off-the-shelf computer hardware to screen slides prepared using the PREP system. SCREEN is designed to function as an interactive support tool for the cytology professional in the primary screening of cervical cells, but may also serve quality control and adjunctive testing purposes. SCREEN is designed to use a series of proprietary algorithms to independently classify cells and present the cytotechnologist with 120 images of the most suspicious cells on the sample slide.

     SCREEN is designed to evaluate all areas of the PREP monolayer and presents high-resolution, color images of suspicious cells in the sample. The cytotechnologist is then able to undertake an independent analysis of these selected cells to interpret each slide. Once the cytotechnologist inputs the image assessment into the computer, SCREEN displays its interpretation for comparison. Unless SCREEN and the cytotechnologist agree that the slide is normal, the slide is referred to a senior cytotechnologist or pathologist for reevaluation. Combining expert human review with unbiased computer interpretation is a fundamental component of the Company's patented SCREEN process.

     The illustration below depicts the interaction between the cytotechnologist and SCREEN in the SCREEN system's dual slide classification process.
                                 [See Appendix]

     SCREEN Advantages vs. the Conventional Pap Smear Process

     The Company believes that its diagnostic system combining PREP and SCREEN is designed to offer the following advantages over the conventional Pap smear process:

     - More Complete Slide Examination on a High Throughput Basis. SCREEN is designed to allow the cytotechnologist to review the monoloyer slide in less than half the time now required for manual screenings of conventional Pap smear slides.

     - Presentation of High Resolution Computer Images. Using the SCREEN system, cytotechnologists can control and display high resolution cell images. SCREEN is designed to enable images of cells and abnormalities to be enlarged and enhanced for easier examination. The system is designed to identify and select for presentation only those cells that are most pertinent to the diagnostic process. This process enables cytotechnologists to concentrate on the most significant cells and clusters, thereby reducing the complexity and tedious nature of manual review. The Company believes that SCREEN will enable cytotechnologists to reach accurate cell classification decisions more quickly and efficiently.

     - Reduced Compliance Costs to Clinical Laboratories. CLIA allows monolayer slides which result in cell dispersion on one-half or less of the total available slide area to be screened at levels higher than the current 100 slide-per-day limit applicable to conventional Pap smear slides.

     SCREEN Advantages vs. Other Automated Screening Processes

     The Company believes that a diagnostic system combining PREP and SCREEN is designed to offer the following advantages over other screening systems recently developed to enhance or replace conventional Pap smear testing:

     - Integrated Approach. AutoCyte provides the only automated, integrated cervical cancer screening system available today. By designing PREP and SCREEN to work together, the Company has created a system which it believes will operate with higher throughput and with greater diagnostic sensitivity than other available systems or combinations of approaches.

     - Interactive Approach. AutoCyte's proprietary approach to cervical cancer screening combines review of high resolution cell images by a cytotechnologist with SCREEN's independent computer classification of each sample, resulting in what the Company believes is a more sensitive detection of sample abnormalities. The integrated PREP and SCREEN system is a diagnostic support tool designed to interact with cytotechnologists, not replace them. By offering a system which supports the cytology professional, AutoCyte believes its system will more readily receive positive acceptance by laboratories compared to systems which replace or create additional tasks for the cytotechnologist.

     - Cost-Effective Approach. SCREEN uses an off-the-shelf computer hardware platform which is more flexible and requires less customization than other automated screening devices. The Company believes that SCREEN's open hardware configuration, combined with the utilization of PREP's monolayer slides, will result in a lower cost per test than other automated screening processes.

AUTOCYTE PRODUCT SYSTEMS

     PREP System

     The PREP system consists of the CytoRich line of proprietary preservatives and reagents, a variety of proprietary plastic disposable components, and the customized PREP instrument. The CytoRich reagents include the preservative fluid, density reagent and multiple stains. The plastic disposables include the preservative vial, a patented disaggregating syringe, a slide settling column and pipette tip. The PREP instrument is a proprietary, computer-controlled robotic pipetting station that has been specifically engineered for preparing and discretely staining PREP slides. The instrument can be programmed to apply a variety of different stains. A centrifuge can be provided by the Company as part of the system. The PREP system can prepare up to 48 monolayer slide preparations per hour. The resulting slides have a 13 mm diameter circle of cells in a discretely stained monolayer containing an average of 45,000 cells per slide. The Company holds a number of patents covering certain components of the PREP system and the PREP slide preparation process. The Company has placed ten PREP systems for cervical cytology applications in France, Switzerland and Australia which collectively have produced over 100,000 monolayer slides in the past 18 months.

     SCREEN System

     The SCREEN system currently consists of a fully automated microscope, a high capacity slide handler, an ultra high resolution digital color camera, a high performance UNIX-based multi-processor and a high resolution monitor. The SCREEN system uses proprietary cell population histogram analysis software. A mechanical counter built into the SCREEN system allows the Company to monitor the number of slides screened. The SCREEN system has been specifically designed to process monolayer slides that have been prepared by the PREP system. The SCREEN system can process slides and render slide classifications on a continuous basis and is usually operated overnight. Up to 400 PREP slides may be placed onto the fully automated SCREEN instrument for unattended slide handling, identification and screening. SCREEN currently has the capacity to process, in unattended operation, over 160 slides per 24-hour period. The Company has placed SCREEN systems in clinical laboratories in Australia which have screened over 25,000 PREP slides in the past 18 months.

     AutoCyte Pathology Workstation

     AutoCyte's long-term product strategy encompasses an initiative into the broader pathology automation market. The Company believes that market acceptance of SCREEN will lay a foundation for additional future product lines, including future applications of the Pathology Workstation. The Pathology Workstation is a flexible computerized microscope which supports a set of PC-based applications, such as image telecommunications, archiving, image and patient data management and other supplemental testing designed to complement and support the SCREEN system. Applications currently available from the Company include:

     - Medical Information and Image Management. The AutoCyte Image Management System ("AIMS") is an intelligent user interface which organizes images and data using electronic folders. Diagnostic quality images can be acquired and stored with patient information. Folders containing both images and text can be incorporated into reports, or transmitted to a specialist at a remote site during a telepathology consultation. This folder concept combined with sophisticated search functionality provides a powerful tool for managing medical images.

     - Telepathology. AutoCyte LINK provides the ability to interactively capture and transfer diagnostic quality images during an online telepathology consultation. The system supports remote-consultation, continuing education and access to opinions from experts in pathology subspecialties.

     - Image Titer. AutoCyte Image Titer enables the quantitative assessment of anti-nuclear antibodies in a patient's blood specimen. This measurement is essential in the evaluation of diseases such as lupus, rheumatoid arthritis and other autoimmune disorders. The patented titration emulation process is applicable to a wide range of fluorescence-based serum antibody measurements.

     While the Company is not currently actively marketing Pathology Workstation products, the Company is in the process of negotiating a worldwide distribution agreement. The Company's strategy includes the development of additional applications or modules to run on the proprietary Pathology Workstation platform which support and integrate a systematic approach to diagnostic cytology and pathology. These modules include quantitative DNA analysis, quantitative immunocytochemistry, computer assisted tumor grading, fluorescence measurements, slide mapping and computer supported manual cytology screenings.

NON-GYNECOLOGICAL PRODUCT APPLICATIONS

     The Company began limited sales of PREP for non-gynecological cytology applications in 1993. There are more than 35 PREP systems installed in clinical laboratories and hospitals worldwide for non-gynecological applications. These applications relate to cytology preparation from a wide variety of specimen types, including urine, sputum, plural fluid, spinal fluid, peritoneal fluid and other body cavity fluids. Cell preparations from bronchial, gastrointestinal and endometrial brushings and washings as well as fine needle aspiration of specific organs are also addressed among these applications. The Company has developed proprietary preservatives that are optimized for these specific non-gynecological cytology preparations.

CLINICAL TRIALS AND REGULATORY STATUS

     PREP System

     Following completion of clinical trials for gynecological applications, the Company submitted a PMA for PREP to the FDA on May 12, 1997, which was accepted for substantive review by the FDA on June 11, 1997. Upon accepting the PREP PMA for substantive review, the FDA informed the

Company that the PMA would not be submitted to its Medical Devices Advisory Panel for review since information in the PMA substantially duplicated information previously reviewed by the panel in a PMA submitted by a different company relating to an alternative monolayer slide preparation product. An FDA review of a PMA typically takes from one to two years from the date the PMA is filed, but may take significantly longer if the FDA requests additional information and any major amendments to the PMA are filed. While the Company believes that the FDA review of the PREP PMA may be shorter than is typical because the PMA will not be submitted to its Medical Devices Advisory Panel and because of the FDA's familiarity with certain types of information in the PREP PMA, there can be no assurance that the FDA's review will not be as long or longer than the typical time period for FDA review or that the PMA will be approved at all.


     The PREP clinical trial design followed draft guidelines which had been prepared by the FDA and the protocol was reviewed by the FDA. The clinical trial was a double-blinded, matched-pair study in which a conventional Pap smear and a PREP monolayer slide derived from the same patient sample were reviewed and compared by different cytotechnologists without knowledge of the other's interpretation. In the clinical trial, the sample collected from the cervix was first smeared on a slide to create a conventional Pap smear. The collection device with residual sample material was then placed in the Company's proprietary CytoRich preservative fluid for later processing of a PREP slide. The two slides, prepared from the same sample, were then used to compare PREP to the conventional Pap smear.

     A total of 8,983 patients from eight clinical trial sites were included in the primary data analysis of the clinical trial. The combined data indicated improvements in specimen adequacy using PREP relative to the conventional Pap smear by reducing the number of unsatisfactory and SBLB slides by 39% and 44%, respectively. The Company believes that PREP would have further reduced unsatisfactory and SBLB slides if the sampling device had been immersed in the CytoRich reagent directly, rather than after the preparation of a conventional Pap smear slide, as was required by the clinical trial protocol.

     The PREP clinical data also indicated statistically significant improvements relative to the conventional Pap smear in (i) screening sensitivity (the detection of disease classified in the Bethesda System as LSIL or higher),
(ii) reducing false negative diagnoses (the failure to detect cancerous or precancerous cells) and (iii) reducing inconclusive diagnoses.

     In further analysis of the clinical trial data following submission of the PMA to the FDA, the Company removed from the analysis all cell samples from patients having a clinical history of abnormality on a previous Pap smear slide. The Company's approach sought to control for any potential bias that might have occurred as a result of the reviewing cytotechnologists exercising more than their usual level of diligence in reviewing slides from patients known by the cytotechnologist as having a clinical history of abnormality in a previous Pap smear test. An analysis of the remaining 6,196 cases revealed that, as compared to the conventional Pap smear, PREP indicated greater screening sensitivity with a 17% improvement in the detection of disease (LSIL or higher classification in the Bethesda System) and an improvement in the rate of false negative diagnoses with a 46% reduction in such errors by the cytotechnologist.

     The Company's analysis of data obtained from clinical studies is subject to confirmation and interpretation by the FDA which could delay, limit or prevent FDA approval of a PMA. The Company excluded approximately 1,350 specimens from the PREP clinical trial as noncompliant with protocol criteria. Based on its internal review of these excluded specimens, the Company believes that the inclusion of these specimens in the trial data would not have materially affected the data analysis or other information included in the PREP PMA submission. If, however, the FDA were to determine that these specimens should be included in the FDA's statistical calculations, the PREP PMA and other claims may have to be revised. See "Risk Factors -- Uncertainty Regarding FDA Approval" and "-- Extensive Government Regulation."

     SCREEN System

     In October 1996, the Company began blinded clinical trials for SCREEN. This clinical trial involves rescreening PREP slides from the PREP clinical trial sites using the SCREEN system and comparing these results with the results from a manual review of the PREP slides. The Company expects to complete this clinical trial for primary screening and adjunctive testing and submit a PMA for SCREEN to the FDA by the end of 1997 or early 1998. There can be no assurance that this clinical trial will be completed or that any PMA for SCREEN will be submitted to the FDA or if submitted will be accepted for substantive review or, if accepted, will be approved by the FDA in a timely manner, or at all, or for the claims for which the Company seeks approval. See "Risk Factors -- Uncertainties Regarding FDA Approval."

     Pathology Workstation

     The Company has received FDA clearance of premarket notification ("510(k)") covering Image Titer, an application for the Pathology Workstation currently being sold by the Company. The Company believes that it will need to obtain clearance of 510(k)s or approval of PMAs in the United States to market certain additional Pathology Workstation applications currently being developed.

MARKETING AND SALES

     Automated slide preparation and screening products have recently been introduced into the cervical cancer screening market and the Company expects that it will benefit from the increased awareness and acceptance of these new technologies. AutoCyte's systems are already in various stages of evaluation and use in major universities and laboratories in several countries. The Company began limited commercial sales of PREP for use in non-gynecological applications in 1993 and currently has installed over 35 PREP systems throughout the world. The first commercial use of both PREP and SCREEN for cervical cancer screening has begun in Australian laboratories.

     The Company generates PREP revenue from both system sales and rentals. For system sales, customers purchase the instrument and make separate purchases of related reagents and other disposables. For system rentals, the Company places the PREP instrument at the customer's site, and customers make monthly payments which include rent and a minimum monthly quantity of reagents and other disposables. The term of the PREP rentals ranges from month-to-month to three years. For SCREEN, the Company intends to place instruments without charge at customer locations and to charge customers on a per test, or Fee-Per-Use ("FPU"), basis. As an important element of its business strategy, the Company intends to seek third-party financing to support rentals of PREP and placements of SCREEN. There can be no assurance that the Company will be able to obtain such financing or, if so, on favorable terms.

     The principal markets for the non-gynecological applications of PREP are clinical laboratories in the United States, and for the Pathology Workstation pathology and immunology laboratories and pathology research laboratories worldwide. PREP is currently being marketed for non-gynecological applications directly through the Company's own sales force. The Company anticipates that the Pathology Workstation will be sold through distributors and a series of OEM vendors who are expected to integrate certain of the workstation software into their own products.

     Marketing Strategy

     The Company expects to commence marketing PREP and SCREEN in the United States for cervical cancer screening when and if FDA approval for cervical cancer screening is obtained. PREP is designed to be sold as either a stand-alone system or as an integrated system with SCREEN. The Company intends to achieve market acceptance of PREP alone and then to target its PREP customer base for its initial marketing efforts of SCREEN. The Company's marketing strategy is to achieve broad market acceptance for the integrated PREP and SCREEN system for cervical cancer screening.

In implementing this strategy, the Company will address the needs of the constituencies described below.

     Large clinical laboratories. Conventional Pap smear testing has become a concentrated market in the United States. The Company believes that three major clinical laboratories, Laboratory Corporation of America Holdings, Quest Diagnostics, Inc. ("Quest"), formerly known as Corning Clinical Laboratories, Inc., and SmithKline Beecham Clinical Laboratories, account for almost 18 million conventional Pap smears annually. In June 1997, Cytyc announced that it had entered into a multi-year agreement for ThinPrep 2000 with Quest. See "Risk Factors -- Competition; Technological Change." Other large testing laboratories, which the Company believes perform more than 10 million conventional Pap smears in the United States annually, account for another 20% of the market, concentrating approximately 55% of cervical cancer test volume among a relatively small number of large laboratories. AutoCyte believes that PREP's high throughput will enable the Company to market PREP successfully to this concentrated market segment and that pressures associated with rising health care costs, rising litigation costs and the limited supply of qualified cytotechnologists will facilitate adoption of PREP and SCREEN by the large laboratory market. Large clinical laboratories have used centrifuges and liquid-based analytical techniques for a variety of applications and, accordingly, the Company believes that the familiar nature of its underlying technologies will enable its products to be more readily accepted in the market than products based on other technologies. Due to the concentrated nature of the large clinical laboratory market, the Company believes that a relatively small number of employees will be able to effectively market the Company's systems to these customers.

     Medium and small clinical laboratories. The Company also intends to devote a substantial portion of its marketing resources to targeting medium and small clinical laboratories. Hospital consolidation, and particularly the consolidation of laboratories of the larger hospitals, is creating a new medium sized customer for the Company's products. The Company expects that the medium and small clinical laboratory segment of the market generally will utilize the Company's equipment rental program.

     Third-party payors. To achieve market acceptance for its products, the Company will need to ensure that the use of its products is supported by third-party payors. The Company will promote the clinical and economic benefits of its PREP and SCREEN systems to national managed care providers, major private insurers and other third-party payors. The Company's cervical cancer screening system will initially be more expensive than conventional Pap smear testing on a per test variable cost basis. Because the up-front, direct costs of using the Company's products will be greater than the cost of the Pap smear, the Company will need to convince third-party payors that the overall cost savings, resulting from earlier detection of cervical cancer, reduction of unnecessary biopsies and colposcopies, improved specimen adequacy and otherwise, will more than offset the cost of the Company's products. At least two of the Company's competitors have achieved third-party reimbursement for products which are similar to PREP and SCREEN. See "-- Third-Party Reimbursement."

     Health care providers. The Company intends to promote the clinical and economic benefits of PREP and SCREEN directly to gynecologists and primary care physicians. AutoCyte's sales and marketing program will include a significant educational effort to communicate the advantages of its integrated cervical cancer screening system to the medical community.

     Marketing and Sales Organization

     The Company currently employs 14 persons worldwide to market, sell and provide after sale support of its products. The Company anticipates that its worldwide base of employees to market, sell and provide after-sale support of its products will grow to 35 to 40 persons by the end of 1998.

     In the United States, the Company plans to market its cervical cancer screening system through a direct sales force, if PMA approvals are obtained. The majority of the direct sales organization will focus on the laboratory market to achieve appropriate market penetration, acceptance and availability of the Company's products. A smaller, specialized sales force will focus all efforts on managed care and other third-party payor organizations to achieve appropriate reimbursement levels and to create demand for the products. Finally, the Company will consider co-marketing agreements with sales organizations of major reference laboratories and pharmaceutical manufacturers (with an emphasis on women's health care products) to market its products directly to health care providers.

     In international markets the Company markets and sells its products through distributors. To support these efforts, the Company employs six people, consisting of sales professionals, supporting product managers and after sales support personnel located in Europe, Japan and Australia. The Company anticipates that these distributor organizations will ultimately assume responsibility for all sales and after sales support activities as well as a portion of the Company's marketing activities. Both large distribution organizations with products focused on the clinical diagnostic market and smaller distribution organizations with products focused specifically on the cytology market are being considered.

     After-sale support services, including customer training, product installation, telephone technical support and repair service will be offered directly to customers in the United States. Personnel providing these services will be located both at the Company's headquarters and in select major metropolitan areas. Internationally, the Company plans to provide these services through distributor organizations.

MANUFACTURING

     The Company believes that its existing manufacturing and assembly processes are adequate to meet the near-term, full-scale production requirements of its PREP System for cervical cancer screening. The Company currently manufactures its CytoRich line of reagents and stains for PREP at its facility in Burlington, North Carolina. The Company also assembles, tests and packages components of the PREP system at the Burlington facility. The Company purchases the PREP instruments from a single OEM supplier in Europe and purchases several disposable items used with PREP, including glass slides, centrifuge tubes, pipette tips, settling chambers and other disposable components, from certain third-party vendors. The Company's OEM supplier and, in some cases, its vendors are currently sole suppliers. The Company has agreed to use a sole supplier of manufactured plastic components incorporated into its PREP system for the North American market for a period of at least five years beginning from the first production shipment date of each component engineered as of July 26, 1993. In addition, the Company has agreed to allow this supplier to be the sole supplier for manufactured plastic components for PREP sales beyond the North American market. The Company's obligation to use this supplier as its sole supplier for manufactured plastic components is contingent upon this supplier supplying the Company at prices competitive with those offered by third parties on similar terms and upon this supplier meeting the Company's quality and production requirements. The Company believes that this supplier's production will be sufficient to meet both its present and future requirements for manufactured plastic components. Subject to any contractual limitations upon its ability to do so, the Company may seek to establish relationships with additional suppliers or vendors for components of its products, although there can be no assurance that it will be successful in doing so. The incorporation of new components, or replacement components from alternative suppliers, into the Company's products may require the Company to submit PMA supplements to, and obtain further regulatory approvals from, the FDA before marketing the products with the new or replacement components.

     The Company intends to assemble, test and package its SCREEN system at the Burlington facility. The SCREEN system is composed of a sophisticated automated microscope, a robotic slide handler, a digital color camera, a computer and other related components. The Company is reliant upon sole-source vendors for a variety of these components. The Company intends to minimize this reliance by qualifying other vendors with the FDA, although there can be no assurance that the Company will be successful in doing so.

     The Company currently has only limited manufacturing and assembly capabilities for SCREEN. The Company believes that it will have adequate manufacturing capacity for SCREEN in place by the time the Company anticipates receiving FDA approval of a PMA for the product. The Company has limited experience manufacturing PREP reagents and stains and assembling SCREEN instrumentation. There can be no assurance that the Company will be able to manufacture and supply PREP reagents and stains or assemble SCREEN instrumentation in a timely manner or at a cost or in quantities necessary to make them commercially viable. The Company has no experience in managing problems that might result from manufacturing commercial quantities of its products, such as instrument reliability, production costs or component quality. The Company also anticipates that it will require additional manufacturing capacity for reagents used in its PREP product by the end of 1999. An inability by the Company to increase its manufacturing capacity when required, or to contract with third parties for the manufacture of its products on commercially viable terms, would adversely effect the Company's business, financial condition and results of operations.

     The Company's manufacturing process is subject to extensive regulation by the FDA, including the FDA's Quality System ("QS," formerly current good manufacturing practice, or "GMP") requirements. Failure to comply with such requirements would materially impair the Company's ability to achieve or maintain commercial-scale production. If the Company is unable to achieve full-scale production capability, acceptance by the market of PREP and SCREEN would be impaired. Any such impaired market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Uncertainty Regarding FDA Approval" and
"-- Extensive Government Regulations".

     In addition to QS manufacturing requirements, the Company may be required to meet certain requirements relating to ISO 9001 certification and other European regulatory requirements. A European CE certification is also required in order to successfully sell PREP and SCREEN in Europe. Although the OEM supplier of PREP instrumentation has ISO 9001 certification and has obtained CE certification for PREP, the Company does not currently have either ISO 9001 certification or a CE mark for either PREP or SCREEN. Although the Company is in the process of pursuing a CE mark in Europe and intends to pursue ISO 9001 certification for PREP and SCREEN, there can be no assurance that it will be successful in obtaining these certifications.

     The Company currently assembles the Pathology Workstation product at its Burlington facility and believes it has sufficient capacity to meet anticipated customer demand for this product. The Company is currently negotiating a worldwide distribution agreement for this product and expects that in the future the Pathology Workstation will be sold through distributors and OEM vendors who are expected to integrate certain of the workstation software into their own products.

RESEARCH AND DEVELOPMENT

     The Company's research and development programs are currently focused on
(i) continued enhancement of the PREP instrument, related reagents and disposables and further automation of the PREP slide preparation and handling process, (ii) continued development of the next generation SCREEN product ("SCREEN II") and (iii) development of additional Pathology Workstation applications to address the needs of the broader pathology automation market.

     Enhancements to PREP under development are particularly focused on increasing the efficiency and cost effectiveness of the system, including the introduction of a front-end automated slide processor and improved functionality of its CytoRich line of reagents and preservatives.

     SCREEN II is designed to increase throughput, incorporate more off-the-shelf components and facilitate slide handling. SCREEN II will rely on an enhanced proprietary algorithm classification technology and will be designed to have increased information management and storage capabilities. The Company is developing SCREEN II to include networking and sophisticated database capabilities.

     The Company is continuing to develop additional applications to run on its Pathology Workstation platform. These applications include quantitative image analysis, tumor grading and slide management. One image analysis application performs a quantitative analysis of DNA, nuclear texture and morphology to assess the aggressiveness of various types of tumors. Another image analysis application, immunocytochemistry, performs quantitative analysis of hormone receptors and proliferation markers in histological sections and single cell preparations. The tumor grading application is designed to evaluate the arrangement of tumor cells within sections, much the same way that tissue sections are evaluated and graded by a pathologist. The slide manager module facilitates slide mapping and computer assisted manual cytology screening and cell relocation.

     There can be no assurance that any product enhancement or development project undertaken by the Company either currently or in the future will be successfully completed, receive regulatory approvals or be successfully commercialized. The failure of any such enhancement or project to be completed, approved or commercialized could prevent the Company from successfully competing in its targeted markets and could have a material adverse effect on the Company's business, financial condition and results of operations.

     As of June 30, 1997, the Company had 34 employees engaged in research and development. The Company's expenditures for research and development were approximately $3.6 million, $5.1 million, $4.4 million and $2.3 million for the years ended December 31, 1994, 1995 and 1996 (pro forma combined) and the six months ended June 30, 1997, respectively.

THIRD-PARTY REIMBURSEMENT

     Successful commercialization of PREP and SCREEN for cervical cancer screening in the United States and other countries will depend on the availability of reimbursement from third-party payors such as private insurers and managed care organizations. Because the up-front, direct costs of using the Company's products will be greater than the cost of the conventional Pap smear, the Company will need to convince third-party payors that the overall cost savings to the health care system, resulting from earlier detection of cervical cancer, reduction of unnecessary biopsies and colposcopies, improved specimen adequacy and otherwise, will more than offset the cost of the Company's products. The Company intends to focus on obtaining coverage and reimbursement from major national and regional managed care organizations and insurance carriers throughout the United States. Most third-party payor organizations independently evaluate new diagnostic procedures by reviewing the published literature and the Medicare coverage and reimbursement policy on the specific diagnostic procedure. To assist third-party payors in their respective evaluations of PREP and SCREEN, the Company intends to provide scientific and clinical data to support its claims of the safety and efficacy of the Company's products. The Company expects to focus on disease detection and cost savings benefits in seeking to obtain reimbursement for PREP and SCREEN for cervical cancer screening.

     A critical component in the reimbursement decision by most private insurers and the United States Health Care Financing Administration, which administers Medicare, is the assignment of a Current Procedural Terminology ("CPT") code which is used in the submission of claims to insurers for reimbursement for medical services. CPT codes are assigned, maintained and revised by the CPT Editorial Board administered by the American Medical Association. The Company is aware that certain clinical laboratories using other gynecological monolayer systems have received reimbursement from certain third-party payors using existing CPT codes. The Company believes that the CPT Editorial Board is considering modifying an existing CPT code or establishing a separate CPT code which will be broad enough to include PREP. There can be no assurance that the CPT Editorial Board will modify or establish such a CPT code on a timely basis, if at all. Failure to secure a modification to an existing code or to establish a separate code from the CPT Editorial Board could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has very limited experience in obtaining reimbursement for its products in the United States or other countries. In addition, third-party payors are routinely limiting reimbursement and coverage for medical devices and in many instances are exerting significant pressure on medical suppliers to lower their prices. Lack of or inadequate reimbursement by government and other third-party payors for the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations. Further, outside of the United States, health care reimbursement systems vary from country to country, and there can be no assurance that third-party reimbursement will be made available at an adequate level, if at all, for PREP or SCREEN under any other reimbursement system.

     Although several of the Company's competitors have already received reimbursement approval for their products, there is significant uncertainty concerning third-party reimbursement for the use of any medical device incorporating new technology. Reimbursement by a third-party payor depends on a number of factors, including the level of demand by health care providers and the payor's determination that the use of PREP and SCREEN represents a clinical advance compared to current technology and is safe and effective, medically necessary, cost-effective and appropriate for specific patient populations. Since reimbursement approval is required from each payor individually, seeking such approvals is a time-consuming and costly process which requires the Company to provide scientific and clinical data to support the use of PREP and SCREEN to each payor separately. There can be no assurance that third-party payors will provide such coverage or coverage for any other products developed by the Company, that reimbursement levels will be adequate or that health care providers or clinical laboratories will use PREP and SCREEN for cervical cancer screening in lieu of the conventional Pap smear method.

     Recent health care cost containment initiatives in the United States that have focused on reduction in reimbursement levels may effect the Company negatively. However, emphasis on preventive measures to reduce the overall costs to the health care system could lead to more frequent testing for cervical cancer and use of PREP and SCREEN if approved by the FDA. The Company is unable to predict the outcome or the effect on its business of the current health care reform debate.

PATENTS, COPYRIGHTS, LICENSES AND PROPRIETARY RIGHTS

     The Company relies on a combination of patents, trade secrets, copyrights and confidentiality agreements to protect its proprietary technology, rights and know-how. The Company holds four issued United States patents as well as corresponding foreign patent applications, and has one United States patent application that has been allowed but not issued, relating to various aspects of its PREP and SCREEN technologies. These patents cover system components, such as the disaggregation syringe, as well as the PREP process and the interactivity of the cytotechnologist with the SCREEN system. The Company has also filed one patent application which is pending in the United States and numerous patent applications which are pending abroad. There can be no assurance, however, that the claims allowed in any of the Company's existing or future patents will provide competitive advantages for the Company's products or will not be successfully challenged or circumvented by competitors. Under current law, patent applications in the United States are maintained in secrecy until patents are issued and patent applications in foreign countries are maintained in secrecy for a period after filing. The right to a patent in the United States is attributable to the first to invent, not the first to file a patent application. The Company cannot be sure that its products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications or that its products do not infringe any patents or proprietary rights of third parties. The Company is aware that several of its competitors hold several patents relating to automated slide preparation and screening. The Company believes that PREP and SCREEN do not infringe these third-party patents and that certain of these third-party patents may be invalid. However, there can be no assurance that a court would rule that the Company's products do not infringe such third-party patents or would invalidate such third-party patents. The Company may incur substantial legal fees in defending against a patent infringement claim or in asserting claims of invalidity against third parties. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from selling its products or could be required to obtain licenses from the owners of such patents or be required to redesign its products to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. The Company's failure to obtain these licenses or to redesign its products would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has entered into confidentiality agreements with all of its employees and several of its consultants and third-party vendors. There can be no assurance that the obligations of employees of the Company and third parties with whom the Company has entered into confidentiality agreements to maintain the confidentiality of trade secrets and proprietary information will effectively prevent disclosure of the Company's confidential information or provide meaningful protection for the Company's confidential information if there is unauthorized use or disclosure, or that the Company's trade secrets or proprietary information will not be independently developed by the Company's competitors. The Company also holds unregistered rights to copyrights on documentation and operating software developed by it for the PREP and SCREEN systems. There can be no assurance that any copyrights owned by the Company will provide competitive advantages for the Company's products or will not be challenged or circumvented by its competitors. Litigation may be necessary to defend against claims of infringement, to enforce patents and copyrights of the Company, or to protect trade secrets and could result in substantial cost to, and diversion of effort by, the Company. There can be no assurance that the Company would prevail in any such litigation. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

COMPETITION

     The cervical cancer screening market is comprised of the conventional Pap smear process and certain technologies which have been introduced in recent years or are currently under development to provide improvements over the conventional Pap smear process. The Company's competitors in the development and commercialization of alternative cervical cancer screening technologies include both publicly traded and privately held companies. The alternative technologies known to the Company have focused on improvements in slide sample preparation, the development of automated, computerized screening systems and adjunctive testing technologies. To date, the Company knows of no competitor which has developed an integrated sample preparation and image analysis system, such as PREP and SCREEN, which have been designed to function together. Nevertheless, some competitors' products have already received FDA approval and are being marketed in the United States. In addition, certain of the Company's competitors have substantially greater financial, marketing, sales, distribution and technical resources than the Company, and more experience in research and development, clinical trials, regulatory matters, customer support, manufacturing and marketing. In addition, some of these companies may have received third-party reimbursement for their products. The Company believes that its products will compete on the basis of a number of factors, including slide specimen adequacy, screening sensitivity, ease of use, efficiency, cost to customers and nature of claims allowed by the FDA. While the Company believes that its products will have competitive advantages based on some of these factors, there can be no assurance that various competitors' products will not have competitive advantages based on other factors that, when coupled with the earlier market entry of some products, will adversely effect the market acceptance of PREP and SCREEN. Moveover, there can be no assurance that the Company will be able to compete successfully against current or future competitors or that competition, including the development and commercialization of new products and technologies, will not have a material adverse effect on the Company's business, financial condition and results of operations. The Company's products could be rendered obsolete or uneconomical by technological advances of the Company's current or potential competitors, the introduction and market acceptance of competing products or by other approaches.

     The Company's primary competitor in monolayer slide preparation is Cytyc Corporation ("Cytyc"). Cytyc's system, the ThinPrep(R) 2000, is based on a membrane-filtration separation system rather than the centrifugation approach used in PREP. ThinPrep 2000 is the only monolayer sample preparation system approved by the FDA for cervical cytology applications. It is also used for non-gynecological applications. The FDA has allowed Cytyc's claim that ThinPrep 2000 sample preparation is "significantly more effective in detecting LSIL and more severe lesions than the conventional Pap smear in a variety of patient populations." Cytyc also has FDA-approved claims that specimen quality with the ThinPrep 2000 system is significantly improved over that of conventional Pap smear preparation in a variety of patient populations. There can be no assurance that the FDA will approve the Company's PMA for PREP, or, if approved, that the FDA will allow desirable claims. In June 1997,

Cytyc announced that it had entered into a multi-year agreement for ThinPrep 2000 with Quest, one of the three large national chain laboratories. In addition, in October of 1996, Cytyc announced a non-exclusive co-marketing agreement with Digene Corporation, which has developed a product that detects the presence or absence of HPV in precancerous cervical lesions. Cytyc has also recently announced that it is developing a higher throughput version of its ThinPrep 2000 system and that it has entered into a multi-year sales and marketing agreement with a large pharmaceutical company for the ThinPrep 2000. Cytyc's successful implementation of any of the foregoing arrangements or marketing initiatives may make it more difficult for the Company to promote PREP in markets in which it competes with Cytyc. See "Risk Factors -- Competition; Technological Change."

     In automated screening the Company faces direct competition primarily from two companies, NeoPath, Inc. ("NeoPath") and Neuromedical Systems, Inc. ("NSI"), both of which currently market imaging systems to reexamine or rescreen conventional Pap smears previously diagnosed as negative. NeoPath is marketing an imaging system designed to enhance quality control in connection with the rescreening of the 10% of the slides that are initially classified as negative, as required by CLIA. NSI is marketing an adjunctive screening system to supplement primary slide screening. The Company believes that these rescreening systems, without further adaptation and FDA approval, could not be used with PREP and, therefore, if either of such systems is installed at or used by hospitals and reference laboratories, the Company's ability to market its products to such hospitals and laboratories could be materially adversely affected. The Company is also aware that NeoPath is developing an automated primary screening device. If either NeoPath or NSI receives FDA approval of its current system or any future product as a primary screening system to replace some or all of the manual screening of conventional Pap smears, marketing of these systems for such purpose could have a material adverse effect on the Company's business, financial condition and results of operations.

     In November 1996, Cytyc and NeoPath announced the completion of a joint study of the feasibility of screening cervical specimens using the ThinPrep 2000 in conjunction with NeoPath's AutoPap(R) QC automated screening device. The development and commercialization of such a combined product could have a material adverse affect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

     The manufacture and sale of medical diagnostic devices are subject to extensive governmental regulation in the United States and in other countries. PREP and SCREEN are regulated for cervical cytology applications in the United States as medical devices by the FDA under the Federal Food, Drug and Cosmetic Act (the "FDC Act") and require premarket approval by the FDA prior to commercial distribution. In addition, certain modifications to medical devices, their manufacture or their labeling also are subject to FDA review and approval before marketing. Pursuant to the FDC Act, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution, sales, marketing, advertising and promotion of medical devices in the United States. Noncompliance with applicable requirements, including good clinical practice requirements, can result in the refusal of the government to grant premarket approval for devices, suspension or withdrawal of clearances or approvals, total or partial suspension of production, distribution, sales and marketing, fines, injunctions, civil penalties, recall or seizure of products, and criminal prosecution of a company and its officers and employees.

     Medical devices are classified into one of three classes, Class I, II or III, on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (e.g., labeling, premarket notification and adherence to GMPs). Class II devices are subject to general controls and to special controls (e.g., performance standards, post-market surveillance, patient registries and other FDA guidelines). Generally, Class III devices are those that must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices) and also include most devices that were not on the market before May 28, 1976 ("new medical devices") and for which the FDA has not made a finding of "substantial equivalence" based on a premarket notification ("510(k)"). Class III devices usually require clinical testing and FDA approval prior to marketing and distribution. The FDA also has the authority to require clinical testing of Class I and Class II devices. The Company's PREP and SCREEN products, when intended for gynecological use, are regulated as Class III medical devices.

     If human clinical trials of a device are required and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or distributor of the device) is required to file an investigational new device ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA (or the FDA does not notify the sponsor 30 days after receipt of the application that the trials may not begin) and one or more appropriate institutional review boards ("IRBs") approves the study protocol, clinical trials may begin at a specified number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, such as the Company's PREP and SCREEN products when intended for gynecological use, or is an exempt diagnostic device, a sponsor may begin the clinical trial after obtaining approval for the study from one or more appropriate IRBs, but FDA approval is not required unless the FDA notifies the sponsor that an IDE application is required. Sponsors of clinical trials are permitted to sell devices distributed in the course of the study provided the price charged does not exceed recovery of the cost of manufacture, research, development and handling. An IDE supplement must be submitted to, and approved by, the FDA (or the FDA does not notify the sponsor 30 days after receipt of the supplement that the change may not be implemented) before a sponsor or an investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects. The FDA has the authority to re-evaluate, alter, suspend or terminate clinical testing based on its assessment of data collected throughout the trials.

     Generally, before a new medical device can be introduced into the market, the manufacturer must obtain FDA clearance of a 510(k) or approval of a premarket approval application, unless the device is exempt from the requirement of such clearance or approval. A 510(k) clearance will be granted if the submitted information establishes that the device is "substantially equivalent" to a legally marketed Class I or II medical device or to a legally marketed Class III device that does not itself require an approved PMA prior to marketing (a "predicate device"). A 510(k) must contain information to support a claim of substantial equivalence, which may include laboratory test results or the results of clinical studies of the device in humans. Such studies can take years to complete, analyze, and prepare for submission to the FDA. Commercial distribution of a device for which a 510(k) is required may begin only after the FDA issues an order finding the device to be "substantially equivalent" to a predicate device. The FDA has recently been requiring a more rigorous demonstration of "substantial equivalence" than in the past and is more likely to require the submission of data from one or more human clinical trials. It generally takes from five to twelve months from the date of submission to obtain 510(k) clearance from the FDA, but it may take longer, and 510(k) clearance may never be obtained.

     No law or regulation specifies the time limit by which the FDA must respond to a 510(k) premarket notification. An FDA order may declare that the device is "substantially equivalent" to another legally marketed device and allow the proposed device to be marketed in the United States. The FDA, however, may determine that the proposed device is not "substantially equivalent" or require further information, including clinical data, to make a determination of substantial equivalence. Such determinations or requests for additional information could prevent or delay market introduction of the product that is the subject of the 510(k) premarket notification.

     A PMA for a device must be filed with and approved by the FDA before marketing of the device may begin if the device is not found by the FDA to be "substantially equivalent" to a predicate device. A PMA must be supported by valid scientific evidence that typically includes extensive data, including data from preclinical testing and human clinical trials to demonstrate the safety and effectiveness of the device. The FDA ordinarily requires the performance of at least two independent, statistically significant human clinical trails that must demonstrate the safety and effectiveness of the device in order to obtain FDA approval of the PMA. The PMA must also contain the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling and promotional labeling.

     Upon receipt of the PMA, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA so determines, the FDA will accept the PMA for filing and begin an in-depth review of it. An FDA review of a PMA typically takes from one to two years from the date the PMA application is filed, but may take significantly longer if the FDA requests additional information and any major amendments to the PMA are filed. The review time is often significantly extended by requests from the FDA for more information or clarification of information already provided in the submission. During the review period, an advisory committee, including clinicians, may be convened to review and evaluate the application and provide recommendations to the FDA as to whether the PMA should be approved. The FDA is not bound by the recommendation of the advisory committee. The FDA will usually inspect the applicant's manufacturing facility to ensure compliance with QS requirements prior to approval of a PMA. The FDA also may conduct bioresearch monitoring inspections of the clinical trial sites and the PMA applicant to ensure data integrity, and that the studies were conducted in compliance with the applicable FDA regulations.

     If the FDA's evaluations of the clinical study sites' compliance with GCP requirements and the QS compliance of the manufacturing facilities are acceptable, the FDA will issue either an approval letter (order) or an "approvable letter" containing a number of conditions that must be met in order to secure approval of a PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue an order approving the PMA, authorizing commercial marketing of the device for certain indications. If the FDA's evaluation of the PMA, the clinical study sites or the manufacturing facilities are not favorable, the FDA will deny approval of the PMA or issue a "not approvable letter." The FDA may also determine that additional preclinical testing or human clinical trials are necessary, in which case approval of the PMA could be delayed for several years while additional testing or trials are conducted and submitted in an amendment to the PMA. The IDE/PMA process is expensive, uncertain and lengthy (typically taking five to seven years or more to complete), and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing. There can be no assurance that the Company will be able to obtain necessary regulatory approvals for any proposed future products in a timely manner or at all. Delays in receipt of approvals, failure to receive approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements, would have a material adverse effect on the Company's business, financial condition and results of operations.

     The FDA's regulations require agency approval of a PMA supplement for certain changes if they affect the safety and effectiveness of the device, including, but not limited to, new indications for use; labeling changes; the use of a different facility or establishment to manufacture, process, or package the device; changes in vendors supplying components for the device; changes in manufacturing methods or quality control systems; changes in performance or design specifications; and certain labeling changes. Any such change will require FDA approval of an PMA supplement before marketing.


     The Company submitted a PMA for PREP to the FDA on May 12, 1997 and the PREP PMA was accepted for substantive review by the FDA by letter dated June 11, 1997. In accepting the PREP PMA for such review, the FDA indicated to the Company that no review of the PMA by the FDA's Medical Devices Advisory Panel would be required. The Company is currently conducting clinical trials for SCREEN and anticipates submitting a PMA to the FDA by late 1997 or early 1998. The Company anticipates that certain other applications for use on its Pathology Workstation, including diagnostic applications, will require FDA clearance of 510(k)s or approval of PMAs. There can be no assurance that FDA or other necessary approvals will be obtained on a timely basis or at all or, if obtained, that desirable claims will be allowed.


     PREP and SCREEN and any other products manufactured or distributed by the Company pursuant to an approved PMA application and supplements (or to 510(k) clearances) will be subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experience with the use of the device. Device manufacturers are required to register their establishments and list their devices with the FDA. The FDC Act requires that medical devices be manufactured in accordance with the FDA's QS (formerly GMP) regulations. These regulations require, among other things, that (i) the manufacturing process be regulated, controlled and documented by the use of written procedures, and (ii) the ability to produce devices which meet the manufacturer's specifications be validated by extensive and detailed testing of every aspect of the process. The regulations also require investigation of any deficiencies in the manufacturing process or in the products produced and detailed record keeping. Manufacturing facilities are subject to FDA inspection on a periodic basis to monitor compliance with QS requirements. If violations of the applicable regulations are noted during FDA inspections of manufacturing facilities, the FDA can prohibit further manufacturing, distribution, sale and marketing of the devices until the violations are cured. On October 7, 1996, the FDA published a revision of its GMP requirements, incorporating them into the QS regulations. The QS regulations require, among other things, preproduction design controls, purchasing controls, and maintenance of service records. The QS regulations took effect on June 1, 1997, except that the FDA has stated that as long as manufacturers are taking reasonable steps to come into compliance with the design control requirements, the FDA will not initiate action (including enforcement cases) based on a failure to comply with these requirements before June 1, 1998. The QS regulations are expected to increase the cost of complying with the FDA GMP and related requirements. Other applicable requirements include the FDA's medical device (manufacturer) reporting regulation, which requires that the device manufacturer provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its marketed devices, as well as product malfunctions that would likely cause or contribute to a death or serious injury if the malfunction were to recur. Product labeling and promotional activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. Products may only be promoted by the Company and any of its distributors for their approved indications. No assurance can be given that modifications to the labeling which may be required by the FDA in the future will not adversely affect the Company's ability to market or sell PREP, SCREEN or other products of the Company.

     The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations.

     Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. No assurance can be given that such foreign regulatory approvals will be granted on a timely basis, or at all. The Company has been advised by various parties, including consultants engaged by the Company and foreign distributors, that no regulatory approvals for a device analogous to FDA approval of a PMA are currently required by any country where the Company currently sells PREP or SCREEN. Such approval requirements may be imposed in the future. Export sales of investigational devices that are subject to PMA or IDE application requirements and have not received FDA marketing approval generally may be subject to FDA export permit requirements depending upon, among other things, the purpose of the export (investigational or commercial), the country to which the device is intended for export, and on whether the device has valid marketing authorization in a country listed in the FDA Export Reform and Enhancement Act of 1996, e.g., any member country of the European Union and certain other countries including but not limited to Australia, Canada, Israel, Japan, New Zealand, and South Africa. In order to obtain such a permit, when one is required, the Company must provide the FDA with documentation from the medical device regulatory authority of the country in which the purchaser is located, stating that the device has the approval of the country. In addition, the FDA must find the exportation of the device is not contrary to the public health and safety of the country in order for the Company to obtain the permit. The Company received an FDA permit to export PREP and SCREEN to all foreign countries in which the Company is currently selling these products and where such a permit was required. There can be no assurance that the Company will meet the FDA's export requirements or receive additional FDA export approval when such approval is necessary, or that countries to which the devices are to be exported will approve the devices for import. Failure of the Company to meet the FDA's export requirements or obtain FDA export approval when required to do so, or to obtain approval for import, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The laboratories that would purchase the Company's PREP and SCREEN products are subject to extensive regulation under CLIA, which requires laboratories to meet specified standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The Company believes that its PREP and SCREEN products operate in a manner that will allow laboratories using the products to comply with CLIA requirements. However, there can be no assurance that interpretations of current CLIA regulations or future changes in CLIA regulations would not make compliance by the laboratory difficult or impossible and therefore have an adverse effect on sales of the Company's products.

PRODUCT LIABILITY

     Commercial use of any Company products may expose the Company to product liability claims. The Company currently carries $2,000,000, limited to $1,000,000 per occurrence, in general liability (including product liability) insurance coverage. The Company believes that this amount is adequate to meet its present needs. The medical device industry has experienced increasing difficulty in obtaining and maintaining reasonable product liability coverage, and substantial increases in insurance premium costs in many cases have rendered coverage economically impractical. To date, the Company has not experienced difficulty obtaining an amount of insurance coverage commensurate with its level of sales. As the Company's sales expand, however, there can be no assurance that the Company's existing product liability insurance will be adequate or that additional product liability insurance will be available to the Company at a reasonable cost, or that any product liability claim would not have a material adverse effect on the Company's business, financial condition and results of operations.

FACILITIES

     The Company currently leases a total of 13,500 square feet of space, devoted to administrative, research and development and engineering functions, at 112 Orange Drive, Elon College, North Carolina under a lease expiring on December 31, 1997, but renewable until April 24, 2000. The Company also currently leases a 20,000 square foot manufacturing facility at 780 Plantation Drive in Burlington, North Carolina. In addition to manufacturing, the Burlington facility houses the Company's systems integration support, product warehousing and shipping and receiving operations. In July 1997, the Company entered into an extension of the Burlington lease through July 2004. The new lease includes a 23,000 square foot addition to the Burlington facility which will permit the Company to consolidate all of its operations in a single facility. The Company anticipates that the addition will be ready for occupancy in the second quarter of 1998.

EMPLOYEES

     As of June 30, 1997 the Company employed 71 persons on a full-time basis. The Company believes that its relations with its employees are good. None of the Company's employees is a party to a collective bargaining agreement. See "Management -- Executive Officers and Directors."

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors of the Company as of June 30, 1997:

                  NAME                       AGE                     POSITION
-----------------------------------------    ---     -----------------------------------------
James B. Powell, M.D.                        58      President, Chief Executive Officer and
                                                       Director
Ernest A. Knesel                             51      Executive Vice President
Thomas Gahm, Ph.D.                           41      Vice President of Computer Science
James W. Geyer, Ph.D.                        52      Vice President of Laboratory Science
William O. Green                             39      Chief Financial Officer, Vice President
                                                       of Finance and Treasurer
Eric W. Linsley                              35      Vice President of Operations and Business
                                                       Development
Steven C. McPhail                            43      Vice President of Sales and Marketing
Richard A. Charpie, Ph.D.(1)(2)              45      Chairman of the Board
Robert E. Curry, Ph.D.(1)(2)                 50      Director
Thomas P. Mac Mahon(1)                       50      Director
Susan E. Whitehead(2)                        43      Director

---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     JAMES B. POWELL, M.D. has served as a director of the Company since November 1996 and as its President and Chief Executive Officer since January 1997. Prior to joining AutoCyte, Dr. Powell served as the President and Chief Executive Officer of Laboratory Corporation of America Holdings ("LabCorp") from May 1995 until January 1997. From 1982 until May 1995, Dr. Powell served as President of Biomedical Reference Laboratories/Roche Biomedical Laboratories, Inc. ("RBL"), the predecessor to both LabCorp and RIAS, which he co-founded. He continues to serve on the board of directors of LabCorp, a publicly traded company. Dr. Powell received a B.A. from Virginia Military Institute and an M.D. from Duke University, and is board certified in anatomical and clinical pathology.

     ERNEST A. KNESEL has served as Executive Vice President of the Company since November 1996. Previously, Mr. Knesel was a founder of RIAS and served as President of RIAS from May 1989 until joining AutoCyte. Mr. Knesel also was a co-founder of RBL, for which he served as Senior Vice President and was responsible for Scientific Affairs from June 1969 until 1993. Mr. Knesel received a B.S. in medical technology and an M.S. in biochemistry from Fairleigh Dickinson University.

     THOMAS GAHM, PH.D. has served as Vice President of Computer Science of the Company since November 1996. Previously, he served RIAS and RBL in the same capacity since August 1993. From 1983 to 1993, Dr. Gahm was a Scientific Advisor and Project Coordinator of Kontron Electronics, Image Analysis Division, where he focused on the commercial development of microscopic image analysis. Dr. Gahm received an engineering degree from the University of Stuttgart (Institute of Physical Electronics) and a Ph.D. from the Medical and Technical University of Hannover.

     JAMES W. GEYER, PH.D. has served as Vice President of Laboratory Science of the Company since November 1996. From 1991 until November 1996, Dr. Geyer served RIAS in the same capacity. He also served as Vice President of Product Development for RBL from 1991 until 1994. In September 1986, Dr. Geyer founded Genetic Design Inc. ("GDI"), a genetic testing laboratory, and served as Vice President of Scientific Affairs of GDI until it was acquired by Genzyme Corporation in 1991. From 1975 until 1986, Dr. Geyer served as Vice President of Research and Development at RBL. Dr. Geyer received a Ph.D. in immunology and microbiology and an M.S. in biochemistry, both from Wayne State University School of Medicine.

     WILLIAM O. GREEN joined the Company as Controller in January 1997 and became Chief Financial Officer in April 1997. Prior to joining AutoCyte, Mr. Green served from 1994 to 1996 as Vice President and Chief Financial Officer of CORPEX Technologies, Inc. ("CORPEX"), a specialty chemical company. Prior to joining CORPEX, Mr. Green held various positions at Mann Industries, Inc., ("Mann"), a privately held manufacturer of technical man-made fibers and yarns, from 1989 to 1993, serving most recently as Chief Operating Officer from 1992 to 1993. On September 16, 1993, Mann filed for receivership and subsequently was liquidated. From 1981 to 1989, Mr. Green worked as a certified public accountant at Arthur Andersen & Co. (now Arthur Andersen LLP). He received a B.S. in business administration from the University of North Carolina, Chapel Hill.

     ERIC W. LINSLEY has served as Vice President of Operations and Business Development of the Company since May 1997. Prior to joining AutoCyte, Mr. Linsley was a partner with Ampersand Ventures ("Ampersand"), a venture capital firm, from 1991 to May 1997, and, in connection with such position, served as interim management in operating and financial roles for various industrial products and health care companies. From 1989 to 1991, Mr. Linsley was a management consultant with Bain & Co. In 1988, he served in the same capacity with McKinsey & Co. He also has worked as a certified public accountant with Arthur Andersen LLP from 1984 to 1987. He received a B.A. from Trinity College, an M.S. in accounting from New York University and an M.B.A. from the Wharton School at the University of Pennsylvania.

     STEVEN C. MCPHAIL has served as Vice President of Sales and Marketing of the Company since May 1997. Prior to joining AutoCyte, Mr. McPhail served as Vice President of Sales and Marketing from January 1992 to May 1997 for DYNEX Technologies, Inc. ("DYNEX"), a division of Thermo BioAnalysis Corporation and a manufacturer of microtiter technology products serving both clinical and research laboratory customers. Prior to joining DYNEX, Mr. McPhail served in sales and marketing positions from 1981 to 1992 with Abbott Laboratories Diagnostics Division. He received a B.S. in biology from San Diego State University.

     RICHARD A. CHARPIE, PH.D. has served as Chairman of the Board of the Company since November 1996. Dr. Charpie is the Managing General Partner of Ampersand and all of its affiliated partnerships. He founded Ampersand in 1988 as a spin-off from PaineWebber Incorporated. Dr. Charpie is currently a director of several privately held companies. Dr. Charpie holds an M.S. in physics and a Ph.D. in applied economics and finance, both from the Massachusetts Institute of Technology.

     ROBERT E. CURRY, PH.D. has served as a director of the Company since November 1996. Dr. Curry joined the Sprout Group ("Sprout"), a submanager of various venture capital funds within the Donaldson, Lufkin & Jenrette organization, as a general partner of several of the partnerships comprising Sprout in May 1991 and is currently a divisional Vice President of DLJ Capital Corporation, a wholly-owned subsidiary of Donaldson, Lufkin & Jenrette, Inc. Prior to joining Sprout, Dr. Curry served in various capacities with Merrill Lynch R&D Management and Merrill Lynch Venture Capital from 1984, including as President of both organizations from January 1990 to May 1991. Previously, Dr. Curry was a Vice President of Becton Dickinson from May 1980 to July 1984, and General Manager of Bio-Rad Laboratory Inc.'s Diagnostics Systems Division from August 1976 to May 1980. He currently is a director of Biocircuits Corporation, Diatide, Inc. and Photon Technology International, Inc. Dr. Curry received a B.S. from the University of Illinois, and an M.S. and Ph.D. in chemistry from Purdue University.

     THOMAS P. MAC MAHON has served as a director of the Company since November 1996. Mr. Mac Mahon succeeded Dr. Powell as President and Chief Executive Officer of LabCorp in January 1997 and also serves as Chairman of the Board of LabCorp. Mr. Mac Mahon served as Senior Vice President of Hoffmann-La Roche Inc. from 1993 to January 1997 and President of Roche Diagnostics Group and a Director and member of the Executive Committee of Hoffmann-La Roche Inc. from 1988 to January

1997. A graduate of St. Peter's College, Mr. Mac Mahon received an M.B.A. in marketing from Fairleigh Dickinson University.

     SUSAN E. WHITEHEAD has served as a director of the Company since March 1997. Currently, Ms. Whitehead is Acting Chair of the Whitehead Institute for Biomedical Research, a trustee of the Massachusetts Institute of Technology, and Vice-Chair of the Horizons Initiative, a Boston-based group focused on the needs of homeless children. From 1989 to October 1995, Ms. Whitehead was an attorney in private practice in Boston, Massachusetts. From 1982 until 1987, she served as a prosecutor in New York City. Ms. Whitehead received a J.D. from Cardozo School of Law, and a B.S. from Cornell University.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Company's Restated Certificate, to be filed concurrently with the closing of this Offering, provides for a classified board of directors consisting of three classes, with each class being as nearly equal in number as possible. The term of one class expires and their successors are elected for a term of three years at each annual meeting of the Company's stockholders. The Company has designated one class I director (James B. Powell), two class II directors (Richard A. Charpie and Robert E. Curry) and two class III directors (Thomas P. Mac Mahon and Susan E. Whitehead). These class I, class II and class III directors will serve until the annual meeting of stockholders to be held in 1998, 1999 and 2000, respectively, and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The Restated Certificate provides that directors may be removed only for cause by a majority of stockholders. See "Description of Capital Stock -- Anti-Takeover Measures."

     Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers.

BOARD COMMITTEES

     The Company has standing Audit and Compensation Committees of the Board of Directors. The Audit Committee is currently composed of Dr. Charpie, Dr. Curry and Ms. Whitehead. The primary function of the Audit Committee is to assist the Board of Directors in the discharge of its duties and responsibilities by providing the Board with an independent review of the financial health of the Company and of the reliability of the Company's financial controls and financial reporting systems. The Audit Committee reviews the general scope of the Company's annual audit, the fee charged by the Company's independent accountants and other matters relating to internal control systems.

     The Compensation Committee of the Board of Directors determines the compensation to be paid to all executive officers of the Company, including the Chief Executive Officer. The Compensation Committee's duties include the administration of the Company's Amended and Restated 1996 Equity Incentive Plan. The Compensation Committee is currently composed of Dr. Charpie, Dr. Curry and Mr. Mac Mahon.

DIRECTOR COMPENSATION

     Directors currently receive no compensation for their service on the Company's Board of Directors except pursuant to the 1997 Director Stock Option Plan (the "Director Plan"), adopted by the Board of Directors and stockholders of the Company in June 1997. All of the directors who are not employees of the Company (the "Eligible Directors") are currently eligible to participate in the Director Plan. There are 100,000 shares of Common Stock reserved for issuance under the Director Plan. Commencing after the closing of this Offering, upon the election or reelection of an Eligible Director, such director will be automatically granted an option to purchase 10,000 shares of Common Stock (the "Option") with an exercise price equal to the market value on the grant date. Each Option becomes exercisable with respect to 2,000 shares on each anniversary of the date of grant for a period of five years, provided that the optionee is still a director of the Company at the opening of business on such date. The Options have a term of ten years. The exercise price for the Options is equal to the last sale price for the Common Stock on the business day immediately preceding the date of grant, as reported on the Nasdaq National Market. The exercise price may be paid in cash or shares of Common Stock, or a combination of both.

     On March 25, 1997, Ms. Whitehead was granted an option to purchase 4,918 shares of Common Stock in connection with becoming a director of the Company. These options vested immediately and have an exercise price of $0.2033 per share.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation paid for services rendered in the fiscal year ended December 31, 1996 to the Company's three most highly compensated executive officers whose total salary and bonus for such fiscal year exceeded $100,000 (together, the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE (1)

                                                             LONG-TERM
                                                           COMPENSATION
                                           ANNUAL             AWARDS
                                        COMPENSATION   ---------------------
                                        ------------        SECURITIES            ALL OTHER
     NAME AND PRINCIPAL POSITION           SALARY      UNDERLYING OPTIONS(#)   COMPENSATION(2)
--------------------------------------  ------------   ---------------------   ---------------
James B. Powell, M.D. ................    $   --                 --                $  --
  President and Chief Executive
     Officer(3)
Ernest A. Knesel......................     193,931            245,941               22,771
  Executive Vice President(4)
Thomas Gahm, Ph.D. ...................     159,509            135,268                6,775
  Vice President of Computer Science
James W. Geyer, Ph.D. ................     124,672             98,376                4,186
  Vice President of Laboratory Science

---------------


(1) The amounts shown represent amounts paid by RIAS, the Company's predecessor, for services performed from January 1, 1996 to November 21, 1996, and amounts paid by the Company for services performed from November 22, 1996 to December 31, 1996.



(2) All amounts shown in this column represent payments made by RIAS in connection with the formation of the Company for accrued vacation time with RIAS.



(3) Dr. Powell joined the Company as President and Chief Executive Officer in January 1997. His base salary for 1997 is $140,000.



(4) Mr. Knesel served as interim President from November 22, 1996 until January 1997. During that period, no executive officer held the title of Chief Executive Officer.

     The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1996 by the Company to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANT
                            ----------------------------------------------------
                                            PERCENT OF                              POTENTIAL REALIZABLE VALUE
                              NUMBER OF       TOTAL                                   AT ASSUMED ANNUAL RATES
                             SECURITIES      OPTIONS                                OF STOCK PRICE APPRECIATION
                             UNDERLYING     GRANTED TO   EXERCISE OR                    FOR OPTION TERMS($)
                               OPTIONS     EMPLOYEES IN  BASE PRICE   EXPIRATION  -------------------------------
                            GRANTED(#)(1)  FISCAL YEAR    ($/SHARE)      DATE       0%(2)    5%(2)(3)   10%(2)(3)
                            -------------  ------------  -----------  ----------  ---------  ---------  ---------
Ernest A. Knesel............    245,941        37.3%        0.2033      12/1/06   3,147,233  5,157,956  8,242,799
Thomas Gahm, Ph.D...........    135,268        20.5%        0.2033      12/1/06   1,730,984  2,836,885  4,533,555
James W. Geyer, Ph.D........     98,376        14.9%        0.2033      12/1/06   1,258,888  2,063,174  3,297,106

---------------
(1) These options, each granted on December 1, 1996, become exercisable as to 1/48th of the shares on the first day of each month following the date of grant. As of August 1, 1997, these options were exercisable with respect to the following numbers of shares: Mr. Knesel, 40,990 shares; Dr. Gahm, 22,545 shares; and Dr. Geyer 16,396 shares. The Company has not granted any additional options to the Named Executive Officers during 1997. The Company has, however, granted options with respect to an aggregate of 282,831 shares of Common Stock to three additional executive officers identified in the Principal Stockholder table who joined the Company during 1997 as follows:
    William O. Green, 49,187 shares; Eric W. Linsley, 135,268 shares; and Steven
    C. McPhail, 98,376 shares. These options also become exercisable as to 1/48th of the shares on the first day of each month following the date of grant and as of August 1, 1997, were exercisable with respect to the following numbers of shares: Mr. Green, 7,173 shares; Mr. Linsley, 8,454 shares; and Mr. McPhail, 6,149 shares.

(2) The values in these columns are based on the applicable rate of appreciation applied to an assumed offering price of the Common Stock of $13.00 per share.

(3) The dollar amounts shown in these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

     The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 1996. No shares were acquired on exercise of stock options by any Named Executive Officers in the last fiscal year.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                          NUMBER OF SECURITIES
                                               UNDERLYING                 VALUE OF UNEXERCISED
                                      UNEXERCISED OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT
                                               YEAR-END(#)                FISCAL YEAR-END($)(1)
                                        EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
                                      -----------------------------     -------------------------
        Ernest A. Knesel............            0/245,941                      0/3,147,233
        Thomas Gahm, Ph.D. .........            0/135,268                      0/1,730,984
        James W. Geyer, Ph.D. ......            0/ 98,376                      0/1,258,888

---------------
(1) There was no public trading market for the Common Stock as of December 31, 1996. These values are calculated based on an assumed offering price of the Common Stock of $13.00 per share less the applicable exercise price.

STOCK PLANS

     Amended and Restated 1996 Equity Incentive Plan. The Company's 1996 Equity Incentive Plan was adopted in November 1996 and amended and restated in June 1997 (as amended and restated, the "Equity Plan"). The Equity Plan is designed to provide the Company flexibility in awarding equity incentives by providing for multiple types of incentives that may be awarded. The purpose of the Equity Plan is to attract and retain key personnel of the Company and to enable them to participate in the long-term growth of the Company. The Equity Plan provides for the grant of stock options (incentive and nonstatutory), stock appreciation rights, performance shares, restricted stock or stock units for the purchase of an aggregate of 2,086,325 shares of Common Stock, subject to adjustment for stock-splits and similar capital changes. Awards under the Equity Plan can be granted to officers, employees, directors and other individuals as determined by the committee of the Board of Directors which administers the Equity Plan, each of whose members is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee of the Board of Directors administers the Equity Plan. The Compensation Committee selects the participants and establishes the terms and conditions of each option or other equity right granted under the Equity Plan, including the exercise price, the number of shares subject to options or other equity rights and the time at which such options become exercisable. The exercise price of all "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, granted under the Equity Plan must be at least equal to 100% of the fair market value of the option shares on the date of grant. The term of any incentive stock option granted under the Equity Plan may not exceed ten years.

     As of August 1, 1997, options to purchase an aggregate of 991,848 shares of Common Stock had been granted under the Equity Plan. In addition, 590,260 shares of Common Stock had been issued as restricted stock under the Equity Plan. As of such date, no options have been exercised, and options to purchase an aggregate of 1,383 shares have been cancelled. All such restricted stock and 990,465 of such options were outstanding as of such date. Of these, 110,674 shares of such restricted stock were vested and options to purchase 149,395 shares of Common Stock were exercisable as of August 1, 1997. No stock appreciation rights or awards other than option grants and restricted stock have been granted under the Equity Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Richard A. Charpie, Ph.D., Robert E. Curry, Ph.D. and Thomas P. Mac Mahon. Mr. Mac Mahon succeeded Dr. Powell as President and Chief Executive Officer of LabCorp. Dr. Powell is currently a director of LabCorp. See "Certain Transactions."

                              CERTAIN TRANSACTIONS


     References to the Company's Common Stock and Series A Preferred Stock in this section are presented without giving effect to the 1-for-2.033 reverse split of the Company's Common Stock effective on June 27, 1997.



     In November 1996, in connection with the Company's formation, the Company issued 7,500,000 shares of Common Stock to RIAS in exchange for substantially all of RIAS's assets used in connection with the cytology and pathology automation business, including but not limited to certain patents, trademarks, contracts and equipment. Simultaneously therewith, the Company sold: (i) an aggregate of 1,662,437 shares of Series A Preferred Stock at a purchase price of $1.00756 per share to certain purchasers affiliated with the Company, including 1,315,062 shares to Dr. Powell, 198,500 shares to Mr. Knesel, 99,250 shares to Mr. Mac Mahon and 49,625 shares to Dr. Gahm; (ii) an aggregate of 3,970,000 shares of Series A Preferred Stock at a purchase price of $1.00756 per share to Ampersand Specialty Materials and Chemicals III Limited Partnership and Laboratory Partners I Limited Partnership (collectively, with their respective companion funds, the "Ampersand Funds"); and (iii) an aggregate of 3,970,000 shares of Series A Preferred Stock at a purchase price of $1.00756 per share to Sprout Capital VII, L.P., DLJ First ESC L.L.C., DLJ Capital Corporation and the Sprout CEO Fund, L.P. (the "Sprout Funds"). Holders of the Series A Preferred Stock are entitled to certain rights, including a preference upon liquidation of the Company, redemption rights, a right to elect two directors to the Company's Board of Directors and other special voting rights, registration rights, rights of first refusal and other rights. Upon the consummation of this Offering, all of the issued and outstanding shares of Series A Preferred Stock will convert into Common Stock and all of the foregoing rights and privileges (other than the registration rights with respect to converted Common Stock described elsewhere in this Prospectus) will terminate.



     The November 1996 transaction also included the issuance and sale of 1,200,000 shares of Common Stock at a purchase price of $0.10 per share to Dr. Powell. These shares are subject to the Company's option to repurchase any unvested shares if Dr. Powell ceases to be employed by the Company. The shares vest over a period of four years with 1/48th of the shares vesting each month. In November 1996, Allemanni, LLC, an affiliate of Dr. Powell ("Allemanni"), purchased 1,300,000 shares of Common Stock from RIAS at a purchase price of $1.00 per share. In December 1996, Allemanni purchased an additional 99,250 shares of Series A Preferred Stock from the Company at a purchase price of $1.00756 per share.



     The Company has entered into certain ongoing arrangements with LabCorp, a public company of which Dr. Powell formerly was President and Chief Executive Officer and currently is a director and of which Mr. Mac Mahon currently is Chairman of the Board, President and Chief Executive Officer, for selling its products to LabCorp. In 1996, LabCorp purchased approximately $299,000 worth of products from RIAS and the Company, both for its own use and for placement with its hospital laboratory customers. The Company currently expects that LabCorp's purchases of its products in 1997 will exceed 5% of the Company's consolidated gross revenues for 1996.



     The Company has continuing arrangements with LabCorp (i) for leasing a portion of LabCorp's facility in Elon College, North Carolina and (ii) for providing cytology services in support of the Company's clinical trials. In 1996, RIAS and the Company paid LabCorp approximately $109,800 and $36,700, respectively, under each of these arrangements.



     On June 27, 1997, the Company entered into a credit agreement with the Ampersand Funds, the Sprout Funds and Allemanni (the "Lenders"). The agreement provides the Company with access to funds of up to $8,000,000 at an interest rate equal to the prime rate established by Fleet National Bank plus one percent. In consideration of this credit agreement, the Company issued to the Lenders warrants to purchase an aggregate of 421,429 shares of its Common Stock at an exercise price of $1.00 per share, consisting of warrants to purchase 139,157 shares issued to Allemanni, warrants to purchase 141,136 shares issued to the Ampersand Funds and warrants to purchase 141,136 shares issued to the Sprout Funds. The Company is obligated to issue warrants with respect to an additional 1,344,984 shares of Common Stock to the Lenders on a pro rata basis, based on the amount drawn on the credit agreement. There is currently no outstanding balance under the credit agreement. The Company has the right to accelerate the expiration date of all outstanding warrants to the closing of this Offering and intends to do so. The credit agreement will terminate upon the closing of this Offering.

                             PRINCIPAL STOCKHOLDERS

     The following table and footnotes set forth certain information regarding the beneficial ownership of the Company's Common Stock as of August 1, 1997 by
(i) persons known by the Company to beneficially own 5% or more of the Company's Common Stock, (ii) the Named Executive Officers, (iii) each director of the Company and (iv) all current executive officers and directors as a group.

                                                                             PERCENTAGE
                                                                         BENEFICIALLY OWNED
                                         NUMBER OF SHARES        ----------------------------------
      NAME OF BENEFICIAL OWNER         BENEFICIALLY OWNED(1)     BEFORE OFFERING     AFTER OFFERING
------------------------------------   ---------------------     ---------------     --------------
Roche Image Analysis Systems,
  Inc. .............................         3,049,680                 33.3%              24.9%
  1080 U.S. Highway 202
  Somerville, NJ 08876-3771
Ampersand Specialty Materials and
  Chemicals III Limited Partnership
  and certain related entities(2)...         2,022,199                 21.9               16.4
  55 William Street, Suite 240
  Wellesley, MA 02181-4003
Sprout Capital VII, L.P. and certain
  related entities(3)...............         2,022,198                 21.9               16.4
  3000 Sand Hill Road
  Bldg 4, Suite 270
  Menlo Park, CA 94025-7114
Allemanni, LLC(4)...................         1,993,835                 21.6               16.2
  2307 York Road
  Burlington, NC 27215
James B. Powell, M.D.(5)............         1,993,835                 21.6               16.2
Richard A. Charpie, Ph.D.(6)........         2,022,199                 21.9               16.4
Robert E. Curry, Ph.D.(7)...........         2,022,198                 21.9               16.4
Thomas P. Mac Mahon.................            48,819                    *                  *
Susan E. Whitehead(8)...............             4,918                    *                  *
Ernest A. Knesel(9).................           148,876                  1.6                1.2
Thomas Gahm, Ph.D.(10)..............            52,590                    *                  *
James W. Geyer, Ph.D.(11)...........            32,700                    *                  *
William O. Green(12)................            29,943                    *                  *
Eric W. Linsley(13).................            34,810                    *                  *
Steven C. McPhail(14)...............            17,626                    *                  *
All current executive officers and
  directors as a group (11
  persons)(15)......................         6,408,514                 67.4               50.8

---------------
  *  Indicates less than 1%.

 (1) Reflects the conversion, prior to or contemporaneously with the closing of this Offering, of all outstanding shares of Series A Preferred Stock of the Company into an aggregate of 4,881,936 shares of Common Stock. The number of shares of Common Stock deemed outstanding after this Offering includes the 3,100,000 shares of Common Stock of the Company being offered for sale in this Offering. The persons and entities named in the table have sole voting and investment power with respect to the shares beneficially owned by them, except as noted below. Share numbers include shares of Common Stock issuable pursuant to the outstanding options and warrants that may be exercised within the 60-day period following August 1, 1997.

 (2) Consists of the following shares and shares that may be acquired within 60 days of August 1, 1997 upon the exercise of warrants: 1,561,246 shares and a warrant to purchase 55,503 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership ("ASMC III"); 25,386 shares and a warrant to purchase 902 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership ("ASMC III C.F."); 256,302 shares and a warrant to purchase 9,111 shares held by Laboratory Partners I Limited Partnership("Lab Partners I"); and 109,844 shares and a warrant to purchase 3,905 shares held by Laboratory Partners Companion Fund Limited Partnership ("Lab Partners C.F."). ASMC-III MCLP LLP is the general partner of ASMC III Management Company Limited Partnership, which itself is the general partner of both ASMC III and ASMC III C.F. and has voting and investment control over the shares held by those two entities. Ampersand Lab Partners MCLP LLP is the general partner of Ampersand Lab Partners Management Company Limited Partnership, which itself is the general partner of both Lab Partners I and Lab Partners C.F. and has voting and investment control over the shares held by those two entities.

 (3) Consists of the following shares and shares that may be acquired within 60 days of August 1, 1997 upon the exercise of warrants: 1,698,713 shares and a warrant to purchase 60,390 shares held by Sprout Capital VII, L.P. ("Sprout"); 195,277 shares and a warrant to purchase 6,942 shares held by DLJ First ESC, L.L.C. ("DLJ First"); 39,055 shares and a warrant to purchase 1,388 shares held by DLJ Capital Corporation ("DLJ Capital"); and 19,732 shares and a warrant to purchase 701 shares held by The Sprout CEO Fund, L.P. ("Sprout CEO"). DLJ Capital is the managing corporation of Sprout and the general partner of Sprout CEO and has voting and investment control over the shares held by those two stockholders. DLJ LBO Plans Management Corporation ("DLJ LBO") is the manager of DLJ First and has voting and investment control over the shares held by DLJ First.

 (4) Includes 68,449 shares that may be acquired within 60 days of August 1, 1997 upon the exercise of warrants.

 (5) Consists solely of shares held of record by Allemanni, LLC and as described further in note (4). Dr. Powell is the manager of Allemanni, LLC and has voting and investment control over the shares held by that entity. Dr. Powell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

 (6) Consists solely of shares described in note (2). Dr. Charpie is a general partner of ASMC-III MCLP LLP and Ampersand Lab Partners MCLP LLP and thus may be considered the beneficial owner of the shares described in note (2). Dr. Charpie disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

 (7) Consists solely of shares described in note (3). Dr. Curry is a divisional Vice President of DLJ Capital and acts as attorney-in-fact for DLJ LBO with respect to its investment in the Company, and thus may be considered the beneficial owner of the shares described in note (3). Dr. Curry disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

 (8) Consists of 4,918 shares that may be acquired within 60 days of August 1, 1997 upon the exercise of options.

 (9) Includes 97,638 shares held by LE'BET, LLC ("LE'BET"). Mr. Knesel is the general manager of LE'BET and has voting and investment control over the shares held by that entity. Mr. Knesel disclaims beneficial ownership of such shares. Also includes 51,238 shares that may be acquired within 60 days of August 1, 1997 upon the exercise of options.

(10) Includes 28,181 shares that may be acquired within 60 days of August 1, 1997 upon the exercise of options.

(11) Includes 20,495 shares that may be acquired within 60 days of August 1, 1997 upon the exercise of options.

(12) Includes 9,223 shares that may be acquired within 60 days of August 1, 1997 upon the exercise of options.

(13) Includes 14,090 shares that may be acquired within 60 days of August 1, 1997 upon the exercise of options.

(14) Includes 10,248 shares that may be acquired within 60 days of August 1, 1997 upon the exercise of options.

(15) See notes (2) through (14) above. Includes 345,684 shares that may be acquired within 60 days of August 1, 1997 upon the exercise of options and warrants.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company currently consists of 20,650,000 shares of Common Stock, $0.01 par value per share, and 9,925,000 shares of Series A Preferred Stock, $0.01 par value per share. Upon the closing of this Offering, and after giving effect to the amendment and restatement of the Company's Certificate of Incorporation, the authorized capital stock of the Company will consist of 20,650,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. Prior to this Offering, there were outstanding an aggregate of (i) 4,279,389 shares of Common Stock and (ii) 9,925,000 shares of Series A Preferred Stock, which shares will automatically convert into an aggregate of 4,881,936 shares of Common Stock upon the closing of this Offering. As of the date of this Prospectus, the Company had 22 stockholders. Upon the closing of this Offering, the Company will have 12,261,325 shares of Common Stock and no shares of Preferred Stock outstanding.

     The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, (i) the provisions of the Company's Restated Certificate of Incorporation (the "Restated Certificate") and Amended and Restated By-laws (the "By-laws") (each as filed and effective, respectively, on or before the closing of this Offering and included as exhibits to the Registration Statement) and
(ii) the provisions of applicable law.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company available for distribution to its stockholders, subject to the preferential rights of any then outstanding shares of Preferred Stock. No shares of Preferred Stock will be outstanding immediately following the closing of this Offering. The Common Stock outstanding upon the effective date of the Registration Statement, and the shares offered by the Company hereby, upon issuance and sale, will be fully paid and nonassessable.

PREFERRED STOCK

     The Company is currently authorized to issue 9,925,000 shares of Series A Preferred Stock. Upon the consummation of the Offering, all of the issued and outstanding shares of Series A Preferred Stock will be converted into an aggregate of 4,881,936 shares of Common Stock. Immediately following such conversion, all currently outstanding shares of Series A Preferred Stock will be cancelled, retired and eliminated from the Company's authorized shares of capital stock, and the number of authorized shares of Preferred Stock will be decreased to 1,000,000 shares.

     Upon consummation of the Offering, the Company's Board of Directors will have the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The Company believes that the power to issue Preferred Stock will provide flexibility in connection with possible corporate transactions. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and restrict their rights to receive payment upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Capital Stock -- Anti-Takeover Provisions." The Company has no present plans to issue any shares of Preferred Stock.

STOCK PURCHASE WARRANTS

     As a commitment fee in connection with the establishment of a revolving line of credit, the Company issued warrants to purchase an aggregate of 207,291 shares of Common Stock to the Ampersand Funds, the Sprout Funds and Allemanni. These warrants have an exercise price of $2.033 per share, are immediately exercisable in full and expire on June 27, 2007. The Company may accelerate the expiration of these warrants to the closing date of this Offering and intends to do so.

ANTI-TAKEOVER MEASURES

     In addition to the Board of Directors' ability to issue shares of Preferred Stock, the Restated Certificate and the By-laws contain several other provisions that are commonly considered to discourage unsolicited takeover bids. The Restated Certificate includes a provision classifying the Board of Directors into three classes with staggered three-year terms. The Restated Certificate also includes a provision prohibiting stockholder action by written consent except as otherwise provided by law. Under the Restated Certificate and By-laws, the Board of Directors may enlarge the size of the Board and fill any vacancies on the Board. The Restated Certificate requires the approval of the holders of at least 66 2/3% of the outstanding capital stock of the Company prior to (i) the merger of the Company into another entity, (ii) the sale or disposition of all or substantially all of the Company's assets, (iii) the issuance or transfer by the Company of its securities having a market value in excess of $500,000 and
(iv) engaging in any other business combination transaction unless, in each case, such transaction has been approved by a majority of the Board of Directors. Further, provisions of the By-laws and the Restated Certificate provide that the stockholders may amend the By-laws or certain provisions of the Restated Certificate only with the affirmative vote of 66 2/3% of the Company's capital stock. The By-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies the Company of its intention a specified period in advance and furnishes certain information. The By-laws also provide that special meetings of the Company's stockholders may be called only by the President or the Board of Directors and require advance notice of business to be brought by a stockholder before the annual meeting.

     Upon the consummation of the Offering made hereby, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law, a law regulating corporate takeovers (the "Anti-Takeover Law"). In certain circumstances, the Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging in a "business combination" (which includes a merger or sale of more than ten percent of the corporation's assets) with an "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date on which such stockholder became an "interested stockholder" subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans). A Delaware corporation subject to the Anti-Takeover Law may "opt out" of the Anti-Takeover Law with an express provision either in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares; such an amendment is effective following expiration of twelve months from adoption. The Company has not "opted out" of the Anti-Takeover Law.

     The foregoing provisions of the Restated Certificate and By-laws and Delaware law could have the effect of discouraging others from attempting hostile takeovers of the Company and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that might result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company. Its telephone number is (212) 936-5100.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have 12,261,325 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option or of any other outstanding options and warrants. Of these shares, the 3,100,000 shares sold in this Offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely tradable, without restriction or further registration under the Securities Act, except for shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.

     The remaining 9,161,325 outstanding shares of Common Stock owned by existing stockholders together with 990,465 shares and 207,291 shares of Common Stock issuable upon the exercise of outstanding options and warrants, respectively, are deemed "restricted securities" under Rule 144. These may not be resold, except pursuant to an effective registration statement or an applicable exemption from registration. Of these restricted securities, approximately 92 shares of Common Stock issuable upon exercise of vested options will be eligible for sale under Rules 144 and 701 on the ninety-first day after the date of this Prospectus. Stockholders of the Company, holding in the aggregate 9,161,325 shares of Common Stock, warrants to purchase 207,291 shares of Common Stock and options to purchase 991,756 shares of Common Stock have agreed to enter into the 180-day lock-up agreements described below. At the end of such 180-day period, an additional 9,589,197 shares of Common Stock (including 427,872 shares of Common Stock issuable upon the exercise of vested options and outstanding warrants) will be eligible for sale under Rules 144 and
701. The remaining Restricted Shares will become eligible from time to time thereafter upon the expiration of the minimum one-year holding period prescribed by Rule 144 and, in the case of shares of Common Stock issuable upon the exercise of options, subject to vesting.

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least one year from the later of the date such Restricted Shares were acquired from the Company and (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the public market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information concerning the Company. All sales of shares of the Company's Common Stock, including Restricted Shares, held by affiliates of the Company must be sold under Rule 144, subject to the foregoing volume limitations and other restrictions.

     The Company's executive officers and directors and all of its existing stockholders, warrantholders and certain optionholders have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, transfer, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or warrants or other rights to purchase or acquire shares of Common Stock for a period of 180 days after the effective date of the Registration Statement filed in connection with the Offering without the prior written consent of Dillon, Read & Co. Inc.

     The Company plans to file registration statements under the Securities Act to register approximately 2,086,325 shares of Common Stock issuable under the Equity Plan and 100,000 shares of Common Stock issuable under the Director Plan, 90 days after the date of this Prospectus. Upon registration, such shares will be eligible for immediate resale upon exercise, subject to lock-up restrictions described above and, in the case of affiliates, to the volume, manner of sale and notice requirements of Rule 144.

     No prediction can be made as to the effect, if any, that market sales of additional shares or the availability of such additional shares for sale will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of Common Stock in the public market may have an adverse impact on the market price for the Common Stock. See "Risk Factors -- Dilution."

REGISTRATION RIGHTS

     The holders of the 9,161,325 shares of Common Stock and Common Stock to be issued on conversion of the Series A Preferred Stock (the "Registrable Shares") are entitled to certain rights with respect to registration of the Registrable Shares under the Securities Act beginning at the end of the lock-up period. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, such holders are entitled to notice of such registration and are entitled to include such Registrable Shares in the registration. The rights are subject to certain conditions and limitations, among them, the right of the underwriters of a registered offering to limit the number of shares included in such registration. Holders of Registrable Shares benefiting from these rights may also require the Company to file at its expense a registration statement under the Securities Act with respect to their shares of Common Stock and, subject to certain conditions and limitations, the Company is required to use its best efforts to effect such registration. Furthermore, such holders may, subject to certain conditions and limitations, require the Company to file additional registration statements on Form S-3 with respect to such Registrable Shares. Such holders waived their right to have shares of Common Stock registered under the Securities Act as part of this Offering.

                                  UNDERWRITING

     The names of the Underwriters of the shares of Common Stock offered hereby and the aggregate number of shares which each has severally agreed to purchase from the Company, subject to the terms and conditions specified in the Underwriting Agreement, are as follows:

                                UNDERWRITERS                           NUMBER OF SHARES
        ------------------------------------------------------------   ----------------
        Dillon, Read & Co. Inc......................................
        UBS Securities LLC..........................................

                                                                           ---------
                Total...............................................       3,100,000
                                                                           =========

     The Managing Underwriters are Dillon, Read & Co. Inc. and UBS Securities
LLC.

     If any shares of Common Stock offered hereby are purchased by the Underwriters, all such shares will be so purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase such shares and if the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

     The shares of Common Stock offered hereby are being initially offered severally by the Underwriters for sale at the price set forth on the cover page
hereof, or at such price less a concession not to exceed $     per share on
sales to certain dealers. The Underwriters may allow, and such dealers may
reallow, a concession not to exceed $     per share to certain other dealers.
The offering of the shares of Common Stock is made for delivery when, as, and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares of Common Stock offered hereby. After the initial public offering of the Common Stock, the price to the public, the concession and the reallowance may be changed by the Managing Underwriters.

     The Company has granted to the Underwriters an option to purchase up to an additional 465,000 shares of Common Stock on the same terms per share. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same proportion of the aggregate shares so purchased as the number of shares to be purchased by it shown in the above table bears to the total number of shares in such table. The Underwriters may exercise such option on or before the thirtieth day from the date of the Underwriting Agreement and only to cover over-allotments, if any, in connection with the Offering.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company, its executive officers and directors and all of its existing stockholders, warrantholders and certain of its optionholders have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, transfer, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or warrants or other rights to purchase or acquire shares of Common Stock for a period of 180 days after the effective date of the Registration Statement filed in connection with the Offering without the prior written consent of Dillon, Read & Co. Inc.

     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock, including over-allotment, stabilization, syndicate covering transactions and imposition of penalty bids. In an over-allotment, the Underwriters would allot more shares of Common Stock to their customers in the aggregate than are available for purchase by the Underwriters under the Underwriting Agreement. Stabilizing means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. In a syndicate covering transaction, the Underwriters would place a bid or effect a purchase to reduce a short position created in connection with the Offering. Pursuant to a penalty bid, Dillon, Read & Co. Inc., on behalf of the Underwriters, would be able to reclaim a selling concession from an Underwriter if shares of Common Stock originally sold by such Underwriter are purchased in syndicate covering transactions. These transactions may result in the price of the Common Stock being higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise, and, if commenced, may be discontinued at any time.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined by negotiations among the Company and the Managing Underwriters. Among the principal factors to be considered in determining the initial public offering price are prevailing market and general economic conditions, the price-to-earnings ratios of other publicly traded companies, projected revenues and earnings of the Company, the current financial position of the Company, estimates of the business potential of the Company, the present state of the Company's development, the Company's management and other factors deemed relevant. Additionally, consideration will be given to the general state of the securities market, the market conditions for new issues of securities and the demand for securities of comparable companies at the time the Offering was made.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts. Certain legal matters are being passed upon for the Underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS

     The financial statements of AutoCyte, Inc. at December 31, 1996 and for the period from November 22, 1996 (inception) to December 31, 1996 and of the Cytology and Pathology Automation Business of Roche Image Analysis Systems, Inc. as of December 31, 1995 and November 21, 1996 and for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 to November 21, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statements in the Prospectus under the captions "Risk
Factors -- Dependence on Patents, Copyrights, Licenses and Proprietary Rights; Risk of Third-Party Claims of Infringement," and "Business -- Patents, Copyrights, Licenses and Proprietary Rights" have been reviewed and approved by Bell, Seltzer, Park & Gibson, as experts on such matters, and are included in this Prospectus in reliance on that review and approval.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. All statements made in this Prospectus regarding the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete and are qualified by reference to the copy of such document filed as an exhibit to the Registration Statement. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also will be available for inspection and copying at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048, and Chicago Regional Office, Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and at the Commission website located at (http://www.sec.gov). Copies of such material also can be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
AUTOCYTE, INC.
PERIOD FROM NOVEMBER 22, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996
Report of Independent Auditors........................................................  F-2

AUDITED FINANCIAL STATEMENTS
Balance Sheets........................................................................  F-3
Statements of Operations..............................................................  F-4
Statements of Redeemable Convertible Preferred Stock and Stockholders' Equity
  (Deficit)...........................................................................  F-5
Statements of Cash Flows..............................................................  F-6
Notes to Financial Statements.........................................................  F-7

CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS OF ROCHE IMAGE ANALYSIS SYSTEMS, INC.
YEARS ENDED DECEMBER 31, 1994 AND 1995, AND THE PERIOD FROM JANUARY 1, 1996 THROUGH
  NOVEMBER 21, 1996
Report of Independent Auditors........................................................  F-16

AUDITED FINANCIAL STATEMENTS
Balance Sheets........................................................................  F-17
Statements of Operations..............................................................  F-18
Statements of Cash Flows..............................................................  F-19
Notes to Financial Statements.........................................................  F-20

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
AutoCyte, Inc.

     We have audited the accompanying balance sheet of AutoCyte, Inc. as of December 31, 1996, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity and cash flows for the period from November 22, 1996 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AutoCyte, Inc. at December 31, 1996, and the results of its operations and its cash flows for the period from November 22, 1996 (inception) through December 31, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Raleigh, North Carolina
June 13, 1997

                                 AUTOCYTE, INC.

                                 BALANCE SHEETS


                                                                                      PRO FORMA
                                                                                     REDEEMABLE
                                                                                     CONVERTIBLE
                                                                                   PREFERRED STOCK
                                                                                  AND STOCKHOLDERS'
                                                                                       EQUITY
                                                     DECEMBER 31,    JUNE 30,       JUNE 30, 1997
                                                         1996          1997           (NOTE 2)
                                                     ------------   -----------   -----------------
                                                                              (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents........................  $  9,517,274   $ 5,449,119
  Accounts receivable, less allowance for doubtful
     accounts of $17,500 and $74,100 at December
     31, 1996 and June 30, 1997, respectively......       761,117       402,384
  Inventory........................................     1,911,406     1,901,915
  Other current assets.............................        49,208        92,273
                                                      -----------   -----------
     Total current assets..........................    12,239,005     7,845,691
Property and equipment.............................     1,459,932     1,406,087
Goodwill...........................................     2,984,375     2,909,375
Deferred offering costs............................       --            611,225
                                                     ------------   -----------
     Total assets..................................  $ 16,683,312   $12,772,378
                                                     ============   ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................  $    227,521   $   302,828
  Accrued payroll and related benefits.............       117,615       180,571
  Other accrued expenses...........................     1,221,358     1,455,293
                                                     ------------   -----------
     Total current liabilities.....................     1,566,494     1,938,692
Redeemable convertible preferred stock.............     9,882,000     9,982,000         --
Stockholders' equity:
  Common stock, $0.01 par value; 20,500,000 and
     20,650,000 shares authorized at December 31,
     1996 and June 30, 1997, respectively;
     4,279,389 shares issued and outstanding at
     December 31, 1996 and June 30, 1997 and
     9,161,325 shares issued and outstanding pro
     forma.........................................        42,794        42,794      $    91,613
  Additional paid-in capital.......................     7,898,956    11,444,708       21,377,889
  Deferred compensation............................    (1,783,943)   (3,148,716)      (3,148,716)
  Accumulated deficit..............................      (922,989)   (7,487,100)      (7,487,100)
                                                     ------------   -----------      -----------
     Total stockholders' equity....................     5,234,818       851,686      $10,833,686
                                                     ------------   -----------      ===========
     Total liabilities and stockholders' equity....  $ 16,683,312   $12,772,378
                                                     ============   ===========


                            See accompanying notes.

                                 AUTOCYTE, INC.

                            STATEMENTS OF OPERATIONS


                                                     PERIOD FROM
                                                     NOVEMBER 22,
                                                         1996                  SIX MONTHS
                                                     (INCEPTION)             ENDED JUNE 30,
                                                       THROUGH        -----------------------------
                                                     DECEMBER 31,         1996             1997
                                                         1996         (PREDECESSOR)     (AUTOCYTE)
                                                     ------------     -------------     -----------
                                                                               (UNAUDITED)
Net sales..........................................  $    129,189      $    908,984     $   898,695
Cost of goods sold.................................       112,022           712,215         767,865
                                                     ------------      ------------     -----------
     Gross profit..................................        17,167           196,769         130,830
Operating expenses:
  Research and development.........................       457,918         1,928,965       2,310,482
  Selling, general and administrative..............       524,669         3,068,835       3,112,976
                                                     ------------      ------------     -----------
                                                          982,587         4,997,800       5,423,458
                                                     ------------      ------------     -----------
Operating loss.....................................      (965,420)       (4,801,031)     (5,292,628)
Interest income....................................        42,431          --               203,659
Interest expense, including credit agreement
  commitment fee...................................       --               --             1,475,142
                                                     ------------      ------------     -----------
     Net loss......................................  $   (922,989)     $ (4,801,031)    $(6,564,111)
                                                     ============      ============     ===========
Pro forma net loss per share.......................  $      (0.09)                      $     (0.64)
                                                     ============                       ===========
Shares used in computing pro forma net loss
  per share........................................    10,311,175                        10,311,175
                                                     ============                       ===========


                            See accompanying notes.

                                 AUTOCYTE, INC.

              STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

                            AND STOCKHOLDERS' EQUITY



                                  REDEEMABLE
                                  CONVERTIBLE             ADDITIONAL                                       TOTAL
                                  PREFERRED     COMMON      PAID-IN       DEFERRED     ACCUMULATED     STOCKHOLDERS'
                                    STOCK        STOCK      CAPITAL     COMPENSATION     DEFICIT          EQUITY
                                  -----------   -------   -----------   ------------   -----------   -----------------
Balance at inception............  $  --         $ --      $   --        $   --         $   --           $  --
Net assets acquired in exchange
  for common stock..............     --          36,891     5,963,109       --             --              6,000,000
Issuance of common stock........     --           5,903       114,097       --             --                120,000
Issuance of redeemable
  convertible preferred stock...    9,882,000     --          --            --             --              --
Deferred compensation...........     --           --        1,821,750    (1,821,750)       --              --
Amortization of deferred
  compensation..................     --           --          --             37,807        --                 37,807
Net loss for period.............     --           --          --            --            (922,989)         (922,989)
                                  -----------   ----------------------------------------------------------------------
Balance at December 31, 1996....    9,882,000    42,794     7,898,956    (1,783,943)      (922,989)        5,234,818
Issuance of redeemable
  convertible preferred stock
  and stock options.............      100,000     --          432,000       --             --                432,000
Issuance of warrants............     --           --        1,475,002       --             --              1,475,002
Deferred compensation...........     --           --        1,638,750    (1,638,750)       --              --
Amortization of deferred
  compensation..................     --           --          --            273,977        --                273,977
Net loss for period.............     --           --          --            --          (6,564,111)       (6,564,111)
                                  -----------   ----------------------------------------------------------------------
Balance at June 30, 1997
  (unaudited)...................  $ 9,982,000   $42,794   $11,444,708   $(3,148,716)   $(7,487,100)     $    851,686
                                  ===========   =======   ===========   ===========    ===========      ============


                            See accompanying notes.

                                 AUTOCYTE, INC.

                            STATEMENTS OF CASH FLOWS


                                                      PERIOD FROM
                                                      NOVEMBER 22,
                                                          1996                SIX MONTHS
                                                      (INCEPTION)           ENDED JUNE 30,
                                                        THROUGH       --------------------------
                                                      DECEMBER 31,       1996           1997
                                                          1996        (PREDECESSOR)  (AUTOCYTE)
                                                      ------------    -----------    -----------
                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss.......................................   $  (922,989)   $(4,801,031)   $(6,564,111)
     Adjustments to reconcile net loss to net cash
       used in operating activities:
       Depreciation and amortization................        93,229        741,560        549,931
       Issuance of preferred stock and stock options
          for services rendered.....................       --             --             432,000
       Issuance of warrants as consideration for
          credit agreement..........................       --             --           1,475,002
     Changes in operating assets and liabilities:
       Accounts receivable..........................       (48,792)        87,513        358,733
       Inventory....................................      (128,674)        62,415          9,491
       Other current assets.........................            65         21,711        (43,065)
       Deferred offering costs......................       --             --            (611,225)
       Accounts payable.............................       225,511       (142,572)        75,307
       Accrued payroll and related benefits.........       117,615        --              62,956
       Other accrued expenses.......................       217,170        (31,156)       233,935
                                                       -----------    -----------    -----------
          Net cash used in operating activities.....      (446,865)    (4,061,560)    (4,021,046)
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment............       (47,889)      (179,381)      (147,109)
     Net cash acquired in acquisition of business...        10,028        --             --
                                                       -----------    -----------    -----------
          Net cash used in investing activities.....       (37,861)      (179,381)      (147,109)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of common stock.........       120,000        --             --
     Proceeds from the issuance of redeemable
       convertible preferred stock, net of issuance
       costs........................................     9,882,000        --             100,000
     Advances from Roche............................       --           4,286,751        --
                                                       -----------    -----------    -----------
          Net cash provided by financing
            activities..............................    10,002,000      4,286,751        100,000
                                                       -----------    -----------    -----------
Net increase (decrease) in cash and cash
  equivalents.......................................     9,517,274         45,810     (4,068,155)
Cash and cash equivalents at beginning of period....       --               9,530      9,517,274
                                                       -----------    -----------    -----------
Cash and cash equivalents at end of period..........   $ 9,517,274    $    55,340    $ 5,449,119
                                                       ===========    ===========    ===========


                            See accompanying notes.

                                 AUTOCYTE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996
(INFORMATION PERTAINING TO THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

1.  THE COMPANY

     AutoCyte, Inc. ("AutoCyte" or the "Company"), a Delaware Corporation, was formed on October 24, 1996 to acquire the cytology and pathology automation business (the "Business") then owned by Roche Image Analysis Systems, Inc. ("RIAS"), a wholly-owned subsidiary of Roche Holding Ltd ("Roche"). The Company develops, manufactures and markets the only integrated sample preparation and automated image analysis system to support cytologists in cervical cancer screening. The Company's integrated system is comprised of the AutoCyte PREP ("PREP") automated sample preparation system and the AutoCyte SCREEN ("SCREEN") automated image analysis system. The Company will also continue to market and further develop other pathology automation products previously commercialized by RIAS.


     On November 22, 1996, the Company entered into a Contribution Agreement with Roche and RIAS whereby the Company acquired the net assets and liabilities of the cytology and pathology automation business of RIAS in exchange for 7,500,000 (3,689,129 on a post-split basis) shares of Common Stock valued at $6.0 million. The transaction was accounted for as a purchase transaction in accordance with APB 16.


     Revenues from sales of products have not generated sufficient cash to support the Company's operations. Both the Company and its predecessor have incurred substantial losses. The Company has funded its operations primarily through the private sale of equity securities, and the predecessor's operations were funded by Roche. The Company continues to be subject to certain risks and uncertainties common to early stage medical device companies including the uncertainty of availability of additional financing, extensive government regulation, uncertainty of market acceptance of its PREP and SCREEN systems which are still under development, limited manufacturing, marketing and sales experience, uncertainty of future profitability and the uncertainty of United States Food and Drug Administration ("FDA") approval of its products.

     The Company must obtain FDA approval in order to market its products in the United States for their principal intended use. Generally, before a new medical device can be introduced into the market in the United States, the manufacturer must obtain FDA approval of a premarket approval application ("PMA") or FDA clearance of a 510(k) premarket notification. Each of the Company's two principal products, PREP and SCREEN, are subject to the PMA process; however, neither has yet received such approval. The Company's failure to obtain or maintain FDA regulatory approval for its products would have a material adverse effect on the Company's business, financial condition and results of operations.

2.  SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Concentrations of Credit Risk

     The Company's principal financial instrument subject to potential concentration of credit risk is unsecured accounts receivable. The Company provides an allowance for doubtful accounts equal to the estimated losses to be incurred in the collection of accounts receivable.

                                 AUTOCYTE, INC.

     Revenue Recognition

     Revenue is recognized from product sales and rentals. Product sales revenue is recognized when products are shipped, and product rental revenue is recognized as earned.

     Product Warranty

     The Company's products generally carry a one-year warranty against defects. The Company provides for estimated warranty costs in the period the related sales are made. As of December 31, 1996 and June 30, 1997, the warranty reserve amounted to $198,813 and $197,400, respectively.

     Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Inventory

     Inventory is stated at the lower of cost or net realizable value. Cost is determined using the average cost method. Net realizable value of inventory is reviewed in detail each quarter, with consideration given to deterioration, obsolescence and other factors in evaluating net realizable value.

     Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives (three to five years) of the individual assets. Depreciation expense amounted to $39,797 during the period from November 22, 1996 (inception) to December 31, 1996 and $741,560 and $200,954 during the six month periods ended June 30, 1996 and 1997, respectively.

     Included in property and equipment is demonstration equipment, which consists of units being used for demonstration purposes by salespeople; being evaluated by clinics, laboratories, hospitals, doctors offices or universities; or being used in clinical trials. A listing of all demonstration equipment is reviewed quarterly by the Company, and, based on various factors, including whether or not the Company continues to market the products being demonstrated, asset impairment reserves are established as necessary.


     Goodwill



     The excess cost over the fair value of net assets acquired ("goodwill") is being amortized using the straight-line method over 20 years. Accumulated amortization was $15,625 and $90,625 at December 31, 1996 and June 30, 1997, respectively. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. If this review indicates that goodwill will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization period, the Company would reduce carrying values by the estimated shortfall of cash flows.


     Deferred Offering Costs

     The Company has capitalized deferred offering costs. Upon completion of an offering, the costs will be netted against the proceeds of the offering.

     Research and Development Costs

     Research and development costs are charged to operations as incurred.

                                 AUTOCYTE, INC.

     Income Taxes

     The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities.

     Interim Financial Information (Unaudited)

     The statements of operations and cash flows for the six-month periods ended June 30, 1997 and 1996 are unaudited and reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of results of operations and cash flows. The June 30, 1996 unaudited financial information reflects the operations of the cytology and pathology automation business as conducted by the Company's predecessor, RIAS.

     Pro Forma Presentation of Redeemable Convertible Preferred Stock and Shareholders' Equity (Unaudited)

     The Company has issued and outstanding redeemable convertible preferred stock which automatically converts into common stock with the closing of an initial public offering of the Company's common stock. The pro forma presentation in the accompanying balance sheet gives effect to the conversion of the preferred stock on the assumption that the Company will become a public entity and the conditions for conversion, as described in Note 8, will be satisfied.

     Stock-Based Compensation

     The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25. "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, no compensation expense is recognized for stock or stock options issued at fair value. For stock options granted at exercise prices below the deemed fair value, the Company records deferred compensation expense for the difference between the exercise price of the shares and the deemed fair value. The resulting deferred compensation expense is amortized ratably over the vesting period of the individual options.

     In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), which provides an alternative to APB 25 in accounting for stock-based compensation issued to employees. SFAS 123 provides for a fair value-based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under APB 25, SFAS 123 requires disclosure of the pro forma effect on net income (loss) and earnings (loss) per share as if the fair value based method prescribed by SFAS 123 had been applied. The disclosure requirements are effective for fiscal years beginning after December 1, 1995, or upon initial adoption of the statement, if earlier. The Company continues to account for stock based compensation arrangements under APB No. 25 and has adopted the pro forma disclosure requirements of SFAS 123 (Note 8).

3.  SALES AND ACCOUNTS RECEIVABLE

     The Company operates in a single industry and is engaged in the development and sale of cytology and pathology automation systems for use in clinical laboratory testing. Revenues from significant customers, those representing 10% or more of total revenues for the respective periods, are summarized as follows:

                                 AUTOCYTE, INC.

                                           PERIOD FROM
                                           NOVEMBER 22,
                                               1996
                                           (INCEPTION)
                                             THROUGH                    SIX MONTHS
                                           DECEMBER 31,               ENDED JUNE 30,
                                               1996               1996                1997
                                           ------------      ---------------      ------------
                                                              (PREDECESSOR)        (AUTOCYTE)
          Customer 1....................       70.4%             --                   19.5%
          Customer 2....................      --                  26.9%              --
          Customer 3....................      --                 --                   15.1%
          Customer 4....................      --                  14.3%              --
          Customer 5....................      --                 --                   14.4%

     The Company sells its products to international customers. These sales represented 35.3% of sales for the six months ended June 30, 1997 and were less than 10% of total sales for the other periods presented.

4.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                             DECEMBER 31,      JUNE 30,
                                                                1996             1997
                                                             ------------     ----------
          Demonstration equipment.........................   $    975,000     $1,071,171
          Machinery and equipment.........................        299,097        295,727
          Furniture, fixtures and improvements............         75,000         79,874
          Computer equipment and software.................        150,635        199,698
                                                             ------------     ----------
                                                             $  1,499,732     $1,646,470
          Less accumulated depreciation...................        (39,800)      (240,383)
                                                             ------------     ----------
                                                             $  1,459,932     $1,406,087
                                                             ============     ==========

5.  INVENTORY

     Inventory consists of the following:

                                                             DECEMBER 31,      JUNE 30,
                                                                1996             1997
                                                             ------------     ----------
          Raw materials...................................   $    787,050     $  598,559
          Finished goods..................................      1,124,356      1,303,356
                                                             ------------     ----------
                                                             $  1,911,406     $1,901,915
                                                             ============     ==========

6.  LEASES

     The Company leases its office and manufacturing facilities under two separate operating leases which expired on April 30, 1997 and March 31, 1997, respectively (Note 10). At December 31, 1996, future minimum payments under these leases amounted to $62,957. Rent expense amounted to $25,245 during the period from November 22, 1996 (inception) to December 31, 1996 and $208,140 and $146,544 during the six-month periods ended June 30, 1996 and 1997, respectively. Effective April 1, 1997, the Company extended the manufacturing facility lease for an additional one-year term at a rate of $8,610 per month. Effective May 1, 1997, the Company extended the office lease until December 31, 1997 at a rate of $9,281 per month.

                                 AUTOCYTE, INC.

7.  INCOME TAXES

     At December 31, 1996 and June 30, 1997, the Company has cumulative net operating loss carryforwards available to offset future taxable income of approximately $1,011,000 and $5,076,000, respectively, which expire in the years 2011 and 2012, respectively. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Components of deferred taxes are as follows:

                                                         DECEMBER 31,      JUNE 30,
                                                             1996            1997
                                                         ------------     -----------
          Deferred tax assets:
               Inventory...............................  $  1,232,000     $ 1,194,000
               Property & equipment....................     1,992,000       1,690,000
               Intangible assets.......................       690,000         658,000
               Net operating loss carryforwards........       390,000       2,370,000
               Other...................................        84,000         106,000
                                                         ------------     ------------
          Total deferred tax asset.....................     4,388,000       6,018,000
          Valuation allowance for deferred tax asset...    (4,388,000)     (6,018,000)
                                                         ------------     ------------
          Net deferred taxes...........................  $          0     $         0
                                                         ============     ============

8.  REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY

     Redeemable Convertible Preferred Stock

     The Company's redeemable convertible preferred stock consists of Series A Convertible Preferred Stock (the "Series A Preferred Stock"), $0.01 par value, 9,925,000 shares authorized, 9,825,750 and 9,925,000 shares issued and outstanding at December 31, 1996 and June 30, 1997, respectively. The Series A Preferred Stock is convertible at the option of the holder on a 1-for-2.033 basis into shares of Common Stock. Additionally, each share of Series A Preferred Stock will automatically convert into Common Stock upon the closing of an initial public offering of the Company's Common Stock resulting in gross proceeds to the Company of at least $30 million. An amendment to this provision was subsequently approved by the stockholders of the Company on July 10, 1997 (Note 13). As of December 31, 1996 and June 30, 1997, there were 4,881,936 shares of Common Stock reserved for future issuance in the event of a conversion of the Series A Preferred Stock.

     Each holder of Series A Preferred Stock is entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible. The Company cannot declare or pay any distributions on shares of Common Stock until the holders of the Series A Preferred Stock then outstanding have first received a distribution equal to the product of (i) the per share amount of the dividends or other distributions to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of whole shares of Common Stock into which the Series A Preferred Stock is then convertible.

     On November 22 in each of 2001, 2002 and 2003, each holder of Preferred Stock may cause the Company to redeem up to 33.3%, 50% and 100%, respectively, of the shares of Preferred Stock held by such holder on such date at an initial redemption price equal to the issuance price of $1.00756 per share. The redemption price is subject to adjustment in the event of a stock split, stock dividend, combination, reorganization, or other similar event involving a change in the Preferred Stock.

                                 AUTOCYTE, INC.

     Reverse Stock Split

     On June 24, 1997, the Company's Board of Directors approved a 1-for-2.033 reverse stock split of the Company's Common Stock effective on June 27, 1997, the date of stockholder approval of an amendment to the Company's Certificate of Incorporation to effect the reverse stock split. All common share, option and warrant data have been restated to reflect the split.

     Equity Incentive Plan

     At inception, the Company adopted the 1996 Equity Incentive Plan (the "Plan") under which incentive and nonstatutory stock options, stock appreciation rights and restricted stock may be granted to employees or consultants of the Company. Generally, options and restricted stock grants vest ratably over a 48-month term. Stock options expire ten years from the date of grant.

     A summary of activity under the Plan is as follows:


                                                                        OPTIONS OUTSTANDING
                                                               --------------------------------------
                                                  SHARES                                    WEIGHTED
                                                 AVAILABLE     NUMBER OF     EXERCISE       AVERAGE
                                                 FOR GRANT      SHARES         PRICE       FAIR VALUE
                                                 ---------     ---------     ---------     ----------
     Shares reserved..........................   1,512,543           --       $    --       $     --
     Restricted stock granted.................    (590,260)          --            --             --
     Options granted..........................    (689,836)     689,836        0.2033         1.6264
                                                 ---------     --------       -------       --------
Balance at December 31, 1996..................     232,447      689,836        0.2033         1.6264
     Shares reserved..........................     573,782           --            --             --
     Options granted..........................    (302,012)     302,012        0.2033         5.7452
     Options cancelled........................       1,383       (1,383)       0.2033         1.6264
                                                 ---------     --------       -------       --------
Balance at June 30, 1997......................     505,600      990,465       $0.2033       $ 2.8805
                                                 =========     ========       =======       ========


     At December 31, 1996, no options were exercisable, and all outstanding options had a remaining contractual life of 120 months.


     At inception, the Company sold 590,260 shares of restricted Common Stock with a deemed fair value of $1.6264 per share to the Company's CEO at a price of $0.2033 per share. Under the terms of the restricted stock purchase agreement, the shares vest ratably over a 48-month term and are subject to repurchase by the Company at the issuance price if the CEO ceases to be employed by the Company.


     SFAS 123

     The Company has adopted the disclosure-only provisions of SFAS 123. In accordance with SFAS 123, the fair value of each option grant was determined by using the Black-Scholes option-pricing model with the following weighted average assumptions; dividend yield of 0.00%; risk free interest rate of 6.56%; volatility factor of the expected market price of the Company's Common Stock of 0.60; and an expected option life of 48 months. Had compensation cost for the Company's stock options been determined based on the fair value at the date of grant consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would not have differed materially from those amounts reported in the consolidated statements of operations; therefore, supplemental pro forma information has not been separately disclosed, as permitted by SFAS 123.

                                 AUTOCYTE, INC.

     Common Stock Reserved for Future Issuance

     The Company has reserved authorized shares of Common Stock for future issuance as follows:

                                                            DECEMBER 31,      JUNE 30,
                                                                1996            1997
                                                            ------------      ---------
          Outstanding stock options.......................      689,836         990,465
          Possible future issuance under equity incentive
            plan..........................................      232,447         505,600
          Redeemable convertible preferred stock..........    4,881,936       4,881,936
                                                              ---------       ---------
          Total shares reserved...........................    5,804,219       6,378,001
                                                              =========       =========

     Deferred Compensation


     The Company recorded deferred compensation of $1,821,750 during the period from November 22, 1996 (inception) to December 31, 1996 and $1,638,750 during the six-month period ended June 30, 1997, for the difference between the exercise price and the deemed fair value of the Company's common stock option and restricted stock grants. The amount is being amortized over the vesting period of the individual options, generally 48 months. Amortization of deferred compensation totaled $37,807 and $273,977 during the period from November 22, 1996 (inception) to December 31, 1996 and during the six-month period ended June 30, 1997, respectively.


9.  LOSS PER SHARE OF COMMON STOCK

     Pro forma net loss per share of common stock and historical net loss per share of common stock computed in accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share" ("APB 15") are computed using the weighted average number of shares of common stock and the dilutive effect of common stock equivalents outstanding. The pro forma calculation assumes the conversion of all the outstanding shares of Preferred Stock.

     In accordance with Securities and Exchange Commission requirements, all issuances of the Company's common stock options, convertible preferred stock and other potentially dilutive securities, at prices below the expected initial public offering price during the twelve month period preceding the planned offering, have been included in the pro forma and historical calculations as common stock equivalents as if they had been issued at the Company's inception (using the treasury stock method and the estimated initial public offering price). Application of these SEC requirements causes the pro forma and historical loss per share calculations to result in equivalent amounts for all periods presented.

     In February 1997, the FASB issued Statement No. 128, "Earnings Per Share," ("SFAS 128") which requires public companies to report basic and diluted earnings (loss) per share using the calculation methodologies set forth in the statement. SFAS 128 is effective for years ended after December 15, 1997; thus this pronouncement will be adopted by the Company for its fiscal year ended December 31, 1997. Application of this pronouncement, and continuing the application of SEC requirements as discussed in the preceding paragraph, would not materially change the pro forma or historical loss per share amounts for the periods presented.

10.  RELATED PARTY TRANSACTIONS

     The Company rents its office facilities from Laboratory Corporation of America Holdings, Inc. ("LabCorp"), a public company partially owned by Roche of which AutoCyte's President and Chief Executive Officer is a Director. Total rent paid to LabCorp amounted to $11,600 during the period from November 22, 1996 (inception) to December 31, 1996 and $54,600 and $55,688 during the six-month periods ended June 30, 1996 and 1997, respectively.

                                 AUTOCYTE, INC.

11.  RETIREMENT PLAN

     The Company has a qualified 401(k) retirement plan (the "Plan"). Substantially all full-time employees are eligible to participate and participants may contribute from 1% to 15% of their compensation to the Plan. The Company matches 50% of each participant's contribution up to 6% of the employees' compensation, and may make additional matching contributions at the discretion of management, not to exceed 15% of the employees compensation. Total expense for the plan was $5,572 and $40,175 during the period from November 22, 1996 (inception) to December 31, 1996 and during the six-month period ended June 30, 1997, respectively.

12.  PRO FORMA COMBINED RESULTS OF OPERATIONS

     The pro forma combined results of operations as if AutoCyte had acquired the predecessor entity on January 1, 1996 and had been in operation for the entire year as a combined entity would have been as follows:


                                                 PERIOD FROM      PERIOD FROM          YEAR
                                                  JANUARY 1,      NOVEMBER 22,        ENDED
                                                   1996 TO          1996 TO        DECEMBER 31,
                                                 NOVEMBER 21,     DECEMBER 31,         1996
                                                     1996             1996          (PRO FORMA
                                                 (PREDECESSOR)     (AUTOCYTE)       COMBINED)
                                                 ------------     ------------     ------------
Sales..........................................  $  1,747,209      $  129,189      $  1,876,398
Cost of goods sold.............................     2,796,802         112,022         2,908,824
                                                 ------------      ----------      ------------
Gross profit (loss)............................    (1,049,593)         17,167        (1,032,426)
Operating expenses:
     Research and development..................     3,907,682         457,918         4,365,600
     Selling, general and administrative.......    11,965,813         524,669        12,490,482
                                                 ------------      ----------      ------------
                                                   15,873,495         982,587        16,856,082
                                                 ------------      ----------      ------------
Operating loss.................................   (16,923,088)       (965,420)      (17,888,508)
Interest income................................       --               42,431            42,431
                                                 ------------      ----------      ------------
Net loss.......................................  $(16,923,088)     $ (922,989)     $(17,846,077)
                                                 ============      ==========      ============
Pro forma combined net loss per share..........                                    $      (1.73)
                                                                                   ============
Shares used in computing pro forma combined net
  loss per share...............................                                      10,311,175
                                                                                   ============


---------------

13.  SUBSEQUENT EVENTS (UNAUDITED)

     Sale of Redeemable Convertible Preferred Stock

     On May 19, 1997, the Company sold to certain employees an additional 99,250 shares of Series A Preferred Stock with the same features and preferences as discussed more fully in Note 8, at a purchase price of $1.00756 per share. The Company has estimated that the compensation expense related to the sale of these shares at less than the deemed fair value to be approximately $397,000, all of which was expensed at the time of sale.

     Equity Incentive Plan/Director Stock Option Plan

     In May and June, 1997, the Company's Board of Directors approved the authorization of an additional 573,782 shares of Common Stock to be reserved for issuance under the Amended and Restated 1996 Equity Incentive Plan. Additionally, the Board of Directors approved the adoption of the 1997 Director Stock Option Plan and reserved 100,000 shares of Common Stock for future issuance under the plan.

                                 AUTOCYTE, INC.

     Credit Agreement

     On June 27, 1997, the Company entered into a credit agreement with certain of its institutional stockholders and the Company's CEO. The agreement provides the Company with access to a credit line of up to $8,000,000 at an interest rate of prime plus 1%. As consideration for this credit agreement, the Company issued warrants to purchase 207,291 shares of its Common Stock at an exercise price of $2.033 per share. The warrants were immediately exercisable, and expire ten years from the date of issuance. At the Company's election, the expiration date of the warrants accelerates to the closing date of the Company's initial public offering. The Company estimated the expense associated with the warrant issuance to be approximately $1,475,000, all of which was expensed at the time of issuance.

     The Company has also agreed to issue to the lenders warrants for 661,576 additional Common Shares at an exercise price of $2.033 per share, issuable on a pro-rata basis as funds are drawn against the credit agreement. Assuming the closing of this Offering, the Company does not anticipate making any borrowings under the arrangement. The credit arrangement will terminate upon the closing of this Offering.

     Amendment to Redeemable Convertible Preferred Stock Terms

     On July 10, 1997, the Board of Directors and stockholders of the Company approved an amendment to the Company's Restated Certificate of Incorporation which would eliminate the requirement that an initial public offering of the Company's Common Stock result in gross proceeds to the Company of at least $30 million in order to trigger an automatic conversion of the Series A Preferred Stock. The amendment provides that any initial public offering of the Company's Common Stock will cause a conversion of the Series A Preferred Stock provided that the offering is approved by a pricing committee of the Company's Board of Directors comprised of representatives of holders of a majority of the Series A Preferred Stock. The pricing committee of the Company's Board of Directors consists of representatives of holders of a majority of the Series A Preferred Stock.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
AutoCyte, Inc.

     We have audited the accompanying balance sheets of the Cytology and Pathology Automation Business of Roche Image Analysis Systems, Inc. (the "Business") as of December 31, 1995 and November 21, 1996, and the related statements of operations and cash flows for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 to November 21, 1996. These financial statements are the responsibility of the Business's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Cytology and Pathology Automation Business of Roche Image Analysis Systems, Inc. at December 31, 1995 and November 21, 1996, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 to November 21, 1996 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Raleigh, North Carolina
June 13, 1997

                   CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS
                     OF ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                                 BALANCE SHEETS

                                                                   DECEMBER 31,     NOVEMBER 21,
                                                                       1995             1996
                                                                   ------------     ------------
                                             ASSETS
Current assets:
  Cash...........................................................    $    9,530      $   10,028
  Accounts receivable, net.......................................       744,288         712,325
  Inventory......................................................     3,508,756       1,782,732
  Other current assets...........................................        34,575          49,273
                                                                     ----------      ----------
     Total current assets........................................     4,297,149       2,554,358
Property and equipment, net of accumulated depreciation of
  $4,448,000 and $5,732,000 at December 31, 1995 and November 21,
  1996, respectively.............................................     6,416,967       1,451,840
                                                                     ----------      ----------
     Total assets................................................    $0,714,116      $4,006,198
                                                                     ==========      ==========
                                LIABILITIES AND BUSINESS EQUITY
Current liabilities:
  Accounts payable...............................................    $  411,647      $    2,010
  Accrued expenses...............................................       300,231       1,004,188
                                                                     ----------      ----------
     Total current liabilities...................................       711,878       1,006,198
     Business equity.............................................     0,002,238       3,000,000
                                                                     ----------      ----------
     Total liabilities and business equity.......................    $0,714,116      $4,006,198
                                                                     ==========      ==========

                            See accompanying notes.

                   CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS
                     OF ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                    PERIOD FROM
                                                                                     JANUARY 1,
                                                     YEAR ENDED DECEMBER 31,          1996 TO
                                                  -----------------------------     NOVEMBER 21,
                                                      1994             1995             1996
                                                  ------------     ------------     ------------
Net sales to LabCorp and its predecessor.......   $    844,593     $    598,174     $    297,047
Net sales to third parties.....................      2,551,717        2,797,656        1,450,162
                                                  ------------     ------------     ------------
                                                     3,396,310        3,395,830        1,747,209
Cost of goods sold.............................      2,599,859        2,413,886        2,796,802
                                                  ------------     ------------     ------------
     Gross profit (loss).......................        796,451          981,944       (1,049,593)
Operating expenses:
  Research and development.....................      3,604,898        5,073,764        3,907,682
  Selling, general and administrative..........      8,479,057        7,895,394       11,965,813
                                                  ------------     ------------     ------------
                                                    12,083,955       12,969,158       15,873,495
                                                  ------------     ------------     ------------
     Net loss..................................   $(11,287,504)    $(11,987,214)    $(16,923,088)
                                                  ============     ============     ============

                            See accompanying notes.

                   CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS
                     OF ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                  PERIOD FROM
                                                                                   JANUARY 1,
                                                   YEAR ENDED DECEMBER 31,          1996 TO
                                                -----------------------------     NOVEMBER 21,
                                                    1994             1995             1996
                                                ------------     ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss.................................  $(11,287,504)    $(11,987,214)    $(16,923,088)
     Adjustments to reconcile net loss to net
       cash used in operating activities:
       Depreciation...........................     1,915,481        2,242,320        1,359,527
       Asset impairment write-down............     1,980,596          506,241        5,256,680
     Changes in operating assets and
       liabilities:
       Accounts receivable....................     1,916,368          105,938           31,963
       Inventory..............................      (162,485)      (1,208,216)         403,810
       Other current assets...................       105,086          (15,150)         (14,698)
       Accounts payable.......................      (477,270)         157,953              417
       Accrued expenses.......................       384,384       (1,024,112)         293,903
                                                ------------     ------------     ------------
          Net cash used in operating
            activities........................    (5,625,344)     (11,222,240)      (9,591,486)
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment......    (1,702,032)      (1,800,295)        (328,866)
                                                ------------     ------------     ------------
          Net cash used in investing
            activities........................    (1,702,032)      (1,800,295)        (328,866)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Advances from Roche......................     7,329,932       13,023,796        9,920,850
                                                ------------     ------------     ------------
          Net cash provided by financing
            activities........................     7,329,932       13,023,796        9,920,850
                                                ------------     ------------     ------------
Net increase in cash and cash equivalents.....         2,556            1,261              498
Cash and cash equivalents at beginning of
  period......................................         5,713            8,269            9,530
                                                ------------     ------------     ------------
Cash and cash equivalents at end of period....  $      8,269     $      9,530     $     10,028
                                                ============     ============     ============

                            See accompanying notes.

                   CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS
                     OF ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               NOVEMBER 21, 1996

1.  DESCRIPTION OF THE BUSINESS

     The Cytology and Pathology Automation Business (the "Business") of Roche Image Analysis Systems, Inc. ("RIAS") was engaged in the manufacturing and marketing of automated pathology workstations, and in the development and marketing of an integrated sample preparation and automated image analysis system to support cytologists in cervical cancer screening. The Business represents the predecessor entity of AutoCyte, Inc. ("AutoCyte"), a company formed in October 1996 to acquire the Business including its two principal product candidates, the AutoCyte PREP ("PREP") sample preparation system and the AutoCyte SCREEN ("SCREEN") automated image analysis system. In addition to this Business, RIAS, a wholly-owned subsidiary of Roche Holding Ltd ("Roche"), was also engaged in the sale of human leukocyte antigen ("HLA") kits used for paternity testing. The HLA business was not acquired by AutoCyte and is thus not included in these predecessor entity financial statements.

     On November 22, 1996, RIAS entered into a Contribution Agreement with AutoCyte and Roche whereby AutoCyte acquired the net assets and liabilities of the Business for 3,689,129 shares of AutoCyte common stock.

2.  SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation

     The accompanying financial statements have been prepared as if the Business had existed as a separate, stand-alone entity during the periods presented and include the historical assets, liabilities, revenues and expenses that are directly related to the Business's operations. However, these financial statements are not necessarily indicative of the financial position and results of operations which would have occurred had the Business been an independent company.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Concentrations of Credit Risk

     The Business's principal financial instrument subject to potential concentration of credit risk is unsecured accounts receivable. The Business provides an allowance for doubtful accounts equal to the estimated losses to be incurred in the collection of accounts receivable.

     Revenue Recognition

     Revenue from product sales is recognized when products are shipped.

     Cash and Cash Equivalents

     The Business considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Product Warranty

     The Business's products generally carry a one year warranty against defects. The Business provides for estimated warranty costs in the period the related sales are made.

                   CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS
                     OF ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Impairment of Long-Lived Assets

     The Business adopted the Financial Accounting Standards Board Statement No 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" ("SFAS 121") in the first quarter of 1996. During 1996, the Business decided to focus on its newer generation PREP and SCREEN systems. Accordingly, the Business evaluated the ongoing value of the older model systems and other equipment included in property and equipment. Based on this evaluation, the Business determined that assets with a carrying amount of approximately $5.4 million were impaired and wrote them down by $3.9 million to their estimated fair value. Fair value was based on the estimated price at which the assets could be sold. Additionally, the Business performed similar evaluations of fair values in 1995 and 1994 and wrote-down certain demonstration equipment and other equipment by approximately $500,000 and approximately $2 million, respectively.

     Income Taxes

     The results of the Business's operations were included in the consolidated income tax returns of its parent company. No provision for income taxes has been included in these financial statements since the Business's significant operating losses would have precluded recording any deferred tax assets if the Business was a stand-alone taxpayer.

     Business Equity

     Because the Business operated as part of a wholly-owned subsidiary of Roche, its equity accounts have been combined and presented as "Business Equity" which includes net amounts advanced to the Business by Roche (Note 7).

     Inventory

     Inventory is stated at the lower of cost or net realizable value. Cost is determined using the average cost method. Consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.

     Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives (three to five years) of the individual assets. Depreciation expense amounted to $1,915,481, $2,242,320 and $1,359,527 during 1994, 1995 and the period from January 1, 1996 to November 21, 1996, respectively.

     Included in property and equipment is demonstration equipment, which consists of units being used for demonstration purposes by salespeople; being evaluated by clinics, laboratories, hospitals, doctors offices or universities; or being used in clinical trials. As this equipment will likely not be sold within the next year, the amounts are recorded as a component of property and equipment rather than inventory, and are being depreciated over their estimated useful life of four years.

     Research and Development Costs

     Research and development costs are charged to operations as incurred.

     Advertising Expense

     The cost of advertising is expensed as incurred. Advertising expense amounted to $302,444, $478,662 and $405,572 during 1994, 1995 and the period from January 1, 1996 to November 21, 1996, respectively.

                   CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS
                     OF ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  SALES AND ACCOUNTS RECEIVABLE

The Business operates in a single industry and is engaged in the development and sale of cytology and pathology automation systems for use in clinical laboratory testing. Revenues from significant customers, those representing 10% or more of total revenues for the respective periods, are summarized as follows:

                                                                                  PERIOD FROM
                                                        YEARS ENDED                JANUARY 1,
                                                       DECEMBER 31,                 1996 TO
                                                ---------------------------       NOVEMBER 21,
                                                   1994             1995              1996
                                                ----------       ----------       ------------
     Customer 1...............................     24.9%            17.6%             17.0%
     Customer 2...............................     19.5               --                --
     Customer 3...............................       --               --              13.7

     The Business sells its products to international customers, however, these sales accounted for less than 10% of total sales during all periods presented.

4.  INVENTORY

     Inventory consists of the following:

                                                          DECEMBER 31,     NOVEMBER 21,
                                                              1995             1996
                                                          ------------     ------------
          Raw materials.................................   $1,119,173       $  802,580
          Finished goods................................    2,389,583          980,152
                                                           ----------       ----------
                                                           $3,508,756       $1,782,732
                                                           ==========       ==========

     During 1996, the Business decided to focus on PREP and SCREEN systems. As a result, certain inventory items were written down by approximately $1.4 million to their estimated net realizable values.

5.  LEASES

     The Business leases its office and manufacturing facilities and certain equipment under operating leases. Rent expense amounted to $391,684, $480,725 and $421,812 during 1994, 1995 and during the period from January 1, 1996 to November 21, 1996, respectively.

6.  CORPORATE ALLOCATIONS

     Roche provided substantial services to the Business, including, but not limited to, general administration, treasury, tax, financial reporting, payroll administration, insurance, human resources and legal functions. Roche has traditionally charged the Business for certain of these services through corporate allocations which were generally based on a percent of sales. The amount of corporate allocations was dependent upon the total amount of anticipated allocable costs incurred by Roche, less amounts charged as a specific cost or expense rather than by allocation. The amounts allocated are not necessarily indicative of amounts that would have been incurred by the Business had it operated on a stand-alone basis. Management believes that the method of expense allocation is reasonable.

                   CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS
                     OF ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7.  BUSINESS EQUITY

     A summary of the Business equity account activity is as follows:

                                               ADVANCES        ACCUMULATED
                                              FROM ROCHE         DEFICIT           TOTAL
                                             -------------     ------------     ------------
     Balance at December 31, 1993..........   $ 22,044,244     $ (9,121,016)    $ 12,923,228
          Advances from Roche..............      7,329,932               --        7,329,932
          Net loss for year................             --      (11,287,504)     (11,287,504)
                                               -----------     ------------     ------------
     Balance at December 31, 1994..........     29,374,176      (20,408,520)       8,965,656
          Advances from Roche..............     13,023,796               --       13,023,796
          Net loss for year................             --      (11,987,214)     (11,987,214)
                                               -----------     ------------     ------------
     Balance at December 31, 1995..........     42,397,972      (32,395,734)      10,002,238
          Advances from Roche..............      9,920,850               --        9,920,850
          Net loss for period..............             --      (16,923,088)     (16,923,088)
                                               -----------     ------------     ------------
     Balance at November 21, 1996..........   $ 52,318,822     $(49,318,822)    $  3,000,000
                                               ===========     ============     ============

8.  RELATED PARTY TRANSACTIONS

     The Business entered into certain product sale arrangements with Laboratory Corporation of America Holdings or its predecessor ("LabCorp"), a public company partially owned by Roche. Sales to LabCorp amounted to $844,593, $598,174 and $297,047 during 1994, 1995 and during the period from January 1, 1996 to November 21, 1996, respectively.

     Additionally, the Business rented its office facility from LabCorp. Rent paid to LabCorp amounted to $96,000, $102,500 and $100,000 during 1994, 1995 and during the period from January 1, 1996 to November 21, 1996, respectively.

                                   APPENDIX

Description of Illustration that appears on page 32:

1. [Drawing of two       2. [Drawing of two            3. [Drawing of two vials
   vials, one with          vials and two                 and two syringes
   sampling device]         syringes]                     in centrifuge tube]

The collection device    The vial is vortexed to       The vial and the syringe
with the cell sample     randomize the cell sample,    together are placed in a
is placed into a vial    then the disaggregating       centrifuge tube where the
of CytoRich              syringe is placed in the      cell sample is layered
preservative fluid.      vial.                         onto a density reagent.



    4. [Drawing of the centrifuge           5. [Drawing of settling column
       tube containing fluid and               containing sample]
       sample]

    The syringe is removed and the tube     The concentrated cells are resus-
    is centrifuged, removing debris and     pended in deionized water. A cell
    excess inflammatory cells. The          sample is placed into a settling
    diagnostic cells are concentrated       column with additional fluid and
    in the bottom of the tube               the cells are allowed to settle.
                                            The resulting monolayer slide is
                                            then stained.



Description of Illustration that appears on page 34:


[Diagram depicting interaction between the cytotechnologist and SCREEN]

============================================================

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY OR UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    7
Use of Proceeds............................   17
Dividend Policy............................   18
Capitalization.............................   19
Dilution...................................   20
Selected Financial Data....................   21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   22
Business...................................   27
Management.................................   50
Certain Transactions.......................   56
Principal Stockholders.....................   58
Description of Capital Stock...............   61
Shares Eligible for Future Sale............   63
Underwriting...............................   65
Legal Matters..............................   66
Experts....................................   66
Additional Information.....................   67
Index to Financial Statements..............  F-1

                            ------------------------

     UNTIL               , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

============================================================
============================================================

                                [AUTOCYTE LOGO]

                            ------------------------

                                3,100,000 SHARES

                                  COMMON STOCK

                                   PROSPECTUS

                                            , 1997

                            ------------------------
                            DILLON, READ & CO. INC.

                                 UBS SECURITIES
============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the expenses of issuance and distribution of the Common Stock registered hereunder on Form S-1 other than underwriting discounts and commissions:

            SEC registration fee......................................  $ 15,125
            Nasdaq listing fee........................................  $ 50,000
            NASD filing fee...........................................  $  5,500
            Blue Sky fees and expenses................................  $  5,000
            Printing and engraving expenses...........................  $100,000
            Accounting fees and expenses..............................  $250,000
            Legal fees and expenses...................................  $435,000
            Transfer Agent and Registrar fees.........................  $  2,000
            Miscellaneous expenses....................................  $ 22,375
                                                                        --------
                 Total................................................  $885,000
                                                                        ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Registrant where the person involved is adjudged to be liable to the Registrant to the amendment except to the extent approved by a court.

     Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined.

     Article TENTH of the Registrant's Restated Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article TENTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article TENTH further permits the Board of Directors to authorize the grant of indemnification rights to other employees and agents of the Registrant and such rights may be equivalent to, or greater or less than, those set forth in Article TENTH.

     Article V, Section 1 of the Registrant's Amended and Restated By-laws provides that the Registrant shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, and the certificate of incorporation, indemnify each person whom it may indemnify pursuant thereto.

     Article V, Section 2 of the Registrant's By-Laws provides that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the General Corporation Law of the State of Delaware.

     The Registrant's Restated Certificate of Incorporation provides that directors of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives an improper personal benefit.

     The Registrant has entered into agreements with all of its directors and all of its executive officers affirming the Registrant's obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

     The Registrant carries Directors' and Officers' insurance covering its directors and officers against certain liabilities they may incur when acting in their capacity as directors or officers of the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since 1996, the Registrant has sold and issued the following unregistered securities (references to the Company's Common Stock and Series A Preferred Stock in this item are presented without giving effect to the 1-for-2.033 reverse split of the Company's Common Stock effective on June 27, 1997):

     On November 22, 1996, the Registrant sold an aggregate of 7,500,000 shares of Common Stock to RIAS in exchange for substantially all of RIAS's assets used in connection with the cytology and pathology automation business. Simultaneously therewith, the Registrant also sold: (i) an aggregate of 1,697,175 shares of Series A Preferred Stock at an aggregate price of $1,710,000 to certain purchasers affiliated with the Registrant; (ii) an aggregate of 89,325 shares of Series A Preferred Stock at an aggregate price of $90,000 to certain purchasers affiliated with RIAS or its affiliates; (iii) an aggregate of 3,970,000 shares of Series A Preferred Stock at an aggregate price of $4,000,000 to Ampersand Specialty Materials and Chemicals III Limited Partnership and Laboratory Partners I Limited Partnership (collectively, with their companion funds, the "Ampersand Funds"); and (iv) an aggregate of 3,970,000 shares of Series A Preferred Stock at an aggregate price of $4,000,000 to Sprout Capital VII, L.P., DLJ First ESC L.L.C., DLJ Capital Corporation and the Sprout CEO Fund, L.P. (the "Sprout Funds").

     The transaction on November 22, 1996 also included the issuance and sale of 1,200,000 shares of Common Stock at an aggregate price of $120,000 to Dr. Powell.

     On December 19, 1996, the Registrant sold an aggregate of 99,250 shares of Series A Preferred Stock at an aggregate price of $100,000 to Dr. Powell.

     On May 19, 1997, the Registrant sold an aggregate of 99,250 shares of Series A Preferred Stock at an aggregate price of $100,000 to certain purchasers affiliated with the Registrant.

     On June 27, 1997, the Registrant issued warrants to purchase an aggregate of 421,429 shares of Common Stock at an exercise price of $1.00 per share to certain principal stockholders as a commitment fee in connection with the establishment of a credit agreement.

     Since its inception, the Registrant has issued options to purchase an aggregate of 2,016,500 shares of Common Stock under the AutoCyte, Inc. 1996 Equity Incentive Plan, exercisable at a weighted average price of $0.10 per share. No options have been exercised.

     No underwriter was engaged in connection with the foregoing issuance of securities. The above described issuances of Common Stock, Series A Preferred Stock, options to purchase Common Stock and warrants to purchase Common Stock were made in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"), as transactions not involving any public offering and Rule 701 promulgated thereunder. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial conditions of the Company, and all of those individuals were acquiring the shares for investment and not with a view to the distribution thereof. At the time of issuance, all of the foregoing shares of Common Stock and Series A Preferred Stock were deemed to be restricted securities for purposes of the Act and the certificates representing such securities bore legends to that effect.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following Exhibits are filed herewith:

    1.1*        Form of Underwriting Agreement.
    3.1*        Certificate of Incorporation of the Registrant.
    3.2*        Certificate of Amendment of Certificate of Incorporation of the Registrant,
                dated November 22, 1996.
    3.3*        Certificate of Amendment of Certificate of Incorporation of the Registrant,
                dated June 27, 1997.
    3.4*        Certificate of Amendment of Certificate of Incorporation of the Registrant,
                dated June 27, 1997.
    3.5*        Form of Restated Certificate of Incorporation of Registrant, as proposed to be amended and restated.
    3.6*        By-Laws of the Registrant.
    3.7*        Form of Amended and Restated By-laws of Registrant, as proposed to be amended and restated.
    3.8*        Amendment of Certificate of Incorporation of the Registrant, dated July 15,
                1997.
    4.1*        Specimen of Common Stock Certificate.
    4.2*        Form of Warrant to Purchase Common Stock
    5.1*        Opinion of Palmer & Dodge LLP with respect to the legality of the securities being registered.
    10.1*       Amended and Restated 1996 Equity Incentive Plan (including forms of incentive stock option certificate and nonstatutory stock option certificate).
    10.2*       1997 Director Stock Option Plan (including form of director nonstatutory stock option certificate).
    10.3*       Lease Agreement dated as of March 10, 1993 by and between Carolina Hosiery
                Mills, Inc. and Roche Biomedical Laboratories, Inc., the predecessor of the
                Registrant's predecessor (including notices of renewal thereof dated December
                27, 1995 and March 24, 1997).
    10.4*       Lease Agreement dated April 25, 1995 by and between Roche Biomedical
                Laboratories, Inc. and Roche Image Analysis Systems, Inc. ("RIAS"), the
                Registrant's predecessor (including renewals thereof dated January 10, 1996 and March 18, 1997).
    10.5        [Reserved]

    10.6+*      OEM Supply Agreement dated January 13, 1995 between Tecan AG and RIAS, the
                Registrant's predecessor.
    10.7+*      Amendment to the OEM Supply Agreement dated October 14, 1996 between Tecan AG and RIAS, the Registrant's predecessor.
    10.8*       Agreement dated July 26, 1993 by and between Technical Precision Plastics,
                Inc. and RIAS, the Registrant's predecessor.
    10.9*       Registration Rights Agreement dated as of November 22, 1996 by and among the
                Registrant and the individuals and entities listed on Exhibit A thereto
                (including amendment thereof dated June 26, 1997).
    10.10*      Contribution Agreement dated as of November 22, 1996 by and among HLR
                Holdings Inc., RIAS and the Registrant.
    10.11       Form of Indemnification Agreement.
    10.12*      Lease Agreement dated as of July 28, 1997 by and between Carolina Hosiery
                Mills, Inc. and the Registrant.
    11.1        Computation of Pro Forma Net Loss per Share.
    23.1*       Consent of Palmer & Dodge LLP (included in Exhibit 5.1).
    23.2        Consent of Ernst & Young LLP.
    23.3*       Consent of Bell, Seltzer, Park & Gibson.
    24.1*       Power of Attorney (included in signature page of the Registrant's
                Registration Statement on Form S-1 filed on June 27, 1997 (File No.
                333-30227)).
    24.2*       Certified resolutions of the Registrant authorizing power of attorney.
    27.1        Financial Data Schedule.


---------------
+ Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Omitted information is identified with asterisks in the appropriate places in the agreement.

* Previously filed.

     Exhibits 10.1, 10.2 and 10.11 are management contracts or compensatory plans, contracts or arrangements in which executive officers or directors of the Registrant participate.

     (b) Financial Statement Schedules

     All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 14-Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to

     Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to its Registration Statement (File No. 333-30227) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elon College, State of North Carolina, on August 22, 1997.


                                               AUTOCYTE, INC.

                                          By: *JAMES B. POWELL, M.D.
                                            ------------------------------------
                                              James B. Powell, M.D.
                                              President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to its Registration Statement (File No. 333-30227) has been signed by the following persons in the capacities and on the dates indicated.



        SIGNATURE                               TITLE                            DATE
--------------------------     ----------------------------------------    ----------------
  *JAMES B. POWELL, M.D.       President, Chief Executive Officer and       August 22, 1997
--------------------------       Director (Principal Executive Officer)
  James B. Powell, M.D.

   /s/ WILLIAM O. GREEN        Chief Financial Officer, and Vice            August 22, 1997
--------------------------       President, Finance and Administration
     William O. Green            (Principal Financial Officer and
                                 Principal Accounting Officer)

   *RICHARD A. CHARPIE         Director                                     August 22, 1997
--------------------------
    Richard A. Charpie

     *ROBERT E. CURRY          Director                                     August 22, 1997
--------------------------
     Robert E. Curry

   *THOMAS P. MAC MAHON        Director                                     August 22, 1997
--------------------------
   Thomas P. Mac Mahon

   *SUSAN E. WHITEHEAD         Director                                     August 22, 1997
--------------------------
    Susan E. Whitehead


*By: /s/ WILLIAM O. GREEN
     ----------------------------------
         William O. Green
         Attorney-in-Fact

                                 EXHIBIT INDEX

     The following Exhibits are filed herewith:


     1.1*       Form of Underwriting Agreement.
     3.1*       Certificate of Incorporation of the Registrant.
     3.2*       Certificate of Amendment of Certificate of Incorporation of the Registrant,
                dated November 22, 1996.
     3.3*       Certificate of Amendment of Certificate of Incorporation of the Registrant,
                dated June 27, 1997.
     3.4*       Certificate of Amendment of Certificate of Incorporation of the Registrant,
                dated June 27, 1997.
     3.5*       Form of Restated Certificate of Incorporation of Registrant, as proposed to be amended and restated.
     3.6*       By-Laws of the Registrant.
     3.7*       Form of Amended and Restated By-laws of Registrant, as proposed to be amended and restated.
     3.8*       Amendment of Certificate of Incorporation of the Registrant, dated July 15,
                1997.
     4.1*       Specimen of Common Stock Certificate.
     4.2*       Form of Warrant to Purchase Common Stock
     5.1*       Opinion of Palmer & Dodge LLP with respect to the legality of the securities being registered.
    10.1*       Amended and Restated 1996 Equity Incentive Plan (including forms of incentive stock option certificate and nonstatutory stock option certificate).
    10.2*       1997 Director Stock Option Plan (including form of director nonstatutory stock option certificate).
    10.3*       Lease Agreement dated as of March 10, 1993 by and between Carolina Hosiery
                Mills, Inc. and Roche Biomedical Laboratories, Inc., the predecessor of the
                Registrant's predecessor (including notices of renewal thereof dated December
                27, 1995 and March 24, 1997).
    10.4*       Lease Agreement dated April 25, 1995 by and between Roche Biomedical
                Laboratories, Inc. and Roche Image Analysis Systems, Inc. ("RIAS"), the
                Registrant's predecessor (including renewals thereof dated January 10, 1996 and March 18, 1997).
    10.5        [Reserved]
    10.6+*      OEM Supply Agreement dated January 13, 1995 between Tecan AG and RIAS, the
                Registrant's predecessor.
    10.7+*      Amendment to the OEM Supply Agreement dated October 14, 1996 between Tecan AG and RIAS, the Registrant's predecessor.
    10.8*       Agreement dated July 26, 1993 by and between Technical Precision Plastics,
                Inc. and RIAS, the Registrant's predecessor.
    10.9*       Registration Rights Agreement dated as of November 22, 1996 by and among the
                Registrant and the individuals and entities listed on Exhibit A thereto
                (including amendment thereof dated June 26, 1997).
    10.10*      Contribution Agreement dated as of November 22, 1996 by and among HLR
                Holdings Inc., RIAS and the Registrant.
    10.11       Form of Indemnification Agreement.
    10.12*      Lease Agreement dated as of July 28, 1997 by and between Carolina Hosiery
                Mills, Inc. and the Registrant.
    11.1        Computation of Pro Forma Net Loss per Share.
    23.1*       Consent of Palmer & Dodge LLP (included in Exhibit 5.1).
    23.2        Consent of Ernst & Young LLP.
    23.3*       Consent of Bell, Seltzer, Park & Gibson.

    24.1*       Power of Attorney (included in signature page of the Registrant's
                Registration Statement on Form S-1 filed on June 27, 1997 (File No.
                333-30227).
    24.2*       Certified resolutions of the Registrant authorizing power of attorney.
    27.1        Financial Data Schedule.


---------------

 + Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Omitted information is identified with asterisks in the appropriate places in the agreement.

 * Previously filed.